Filed Pursuant to Rule 424(b)(7)
Registration No.: 333-212456
333-212526

PROSPECTUS

170,551,251 SHARES

CENCOSUD S.A.

COMMON STOCK IN THE FORM OF SHARES OR AMERICAN

DEPOSITARY SHARES

The selling shareholder (the “Selling Shareholder”) named in this prospectus is offering 170,551,251 shares of common stock in the form of shares or American Depositary Shares (“ADSs”). This prospectus relates to an offering by the international underwriter named herein of 14,905,977 shares in the form of ADSs in the United States and elsewhere outside of Chile. The Chilean placement agents are offering 155,645,274 shares in Chile. Each ADS represents three shares of our common stock. The ADSs are evidenced by American Depositary Receipts (“ADRs”).

All of the shares of common stock will be sold by the Selling Shareholder initially through a book auction on the Santiago Stock Exchange in a process known as subasta de un libro de órdenes, in compliance with Chilean law and the rules of the Santiago Stock Exchange. All orders of shares of common stock made by prospective purchasers, including by the international underwriter for purposes of the international offering, must be placed through an authorized Chilean broker under Chilean law. See “Order Book Auction.” The shares of common stock awarded to the international underwriter in the subasta de un libro de órdenes will be eligible for deposit in our ADS facility, subject to the terms of our amended and restated deposit agreement dated as of June 21, 2012 (the “Deposit Agreement”). See “Underwriting.”

Our ADSs are listed on the New York Stock Exchange under the symbol “CNCO.” Our shares are listed on the Santiago Stock Exchange, the Bolsa Electronica de Chile and the Valparaiso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbol “CENCOSUD.” On July 13, 2016, the last reported sale price of the shares on the Santiago Stock Exchange, the Bolsa Electronica de Chile and the Valparaiso Stock Exchange was Ch$1,792.40, Ch$1,775 and Ch$1819.00 per share, respectively. On July 13, 2016, the last reported sale price of the ADSs on the New York Stock Exchange was U.S.$8.24 per ADS. See “Underwriting” for a discussion of factors considered in determining the price to the public of the ADSs.

	Per ADS		ADSs(1)		Per Share		Shares(2)
Public Offering Price	U.S.$	8.0700	U.S.$	40,097	CH$	1,750	CH$	26,085
Underwriting discounts and commissions(3)	U.S.$	0.0646	U.S.$	321	CH$	14	CH$	209
Proceeds, before expenses, to the Selling Shareholder	U.S.$	8.0054	U.S.$	39,776	CH$	1,736	CH$	25,877

*	Figures expressed in the table above reflect solely the international offering.
(1)	In thousands of U.S. dollars.
(2)	In millions of Chilean pesos.
(3)	Not including (i) the incentive fee of 0.2% of the gross proceeds of the global offering, or U.S. $917,054.90 (the “incentive fee”) and (ii) the advisory fee of 0.8% of the gross proceeds of the Chilean offering, or U.S.$3,347,621.58 (the “advisory fee”) that the Selling Shareholder has agreed to pay J.P. Morgan Securities LLC and its affiliates on the closing date. Of the total compensation to be paid to J.P. Morgan Securities LLC and its affiliates, including the incentive fee and the advisory fee, 15% will be allocated to J.P. Morgan Corredores de Bolsa SpA. See “Underwriting” for additional information regarding underwriter compensation.

Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of our Annual Report on Form 20-F for the year ended December 31, 2015 filed on April 15, 2016 with the Securities and Exchange Commission (the “SEC”), as amended by Amendment No. 1 to our Annual Report on Form 20-F filed with the SEC on July 7, 2016 (collectively, the “2015 Form 20-F”), incorporated by reference into this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Cencosud S.A. and its shares of common stock have been registered with the Superintendencia de Valores y Seguros (the Chilean Superintendency of Securities and Insurance, or the “SVS”). The SVS has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

The shares and ADSs will be ready for delivery on or about July 19, 2016.

Global Coordinators

J.P. Morgan	Credicorp Capital

The date of this prospectus is July 14, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)) using an automatic registration process and therefore became automatically effective upon filing. This prospectus provides you with a general description of the securities offered and includes specific information about the terms of this offering, including the specific amounts, prices and terms of the securities offered. You should carefully read this prospectus and any other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Neither we nor the Selling Shareholder have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any related prospectus supplement, if any, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus is not complete and may be changed. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to the “Company”, “we”, “us” and “our” are to Cencosud S.A. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are an SEC registrant subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, file with, or furnish to, the SEC certain reports and other information. As a foreign private issuer, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Chile, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Such documents are also available to the public from the SEC’s website at www.sec.gov. We are an issuer in Chile of securities registered with the SVS. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “CENCOSUD”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. The information contained on our Internet site or the SVS site is not incorporated by reference into this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to these documents. We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our 2015 Form 20-F; and

•	our Current Report on Form 6-K furnished to the SEC on July 11, 2016, containing our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2016 and 2015 and at March 31, 2016 and December 31, 2015 and a discussion and analysis of our results of operation and financial condition for the first three months of 2016 (the “July Form 6-K”).

We are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request at the address and phone number listed below:

Cencosud S.A.

Av. Kennedy 9001, Piso 6

Las Condes, Santiago

Chile

Attention: Investor Relations

Telephone: 56 (2) 2959-0545

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. They also relate to our future prospects, development and business strategies.

These forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “would,” or other similar expressions. The forward-looking statements included in this prospectus and the documents incorporated by reference relate to, among others:

•	changes in general economic, business or political or other conditions in Chile, Argentina, Brazil Peru, Colombia or elsewhere in Latin America or the global markets;

•	changes in capital markets in general that may affect policies or attitudes towards investing in Chile, Argentina, Brazil, Peru, Colombia or securities issued by companies in such countries;

•	the monetary and interest rate policies of the Central Banks of Chile, Argentina, Brazil, Peru and Colombia, or elsewhere in Latin American or global markets;

•	high levels of inflation or deflation;

•	unanticipated increases in financing and other costs or our inability to obtain additional debt or equity financing on attractive terms;

•	movements in interest and/or foreign exchange rates, and movements in equity prices or other rates or prices;

•	changes in, or failure to comply with, applicable regulations, or changes in taxes;

•	loss of market share or changes in competition and pricing environments in the industries in which we operate;

•	difficulties in successfully integrating recent and future acquisitions into our operations;

•	our inability to hedge certain risks economically;

•	changes in consumer spending and saving habits;

•	implementation of new technologies;

•	limitations on our ability to open new stores and operate them profitably;

•	difficulties in completing proposed store openings, expansions or remodeling;

•	difficulties in acquiring and developing land in Chile, Argentina, Brazil, Peru or Colombia, and restrictions on opening new large stores in any such countries; and

•	other factors discussed herein, in the 2015 Form 20-F for the year ended December 31, 2015, or in any other document incorporated by reference in this prospectus.

These forward-looking statements involve various risks and uncertainties. Although we believe that the expectations expressed in these forward-looking statements are reasonable, our expectations may turn out to be incorrect. Our actual results could be materially different from our expectations. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events or information as of the date on which the statements were made. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

General

In this prospectus, unless otherwise specified or if the context so requires:

•	References to “$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” are to U.S. dollars.

•	References to “Chilean pesos” or “Ch$” are to Chilean pesos, the official currency of Chile.

•	References to “Argentine pesos” or “Ar$” are to Argentine pesos, the official currency of Argentina.

•	References to “Brazilian Real,” “Real,” “Reais” or “R$” are to the Brazilian real, the official currency of Brazil.

•	References to “Nuevo Sol,” “Nuevos Soles” or “S/.” are to Peruvian nuevos soles, the official currency of Peru.

•	References to “Colombian pesos” or “Col$” are to Colombian pesos, the official currency of Colombia.

•	References to “UF” are to Unidades de Fomento. The UF is an inflation-indexed Chilean monetary unit with a value in Chilean pesos that is adjusted daily to reflect changes in the official Consumer Price Index (“CPI”) of the Instituto Nacional de Estadísticas (the “Chilean National Institute of Statistics”). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed up (or down in the event of deflation) in order to reflect a proportionate amount of the change in the Chilean consumer price index during the prior calendar month. As of March 31, 2016, UF1.00 was equivalent to U.S.$38.54 and Ch$25,812.05, in each case based on the observed exchange rate reported by the Central Bank of Chile.

This prospectus contains translations of certain Chilean peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Chilean peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. Unless otherwise indicated, the exchange rate used in converting Chilean pesos into U.S. dollars for amounts presented as of and for the year ended December 31, 2015 is based on the observed exchange rate (dólar observado) reported by the Central Bank of Chile (the “Chilean Central Bank”) for December 31, 2015, which was Ch$710.16 per U.S.$1.00, and for amounts presented as of and for the three months ended March 31, 2016, is based on the observed exchange rate for March 31, 2016, which was Ch$669.80 per U.S.$1.00. The rates reported by the Chilean Central Bank for December 31, 2015 and March 31, 2016 are based upon the observed exchange rate published by the Chilean Central Bank on the first business day following the respective period. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. See “Exchange Rates” for additional information regarding rates of exchange.

Financial Statements

Our financial information included herein has been derived from:

•

our unaudited interim condensed financial statements as of March 31, 2016 and for the three months ended March 31, 2016 and 2015, together with the notes thereto, prepared in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting, which we refer to in this

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prospectus as our “Unaudited Interim Condensed Consolidated Financial Statements,” and which are included in our July Form 6-K and thus incorporated by reference in this prospectus; and

•	our audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 together with the notes thereto, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which we refer to in this prospectus as our “Audited Consolidated Financial Statements,” and which are included in our 2015 Form 20-F and thus incorporated by reference in this prospectus.

Our Audited Consolidated Financial Statements have been audited by PricewaterhouseCoopers Consultores, Auditores y Compañia Limitada, an independent registered public accounting firm, whose report on our Audited Consolidated Financial Statements appears in our 2015 Form 20-F and is incorporated by reference in this prospectus.

We maintain our books and records in Chilean pesos and prepare consolidated financial statements in accordance with IFRS. Unless otherwise noted, the financial data presented herein as of March 31, 2016 and for the three months ended March 31, 2016 and 2015, and as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, 2014 and 2013 is stated in Chilean pesos, our functional and reporting currency.

Rounding

Certain figures included in this prospectus and in our financial statements have been rounded for ease of presentation. Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our financial statements. Certain other amounts that appear in this prospectus may not sum due to rounding.

Operating Data

Calculations of revenues from ordinary activities for our shopping centers presented in this prospectus exclude inter-company lease payments to our shopping centers from stores owned by us. Unless otherwise noted, calculations of gross leasable area for our shopping centers do not include the square meters occupied by our stores.

SUMMARY

This section summarizes key information contained elsewhere, or incorporated by reference, in this prospectus about us and the ADSs and shares and is qualified in its entirety by the more detailed information and financial statements included elsewhere, or incorporated by reference, in this prospectus. Before investing in the ADSs and/or the shares, you should carefully review the entire prospectus, including the financial statements and the notes related thereto and the other documents incorporated by reference in this prospectus, before making an investment decision. Summaries in this prospectus of certain documents that are filed as exhibits hereto are qualified in their entirety by reference to such documents.

Our Business

We believe we are one of the leading multi-brand retailers in South America, based on revenues, selling space, number of stores and gross leasable area in the sectors and countries in which we operate. See “Business Overview—Industry Overview and Competition” in the 2015 20-F for more explanation on the methodology we use to calculate our market position in such sectors and countries. Our business consists of six segments, four of which are supermarkets, home improvement stores, shopping centers and department stores, which allows us to reach a wide range of customers offering various combinations of products, price, quality and service. As a complement to our core retailing business, which represented 96.1% of our revenue in 2015, we are actively involved across the region in the commercial real estate development business, particularly in Chile, Argentina, Colombia and Peru, with 53 shopping malls representing 794,592 square meters of gross leasable area as of March 31, 2016, and we also offer private label credit cards, consumer loans and limited financial services to our retail customers in Peru and Argentina and through partners in Colombia, Brazil and Chile.

For the quarter ended March 31, 2016, we had 1,172 stores and shopping centers with an aggregate of 4,401,818 square meters of selling space and had assets of Ch$9,804,570 million, liabilities of Ch$5,825,182 million, net profit attributable to controlling shareholders of Ch$107,682 million, and shareholders’ equity of Ch$3,979,388 million. For the year ended December 31, 2015, we had 1,180 stores and shopping centers with an aggregate of 4,416,704 square meters of selling space and had assets of Ch$10,110,725 million, liabilities of Ch$6,139,913 million, net profit attributable to controlling shareholders of Ch$231,985 million and shareholders’ equity of Ch$3,970,812 million.

Throughout our 50-year history of growth we have developed, acquired, integrated and expanded several retail businesses with strong brands in the various markets where we operate. Since January 1, 2005, we have grown our total number of stores and shopping centers from 425 to 1,172 and the total selling space of our retail stores and shopping centers from 1,433,838 to 4,401,818 square meters, each as of March 31, 2016. In addition, over the same period, we completed several strategic acquisitions that have significantly increased the size and geographic scope of our operations.

On June 22, 2012, we sold 91,304,348 shares of our common stock in the form of shares or ADSs in an initial public offering that raised approximately U.S.$1.2 billion. Our ADSs are listed on the NYSE under the symbol “CNCO.”

In February 2014, we revised our internal corporate management structure to capitalize on the synergies between our retail business lines, consolidating the management of all of our retail business lines (Supermarkets, Department Stores, and Home Improvement) into one division under a new Corporate Retail Managing Director. This reorganization has facilitated the exchange of better business practices among our business lines and divisions across the various countries in which we operate.

We believe that our strategy of operating as an integrated multi-format and multi-brand retailer, combined with our broad product offering and portfolio of brands, has been one of the key strategic advantages in the successful growth of our businesses. Today we operate a diversified operational and geographic footprint across South American markets with highly attractive demographics and strong macroeconomic fundamentals. We believe that our broad presence and our competitive position across key markets will continue to allow us to consolidate the retail market and to benefit from the expected strong growth in underpenetrated retail markets such as Colombia and Peru, due to their favorable demographics, sustainable household consumption growth and low formal retail penetration as described herein. Additionally, in 2015, we expanded supermarket selling space in Peru and Colombia by 5,073 square meters and 1,174 square meters, respectively.

The following table presents our total number of stores and shopping centers by country as of March 31, 2016:

	Chile	Argentina	Brazil	Peru	Colombia	Total
Supermarkets	245	284	217	90	101	937
Home improvement stores	35	50	—	—	10	95
Department stores	78	—	—	9	—	87
Shopping centers	25	22	—	4	2	53
Total	383	356	217	103	113	1,172

In summary, highlights of our commercial activities include:

•	1,172 stores and shopping centers as of March 31, 2016.

•	4,401,818 square meters of selling space as of March 31, 2016.

•	A total of 3.9 million active credit cards issued and U.S.$1.9 billion in credit card operations as of March 31, 2016.

The following table indicates our revenues from ordinary activities and gross profit that each of our geographical markets represented for the period indicated:

	Three Months Ended March 31, 2016
	Chile	Argentina	Brazil	Peru	Colombia	Total
	(in millions of Ch$)
Revenues from ordinary activities (continuing operations)	1,031,718	622,353	378,855	244,132	206,785	2,483,844
Gross profit	295,648	228,386	88,420	63,180	44,230	719,864

We are organized in six business segments: supermarkets, home improvement stores, department stores, shopping centers and financial services, plus complementary activities described as “Other.”

Supermarkets. We operate 937 supermarkets throughout Chile, Argentina, Brazil, Peru and Colombia as of March 31, 2016, selling a wide variety of name brand and private label products. We believe that we are the second-largest supermarket operator in Chile, in terms of revenues, based on our comparisons against information from public filings of our main competitors as of March 31, 2016, the second largest in Argentina and the largest in Peru, based also on information provided by a third-party market researcher, The Nielsen Company (“Nielsen”).

In Brazil, as a result of our acquisitions, as of March 31, 2016, we are the fourth-largest supermarket operator in terms of revenues, according to the Associação Brasileira de Supermercados (Brazilian Supermarket Association). Our operations in Brazil comprise 217 supermarkets.

According to Nielsen, we are the largest supermarket operator in Peru in terms of sales, with 90 stores as of March 31, 2016.

In Colombia, we are the third largest player in the food retailing industry according to Nielsen data as of March 31, 2016. Our operations in the country comprise 101 supermarkets operating under the Metro and Jumbo brands.

We pioneered the hypermarket format in Chile with the opening of our first Jumbo hypermarket in 1976. Since then, we have expanded and grown our supermarkets division, and as of March 31, 2016 we operated a total of 245 supermarkets in Chile under the Santa Isabel and Jumbo brands. We operate 284 supermarkets under Jumbo, Disco and Super Vea brands in Argentina, as of March 31, 2016.

Home improvement stores. We believe we are the second-largest home improvement store operator in Chile and the largest in Argentina in terms of revenues, as of March 31, 2016, based on our comparison against publically filed information from our main competitors. We sell a wide variety of building and other materials, including name brand and private label products. As of March 31, 2016, we have 35 Easy home improvement stores and 325,315 square meters of home improvement store selling space in Chile and 50 Easy and Blaisten home improvement stores and 383,786 square meters of home improvement store selling space in Argentina. In October 2008, we opened the first home improvement store in Colombia and as of March 31, 2016 we have 10 Easy home improvement stores and 82,320 square meters of selling space in Colombia.

Department stores. We believe that we are the second-largest department store operator in Chile, as of March 31, 2016, in terms of revenues based on our comparison against information from public filings of our main competitors. We also believe we have the largest selling space for department stores in Chile. We operate 78 department stores in Chile under the Paris and Johnson brands with 370,688 square meters of total selling space as of March 31, 2016 and nine Paris stores in Peru with selling space of 45,233 square meters. Our Paris stores sell a wide variety of merchandise such as apparel, home furnishings, electronics and sporting goods, including name brand and private label products. We began the use of a two-brand strategy in Chile in 2013 after acquiring an 85.58% interest in Johnson, which at the time operated 39 stores throughout Chile under the Johnson brand and an additional 13 stores using the FES brand with a total selling space of 117,569 square meters. This acquisition added 43.2% of selling space over our existing Paris stores.

Shopping centers. We believe that we are the second-largest operator of shopping centers in Chile and the largest in Argentina, as of March 31, 2016, in terms of total leasable area, based on our comparisons against publically filed information from our main competitors. As of March 31, 2016, we own and manage 25 shopping centers in Chile, 22 in Argentina, four in Peru and two in Colombia with a total gross leasable area to third parties of 794,592 square meters. In Chile and Argentina, each of our shopping centers contains a Jumbo hypermarket, an Easy home improvement store and, in Chile, a Paris department store as well as other third-party-owned businesses intended to attract customers and enhance their overall shopping experience.

Financial services. We established our financial services division in 2003 when we launched our “Jumbo Más” credit card to facilitate in-store purchases and, since then, have significantly increased our credit card operations in Chile, Argentina, Brazil, Colombia and Peru. We have grown both through our own private-label cards and joint ventures with third party bank issuers of credit cards, primarily to finance customers’ purchases in our stores. We also own Banco Paris, a specialty retail consumer bank in Chile, which provides a wide range of consumer and financial services, including mortgage loans. In August 2010, we launched our own private label credit card in Peru and we are expanding our offerings of financial services. In 2011, we established Banco Cencosud S.A. in Peru and in June 2012 we received the operation license from the banking superintendence (Superintendencia de Bancos y Seguros), and started operations in August 2012 through our Cencosud credit card. In 2011, we entered into an agreement with a major Brazilian bank, Banco Bradesco S.A., to offer financial services for all our stores in Brazil, namely the exclusive issuance and operation of the Cencosud Card credit card (Cartão Cencosud), as well as the offer, within Cencosud stores in Brazil, of consumer loans, purchase financing and insurance products. Prezunic is currently not a participant in the above-mentioned joint venture. Additionally, on June 20, 2014, we, together with our subsidiaries Cencosud Retail S.A. and Easy S.A., entered into a 15-year framework agreement with The Bank of Nova Scotia (“BNS”) and its wholly owned subsidiary Scotiabank Chile, to further develop, on a joint basis, the retail finance business in Chile). This transaction was completed on May 1, 2015. As part of the agreement, Scotiabank Chile acquired a fifty-one percent (51%) controlling interest of each of Cencosud Administradora de Tarjetas S.A., Cencosud Administradora de Procesos S.A., Cencosud Servicios Integrales S.A. and Cencosud Corredores de Seguros y Servicios Ltda. and any other companies that we established for purposes of such joint venture to assist in developing such financial services business, including information processing and collection activities related thereto (collectively, the “Subject Companies”), and we retained the remaining forty-nine percent (49%) non-controlling interest of each of the Subject Companies.

As of March 31, 2016, we had a total of 3.9 million credit cards and other accounts in Chile, Argentina, Brazil, Colombia and Peru. As of March 31, 2016, we also had U.S.$153 billion in customer loans outstanding. Our financial services segment also includes our insurance brokerage services in Argentina, Chile, Brazil and Peru.

Other. In our “Other” segment we include the results of our Chile-based Aventura entertainment centers, which offer families the ability to enjoy different entertainment activities, such as electronic games, bowling and birthday parties; our frequent purchaser loyalty programs, which provide discounts and other promotions for our customers; and our corporate back-office, treasury and other operations.

For the three months ended March 31, 2016 and for the years ended December 31, 2015, 2014 and 2013, revenues from our “Other” segment represented 0.0%, 0.1% , 0.0% and 0.2%, respectively, of our consolidated revenues.

Potential Initial Public Offering of the Shopping Centers Division

On January 30, 2015, the board of directors of the Company resolved to evaluate a potential initial public offering of the Company’s shopping centers division, focusing on Chile, Peru and Colombia, with the Company maintaining a majority position in the resulting entity. This evaluation process is in the preliminary stages, and any transaction ultimately undertaken with respect thereto will be subject to approval by the board of directors of the Company as well as the procurement of any other regulatory approvals required under applicable law.

The following table indicates our revenues from ordinary activities and gross profit attributable to each of our six segments in the three-month period ended March 31, 2016.

	Three Months Ended March 31, 2016
	Supermarkets	Home improvement	Department stores	Shopping centers	Financial services continuing operations	Other	Total
	(in millions of Ch$)
Revenues from ordinary activities	1,813,974	324,369	247,215	55,964	39,733	2,589	2,483,844
Gross profit	463,856	108,564	67,703	51,735	26,478	1,530	719,864

Our Strengths

We believe that our primary business strengths are the following:

Pan-regional market leader. We believe that we are a leading multi-format retailer in South America, based on revenues, selling space, number of stores and gross leasable area. Our operations cover the region’s largest markets in terms of population and Gross Domestic Product (“GDP”) such as Chile, Argentina, Brazil, Peru and Colombia. We believe that our presence in several markets reduces our dependence on any one market and helps mitigate the impact of any individual country’s economic cycle on our operations. Although several of the countries in which we operate in have experienced slow or negative growth in recent years, and Brazil, in particular, is currently going through a deep recession, based on our current market share participation, the size of these markets and our ability to successfully open and acquire stores in various countries, we believe we are well positioned to capitalize on any future growth potential.

We operate in a region with favorable demographics and high growth potential. We benefit from South America’s growing populations and improving socio-economic conditions of the countries where we operate. Although in the past year, economic growth has slowed in the countries in which we operate, these countries sustained macroeconomic growth in prior years thereto and increasing disposable income in these countries has resulted in a shift in socio-economic classes and a significant reduction in poverty levels. Nevertheless, the penetration of the retail sector is still low compared to developed markets. Based on data from the International Monetary Fund, we operate in a market which had approximately 348.78 million people in 2015 with an expected annual GDP growth rate of 2.4% from 2016 to 2020, compared to 2.3% for the United States and 1.8% for Western Europe.

Premier brand portfolio. We offer a wide variety of leading products with recognized brand names, such as Jumbo, Paris, Easy, Gbarbosa, Bretas, Prezunic, Wong, Metro and Disco, which are associated with diverse consumption patterns, convenience, personalized customer service, broad product assortment and affordable prices. Our well-known brand names, supported by in-store and out-of-store advertising, have enabled us to reach a wide range of consumer segments.

Integrated multi-format strategy. Although we have primarily focused on supermarkets, our anchor format which represented 73.0% of our sales for the three-month period ended March 31, 2016, we have developed a multi-format strategy that has allowed us to expand our customer reach by offering various combinations of product, price, quality and service according to our customer needs in each country and city where we operate. This strategy has been a key factor in achieving sustained operating and financial growth. Furthermore, our continuous efforts on maximizing operational efficiency across countries and retail segments has enabled us to maximize the synergistic potential of our operations and, at the same time, sustain our operating margins and generate strong cash flow generation.

Experienced management team. Our leading senior management team has extensive knowledge of the retail industry both locally and globally. With an average of twelve years of experience at the Company and more than twenty years of experience in the retail industry, and access to the expertise of the Chairman of our board of directors, founder and controlling shareholder, the expertise and commitment of our senior management team has been a critical component in the international growth of our operations as well as the continuing enhancement of our operational and financial performance.

Leader in innovation. We have been a market leader in innovating and adapting in response to changes in customer demand. For example, we recently undertook initiatives to modify our offerings, shifting our focus to healthy lifestyle products based on our observations of demand trends in our markets. We also recently introduced a new order management system (“OMS”) in our stores, which we plan to continue to roll out in 2016. This new OMS allows for centralized management of all client orders and inventory visibility, strengthening our omnichannel operations. Coupled with these initiatives are our social responsibility programs, such as “ropa por ropa,” which allows customers to donate cloth in exchange for future discounts.

Our Business Strategy

We aim to leverage our competitive strengths across our formats and business units to become one of the most profitable Latin American retailers by providing our customers with a superior shopping experience. We plan to accomplish our objectives by focusing on the following:

Continue to develop and expand our multi-format and multi-brand approach. We believe that our integrated multi-format business model allows us to drive customer traffic in our stores and materialize synergies across our different business units. Currently we only operate department stores in Chile and Peru and we only operate home improvement stores in Argentina, Chile and Colombia. We will continue to develop and expand new formats in our key markets, including medium-sized formats in Chile, seeking to capture a greater share of the disposable income of our customer base.

Expand through growth in selective markets. We believe we have significant opportunities to increase our presence and market share in those countries that we believe offer the best growth prospects, particularly Peru and Colombia, due to their favorable demographics, sustainable household consumption growth, low formal retail penetration, and strong macroeconomic environments. We also intend to take advantage of existing land banks in Chile, Peru, and Colombia. We believe that we have a solid foundation for continued growth, due to our focus on improving profitability, our store openings track record, our focus on the food retail business, which is more resilient to economic downturns, and our leading position based on revenues, selling space, number of stores and gross leasable area based on our market position in the sectors and countries in which we operate. We intend to leverage on our strong brand recognition, integrated business model and multi-format experience.

Enhance customer loyalty. We intend to increase our share of our customers’ total retail spending by offering a combination of competitive prices, quality products, convenient locations, personalized service and an attractive “one-stop” shopping environment. We seek to deliver a comprehensive shopping experience and we aim to successfully fulfill our customers’ needs through our multi-format approach, diversified product mix, innovative marketing and pricing and complementary consumer finance services.

Our Organizational Structure

In 2011, we reorganized our operating structure to fully integrate our acquired operations in Peru and Brazil in order to improve our profitability. The following is a simplified organizational chart showing our company and our principal operating divisions as of the date of this prospectus.

Risks Related to our Business

Investing in our shares of common stock or ADSs involves substantial risk, including those risks described under the heading “Risk Factors” immediately following this and in our 2015 Form 20-F, incorporated by reference herein. Our ability to execute our business strategy is also subject to significant risks. Risks related to our business include, but are not limited to, intense competition in each of our markets; increasing competition from internet sales; rapid consolidation of the markets in which we operate; our ability to expand our business through acquisitions, including our ability to obtain the capital we need for further expansion; the sensitivity of our operating income to fluctuations in the cost of the products we sell; the seasonality of our retail results; the impact of economic downturns on consumer spending; the availability of attractive real estate locations at reasonable prices; increased credit and financial risks associated with our credit card and banking operations. We also face risks related to complex regulations and changes in laws applicable to our business, including antitrust laws which could limit our ability to expand our business through acquisitions or joint ventures. Before you invest in our shares of common stock or ADSs, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

We are a publicly-held stock corporation (sociedad anónima abierta) organized under the laws of Chile and have an indefinite corporate duration. We were incorporated by a public deed dated November 10, 1978. Our legal name is “Cencosud S.A.” Our registered and principal executive office is located Av. Kennedy 9001, Piso 6, Las Condes, Santiago, Chile and our main telephone number is 56 (2) 2959-0000.

THE OFFERING

The following is a brief summary of the terms of this offering. For a more complete description of our common shares and the ADSs, see “Description of Share Capital” and “Description of American Depositary Shares” in this prospectus.

Selling Shareholder	Inversiones Tano Limitada

Global Offering	The Selling Shareholder is offering 170,551,251 shares of common stock, in the form of shares or ADSs (each ADS representing three shares of common stock), in a global offering. Of the 170,551,251 shares of common stock being offered, 14,905,977 are being offered by the international underwriter, in the form of ADSs (equivalent to 4,968,659 ADSs), in the United States and in other jurisdictions outside of Chile pursuant to this prospectus, and 155,645,274 are being offered by the Chilean placement agents, in the form of shares, in a concurrent offering in Chile on a best efforts basis. We refer to the offering outside Chile as the “international offering” and to the offering in Chile as the “Chilean offering.” We refer to the international offering together with the Chilean offering as the “global offering.”

Purchase and Settlement	The shares of common stock will be sold initially through an order book auction on the Santiago Stock Exchange in a process known as subasta de un libro de órdenes, in compliance with Chilean law and the rules of the Santiago Stock Exchange. All orders of shares made by prospective purchasers, including by the international underwriter for purposes of the international offering, must be placed through an authorized Chilean broker under Chilean law. The shares awarded to the international underwriter in the subasta de un libro de órdenes will be eligible for deposit in our ADR facility, subject to the terms of our Deposit Agreement. See “Underwriting” in this prospectus.

Offering price	U.S.$8.07 per ADS, and

Ch$1,750.00 per share

Use of Proceeds	We will not receive any of the proceeds from the sale of the ADSs or the shares. The Selling Shareholder will receive all the proceeds from the sale of the ADSs and the shares.

The ADSs	Each ADS represents three common shares. The ADSs will be evidenced by ADRs. See “Description of Share Capital” and “Description of American Depositary Shares” in this prospectus.

Shares issued and outstanding	2,842,520,872 as of June 30, 2016.

Trading market for shares	The shares are currently listed on the Santiago Stock Exchange, the Bolsa Electronica de Chile and the Valparaiso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbol “CENCOSUD.”

Trading market for ADSs	The ADSs are currently listed and traded on the New York Stock Exchange under the symbol “CNCO.”

Offering Timetable	Offering commences: July 11, 2016

Pricing date: July 14, 2016

Expected closing date: July 19, 2016

Controlling Shareholder	The following summarizes the percentage of our outstanding shares that would be held by our Controlling Shareholder, both directly and indirectly, after giving effect to the global offering.

Current ownership: 59.76%

After completion of the global offering: 53.76%

As long as our Controlling Shareholder beneficially owns a majority of the outstanding shares of common stock, they will be able to elect a majority of our directors and to determine the outcome of the voting on substantially all actions that require shareholder approval. See “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders” included in the 2015 Form 20-F incorporated by reference herein and “Description of Share Capital—Shareholders’ Meetings and Voting Rights” in this prospectus.

References to “Controlling Shareholder” in this prospectus refer to our founder, Mr. Horst Paulmann, and his family, who own shares in the Company directly and indirectly, through Inversiones Quinchamali Ltda., Inversiones Latadia Ltda. and Inversiones Tano Ltda.

Voting Rights	See “Description of Share Capital—Shareholders’ Meetings and Voting Rights” in this prospectus.

Dividends	See “Dividends and Dividend Policy” in this prospectus.

Lock-up Agreements	The Selling Shareholder, Mr. Horst Paulmann (the Chairman of our board of directors) and certain of our other shareholders that are controlled by Mr. Horst Paulmann have agreed with J.P. Morgan Securities LLC, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, without the previous written consent of J.P. Morgan Securities LLC, shares or ADSs or securities convertible into or exchangeable or exercisable for any shares or ADSs during the period commencing on the date of this prospectus until 180 days after such date. See “Underwriting” in this prospectus.

Transfer Agent	The Bank of New York Mellon.

Risk Factors	See “Risk Factors”, the “Risk Factors” section of our 2015 form 20-F, incorporated by reference herein, and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider before deciding to invest in our common stock.

SUMMARY FINANCIAL AND OTHER INFORMATION

The following tables set forth our summary consolidated financial information under the IFRS issued by the IASB. The financial information as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 has been derived from our Unaudited Interim Condensed Consolidated Financial Statements included in our July Form 6-K and incorporated by reference in this prospectus. The financial information as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our Audited Consolidated Financial Statements included in our 2015 Form 20-F and incorporated by reference in this prospectus. We maintain our books and records in Chilean pesos and prepare consolidated financial statements in accordance with IFRS. The following financial and operating information should be read in conjunction with, and is qualified in its entirety by reference to, our Unaudited Interim Condensed Consolidated Financial Statements and notes thereto included in our July Form 6-K and incorporated by reference in this prospectus, and our Audited Consolidated Financial Statements and the notes thereto included in our 2015 Form 20-F and incorporated by reference in this prospectus.

In our opinion, the summary consolidated financial data presented in the tables below includes all adjustments necessary to present fairly in all material respects our financial condition and results of operations at the dates and the periods presented. The results of operations for the three months ended March 31, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013 are not necessarily indicative of future performance.

Unless otherwise noted, U.S. dollar amounts have been translated from Chilean pesos based on the dólar observado, or observed exchange rate of Ch$669.80 per U.S.$1.00 as of March 31, 2016, as reported by the Chilean Central Bank. We make no representation that the Chilean peso or the U.S. dollar amounts referred to herein actually represent, could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at the rates indicated, at any particular rate or at all.

The following tables sets forth key financial and operating data for each of our principal segments:

	Three months ended March 31,
Income statement data:	2016	2016	2015
	(unaudited)
	(in millions of U.S.$)	(in millions of Ch$)
Revenues from ordinary activities, continuing operations:
Supermarkets	2,708	1,813,974	1,989,177
Home improvement stores	484	324,369	348,006
Department stores	369	247,215	222,927
Shopping centers	84	55,964	55,258
Financial services	59	39,733	36,464
Other	4	2,589	814
Total revenues from ordinary activities	3,708	2,483,844	2,652,647

Cost of sales:
Supermarkets	(2,016)	(1,350,118)	(1,500,906)
Home improvement stores	(322)	(215,805)	(228,425)
Department stores	(268)	(179,513)	(163,849)
Shopping centers	(6)	(4,229)	(6,451)
Financial services	(20)	(13,256)	(12,014)
Other	(2)	(1,059)	(456)
Total cost of sales	(2,634)	(1,763,980)	(1,912,100)
Gross profit:
Supermarkets	693	463,856	488,272
Home improvement stores	162	108,564	119,581
Department stores	101	67,703	59,079
Shopping centers	77	51,735	48,807
Financial services	40	26,478	24,450
Other	2	1,530	358
Total gross profit	1,075	719,864	740,547
Administrative expenses, distribution costs and other expenses	(878)	(587,777)	(629,784)
Other income by function	61	40,774	16,302
Participation in profit of equity method associates	4	2,860	1,745
Financial income	6	3,841	3,491
Financial expenses	(103)	(69,323)	(54,548)
Other (losses)	(5)	(3,463)	(10,570)
Exchange differences	58	38,526	(12,810)
Losses from indexation	(5)	(3,468)	(911)
Income (loss) before taxes	212	141,834	53,463
Income tax expense	(49)	(32,805)	(33,358)
Profit from continuing operations	163	109,029	20,105
Profit from discontinued operations	—	—	2,327
Net profit	163	109,029	22,432
Profit attributable to non-controlling shareholders	2	1,347	372
Profit attributable to controlling shareholders	161	107,682	22,060

Net profit attributable to shareholders per share for continuing operations:
Basic(1)	0.06	38.1	7.0
Diluted(1)	0.06	37.8	7.0

	Three months ended March 31,
Income statement data:	2016	2016	2015
	(unaudited)
	(in millions of U.S.$)	(in millions of Ch$)
Net profit attributable to shareholders per share for discontinued operations:
Basic(1)	—	—	0.8
Diluted(1)	—	—	0.8
Number of Shares
Total Number of Shares	2,842,459,622	2,842,459,622	2,828,723,963

(1)	In U.S. dollars and Chilean pesos.

	Year ended December 31,
Income Statement Data	2015	2015	2014	2013
	(in millions of U.S.$)	(in millions of Ch$)
Revenues from ordinary activities, continuing operations:
Supermarkets	11,329	8,045,566	8,159,237	7,682,994
Shopping Centers	349	248,026	214,850	205,332
Home improvement	2,069	1,469,246	1,225,616	1,176,890
Department stores	1,481	1,051,642	991,442	970,360
Financial services	233	165,820	117,679	81,651
Other	16	11,039	2,205	16,932
Total revenues from ordinary activities	15,477	10,991,338	10,711,029	10,134,158

Cost of Sales:
Supermarkets	(8,469)	(6,014,367)	(6,216,769)	(5,782,590)
Shopping Centers	(48)	(33,984)	(28,029)	(23,341)
Home improvement	(1,355)	(962,485)	(800,342)	(787,402)
Department stores	(1,055)	(749,412)	(741,279)	(701,530)
Financial services	(69)	(49,276)	(39,046)	(25,938)
Other	(5)	(3,702)	(1,967)	(3,451)
Total cost of sales	(11,002)	(7,813,226)	(7,827,432)	(7,324,252)

Gross Profit:
Supermarkets	2,860	2,031,199	1,942,468	1,900,404
Shopping Centers	301	214,042	186,821	181,991
Home improvement	714	506,761	425,275	389,487
Department stores	426	302,229	250,163	268,830
Financial services	164	116,544	78,632	55,713
Other	10	7,337	238	13,481
Total Gross Profit	4,475	3,178,112	2,883,597	2,809,907

Administrative expenses, distribution costs and other expenses	(3,767)	(2,675,486)	(2,482,777)	(2,357,582)
Other income by function	296	210,521	114,438	108,291
Participation of equity method of associates	21	14,067	6,208	10,289
Financial income	22	14,939	6,709	5,999
Financial expenses	(365)	(259,038)	(180,258)	(196,592)
Other gains (losses)(1)	(175)	(124,455)	(6,515)	(3,165)
Exchange differences	(164)	(116,743)	(24,411)	(22,787)
Losses from indexation	(31)	(22,009)	(39,576)	(18,885)

	Year ended December 31,
Income Statement Data	2015	2015	2014	2013
	(in millions of U.S.$)	(in millions of Ch$)
Income (loss) before taxes	310	219,908	277,416	335,476
Income tax expense	(82)	(58,540)	(125,932)	(94,068)
Profit from Continuing Operations	227	161,368	151,485	241,408
Profit from Discontinued Operations(2)	99	70,617	12,662	8,357
Net Profit	327	231,985	164,146	249,765
Profit attributable to non-controlling shareholders	0	44	(748)	(166)
Profit attributable to controlling shareholders	327	231,941	164,895	249,930
Net profit attributable to shareholders per share for continuing operations:
Basic(3)	0.1	57	54	87
Diluted(3)	0.1	56	54	87
Net profit attributable to shareholders per share for discontinued operations:
Basic(3)	0.0	25	4	3
Diluted(3)	0.0	25	4	3
Number of Shares
Total number of Shares	2,828,723,963	2,828,723,963	2,828,723,963	2,762,910,986
Dividends per share:
Basic(3)	0.1	82	58	90
Diluted(3)	0.1	81	58	90

(1)	As of December 31, 2015 we had recorded a goodwill impairment in the amount of Ch$116,771 million (BRL$566 million) relating to our Supermarkets-Brazil division.
(2)	As of December 31, 2015 the Company has recognized a gain of Ch$61,373 million within the consolidated statement of profit and loss by function, under the “Profit from discontinued operations” line. The generated profit includes Ch$30,144 million corresponding to the benefit related to the measurement at fair value of non-controlling interest in subsidiaries held after the sale of our financial services division.
(3)	In U.S. dollars and Chilean pesos.

	As of March 31,		As of December 31, 2015
Balance sheet data:	2016	2016
	(unaudited)
	(in millions of U.S.$)	(in millions of Ch$)
Total current assets	3,560	2,384,766	2,501,765
Property, plant, equipment and investment property net	3,899	2,611,521	2,711,491
Other assets	7,179	4,808,284	4,897,470
Total assets	14,638	9,804,570	10,110,725
Total current liabilities	3,290	2,203,394	2,426,085
Total non-current liabilities	5,407	3,621,788	3,713,828
Total liabilities	8,697	5,825,182	6,139,913
Paid-in capital	3,539	2,370,219	2,321,381
Retained Earnings	3,602	2,412,942	2,329,412
Share Premium	734	491,531	526,633
Other Reserves	(1,934)	(1,295,412)	(1,205,680)
Net equity attributable to controlling shareholders	5,941	3,979,280	3,971,746
Non-controlling interest	0	109	(934)
Total net equity and liabilities	14,638	9,804,570	10,110,725

	As of December 31,
Balance sheet data:	2015	2015	2014
	(in millions of U.S.$)	(in millions of Ch$)
Total current assets	3,523	2,501,765	3,002,468
Property, plant, equipment and investment property net	3,818	2,711,491	3,009,728
Other assets	6,896	4,897,470	4,704,307
Total assets	14,237	10,110,725	10,716,503
Total current liabilities	3,416	2,426,085	3,138,770
Total non-current liabilities	5,230	3,713,828	3,286,247
Total liabilities	8,646	6,139,913	6,425,017
Paid-in capital	3,269	2,321,381	2,321,381
Retained Earnings	3,280	2,329,412	2,166,549
Share Premium	742	526,633	526,633
Other Reserves	(1,698)	(1,205,680)	(722,245)
Net equity attributable to controlling shareholders	5,593	3,971,746	4,292,318
Non-controlling interest	(1)	(934)	(832)
Total net equity and liabilities	14,237	10,110,725	10,716,503

	Three months ended March 31,
Other financial data:	2016	2016	2015
	(unaudited)
	(in millions of U.S.$)	(in millions of Ch$)(1)
Cash Flow Data
Net cash provided by (used in):
Operating activities	(80)	(53,915)	29,449
Investing activities	173	115,671	(60,728)
Financing activities	(87)	(57,962)	(12,297)
Other Financial Information
Capital expenditures	(67)	(40,890)	(44,358)
Depreciation and amortization	(67)	(51,280)	(53,495)
Financial Ratios
Gross margin(2)	29.0%	29.0%	27.9%
Net margin(3)	4.4%	4.4%	0.8%
Working capital ratio(4)	1.08	1.08	1.03

(1)	Except financial ratios.
(2)	Consolidated gross profit divided by consolidated revenues from ordinary activities.
(3)	Consolidated net income divided by consolidated revenues from ordinary activities.
(4)	Consolidated current assets divided by consolidated current liabilities.

	As of December 31,
Other financial data:	2015	2015	2014	2013
	(in millions of U.S.$)	(in millions of Ch$)(1)
Cash Flow Data
Net cash provided by (used in):
Operating activities	896	636,151	389,483	364,782
Investing activities	44	31,046	(233,396)	(320,507)
Financing activities	(899)	(638,609)	(112,378)	(107,029)
Other Financial Information
Capital expenditures	(242)	(171,606)	(227,423)	(317,710)
Depreciation and amortization	(308)	(218,490)	(200,043)	(186,576)
Financial Ratios
Gross margin(2)	28.9%	28.9%	26.9%	27.7%
Net margin(3)	2.1%	2.1%	1.5%	2.5%
Working capital ratio(4)	1.03	1.03	0.96	0.82

(1)	Except financial ratios
(2)	Consolidated gross profit divided by consolidated revenues from ordinary activities
(3)	Consolidated net income divided by consolidated revenues from ordinary activities.
(4)	Consolidated current assets divided by consolidated current liabilities.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risk factors incorporated by reference from the 2015 Form 20-F and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement, before buying our securities. For more information see “Where You Can Find More Information” and “Incorporation of Information By Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to our Shares and the ADSs

Our ADSs have a limited trading history and market volatility after the global offering may affect our stock price and the value of your investment.

Our ADSs began to trade on the New York Stock Exchange on June 22, 2012, and as a result have a limited trading history. We cannot predict the extent to which investor interest in our company will maintain an active trading market on the NYSE, or how liquid that market will be in the future. The market price of our ADSs may be volatile and may be influenced by many factors, some of which are beyond our control, including:

•	the failure of financial analysts to cover the ADSs or our common stock or changes in financial estimates by analysts;

•	actual or anticipated variations in our operating results or the operating results of our competitors;

•	changes in financial estimates by financial analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any financial analysts that elect to follow the ADSs or shares of common stock or the shares of common stock of our competitors;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	future sales of the ADSs and shares of common stock, including sales by our controlling shareholder;

•	investor perceptions of us and the industries in which we operate;

•	failure of any of our initiatives to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	changes in our financial guidance to investors and analysts;

•	delays in, or out failure to provide financial guidance;

•	additions or departures of any of our key personnel;

•	changes in accounting principles or methodologies;

•	changing legal or regulatory developments in the United States and other countries, including the countries in which we operate; and

•	discussion of us or our stock price by the financial press and in online investor communities.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have been unrelated to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of the ADSs and shares of common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class-action litigation has been instituted against these companies. Such litigation, if instituted against us, could result in substantial expenses and the diversion of our management’s attention from our business, and could have a material adverse effect on us.

There may be a lack of liquidity and market for our shares of common stock and the ADSs in Chile.

Our shares of common stock are listed and traded on the Santiago Stock Exchange, the Chile Electronic Stock Exchange and the Valparaíso Stock Exchange, which we collectively refer to as the “Chilean Stock Exchanges.” Although ADS holders are entitled to withdraw shares of common stock underlying the ADSs from The Bank of New York Mellon (the “Depositary”) at any time, the Chilean Stock Exchanges are substantially smaller, less liquid and more volatile than major securities markets in the United States. Although our shares of common stock are traded on the Chilean Stock Exchanges, there can be no assurance that a liquid trading market for our shares of common stock will continue to exist. As of the date of this prospectus, our non-controlling shareholders hold approximately 40.0% of our outstanding shares of common stock. A limited trading market in general and our concentrated ownership in particular may impair the ability of an ADS holder to sell in the Chilean market any shares of common stock obtained upon withdrawal of such shares from the ADS facility in the amount and at the price and time such holder desires, and could increase volatility of the price of the ADSs.

Holders of ADSs may find it difficult to exercise voting rights at our shareholders’ meetings.

Holders of ADSs will not be direct shareholders of our company and will be unable to enforce directly the rights of shareholders under our estatutos (bylaws) and the laws of Chile. Holders of ADSs may exercise voting rights with respect to the shares of common stock represented by ADSs only in accordance with the deposit agreement governing the ADSs. Holders of ADSs will face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADS holders. Holders of our shares of common stock will be able to exercise their voting rights by attending a shareholders’ meeting in person or voting by proxy. By contrast, holders of ADSs will receive notice of a shareholders’ meeting by mail from the Depositary following our notice to the Depositary requesting the Depositary to do so. To exercise their voting rights, holders of ADSs must instruct the Depositary on a timely basis on how they wish to vote. This voting process necessarily will take longer for holders of ADSs than for holders of our common stock. If the Depositary fails to receive timely voting instructions for all or part of the ADSs, the Depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote with respect to their ADSs, except in limited circumstances.

Holders of ADSs also may not receive the voting materials in time to instruct the Depositary to vote the common stock underlying their ADSs. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of ADSs may not be able to exercise voting rights, and they will have little, if any, recourse if the shares of common stock underlying their ADSs are not voted as requested.

The significant control over the majority of our shares by our founding shareholder may have a material adverse effect on the future market price of the ADSs and our shares of common stock.

We are currently controlled by our founder, Mr. Horst Paulmann, who beneficially owns and controls 59.76% of our shares, through Inversiones Quinchamali Ltda., Inversiones Latadía Ltda. and Inversiones Tano Ltda, as of the date of this prospectus. Such ownership percentage will remain at 53.76% following the completion of the global offering. Any further disposition by our controlling shareholder of a significant number of our shares, or the perception that such a disposition might occur, could materially and adversely affect the trading price of our shares of common stock on the Santiago Stock Exchange as well as the market price of the ADSs on the New York Stock Exchange.

Our controlling shareholder is able to exercise significant control over our company, and also controls a significant minority interest in many of our international subsidiaries which could result in conflicts of interest.

Our controlling shareholder is in a position to direct our management and to determine the result of substantially all matters to be decided by majority vote of our shareholders, including the election of a majority of the members of our board of directors, determining the amount of dividends distributed by us (subject to the legally mandated minimum of 30% of distributable net income), adopting certain amendments to our Bylaws, including the issuance of new shares, enforcing or waiving our rights under existing agreements, leases and contractual arrangements and entering into agreements with entities affiliated with us. As a result, circumstances may occur in which our controlling shareholder’s interests could be in conflict with your interests as holder of the ADSs. Our controlling shareholder may have interests in pursuing or preventing acquisitions, divestitures or other transactions where, in his judgment, such action would be in our best interests, even though such action may not be in the best interests of our minority shareholders.

Our status as a foreign private issuer exempts us from certain of the corporate governance standards of the NYSE, limiting the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under the NYSE listing rules, a foreign private issuer may elect to comply with the practice of its home country and not to comply with certain NYSE corporate governance requirements, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) a nominating and corporate governance committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, (3) a compensation committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, and (4) an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken. Therefore, you will not have the same protections afforded to shareholders of companies that are subject to all new NYSE corporate governance requirements.

For example, in reliance on the foreign private issuer exemption to the NYSE listing rules a majority of our board of directors may not consist of independent directors; our board’s approach may therefore be different from that of a board with a majority of independent directors, and as a result, the management oversight of our Company may be more limited than if we were subject to the NYSE listing rules.

U.S. securities laws do not require us to disclose as much information to investors as a U.S. issuer is required to disclose, and you may receive less information about us than you might otherwise receive from a comparable U.S. company.

The corporate disclosure requirements applicable to us may not be equivalent to the requirements applicable to a U.S. company and, as a result, you may receive less information about us than you might otherwise receive in connection with a comparable U.S. company. We are subject to the periodic reporting requirements of the Exchange Act that apply to “foreign private issuers.” The periodic disclosure required of foreign private issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. For example, we are required only to file an annual report on Form 20-F, but we are not required to file any quarterly reports. A U.S. registrant must file an annual report on Form 10-K and three quarterly reports on Form 10-Q. In addition, we are required to file current reports on Form 6-K, but the information that we must disclose in those reports is governed primarily by Chilean law disclosure requirements and may differ from Form 8-K’s current reporting requirements imposed on a U.S. issuer. Finally, we are not subject to the proxy requirements of Section 14 of the Exchange Act and our officers, directors and principal shareholders are not subject to the short swing insider trading reporting and recovery requirements under Section 16 of the Exchange Act.

Chilean law provides for fewer and less well-defined shareholders’ rights.

Our corporate affairs are governed by our Bylaws (which serve the combined function of the articles of incorporation and the bylaws of a U.S. corporation), and the laws of Chile. Under such laws and our Bylaws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Persons or entities who seek to acquire control of a publicly-held Chilean corporation through a tender offer (oferta pública de adquisición de acciones), must make an offer to any and all shareholders of such company. See “Description of Share Capital—Right of dissenting shareholders to tender their shares” and “Description of Share Capital—Dividend and liquidation rights.”

Our recent transformation as a U.S. public company may increase our costs and disrupt the regular operations of our business.

Our initial public offering has had a significant transformative effect on us. We have incurred and expect to incur additional legal, accounting, reporting and other expenses as a result of having an ADS program. We will also incur costs which we have not incurred previously, including, but not limited to, increased costs and expenses for directors’ fees, increased directors and officers insurance, increased investor relations, and various other incremental costs related to having an ADS program traded in the United States.

We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended, as well as rules implemented by the SEC and NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly. These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have a material adverse impact on our ability to recruit and bring on a qualified independent board. We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or the timing of such costs.

Chile imposes controls on foreign investment and repatriation of investments that may affect your investment in, and earnings from, the ADSs, and may impose additional controls or restrictions in the future.

Equity investments into Chile from abroad are subject to the requirement that investors provide Chile’s Central Bank with information related to such equity investments and conduct any operations in connection with the repatriation of investments and earnings on them within Chile’s Mercado Cambiario Formal, or Formal Exchange Market. See “Exchange Controls—Foreign Exchange Controls—Chile.”

Holders of ADSs are entitled to receive dividends on the underlying shares to the same extent as the holders of shares. Dividends received by holders of ADSs will be converted into U.S. dollars and distributed net of foreign currency exchange fees and expenses and fees of the Depositary and will be subject to Chilean withholding tax, currently imposed at a rate of 35% (subject to credits in certain cases as described under “Taxation—Material U.S. Federal Income Tax Considerations”). If for any reason, including changes in Chilean laws or regulations, the Depositary were unable to convert Chilean pesos to U.S. dollars, investors may receive dividends and other distributions, if any, in Chilean pesos.

Additional Chilean restrictions applicable to the holders of the ADSs and other foreign investors in Chile could be imposed in the future. The Central Bank of Chile has the authority to impose at any time certain controls, restrictions or obligations on foreign investors in Chile. Such restrictions could include, but are not limited to, the requirement to obtain the Central Bank of Chile’s prior approval for the repatriation of the proceeds from the disposition of shares underlying the ADSs or the payment of dividends. We cannot advise you as to the duration or impact of any such restrictions if imposed.

Currency devaluations, foreign exchange fluctuations and foreign currency conversion costs may have a material adverse effect on our stock price and on the U.S. dollar value of any cash distributions made to ADS holders in respect of ADSs.

As our operations are denominated in local currencies (Chilean Peso, Brazilian Real, Peruvian Sol, Argentinian Peso and Colombian Peso), changes in the currency parities may affect our recognition of results. Furthermore, as our stocks are primarily traded at the Santiago Stock Exchange, our stock is traded and listed in Chilean pesos. Therefore, changes in the Chilean Peso versus the U.S. Dollar parity may affect the value of your investment when measured in U.S. Dollars.

If the value of the Chilean peso falls relative to the U.S. dollar, the value of the ADSs and any distributions to be received from the Depositary for the ADSs could be materially and adversely affected. Cash distributions made in respect of the ADSs are received by the Depositary in Chilean pesos, are then converted by the Depositary into U.S. dollars at the then prevailing exchange rate and distributed to the holders of ADSs. In addition, the Depositary will incur foreign currency conversion costs (to be borne by the holders of the ADSs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to ADSs.

ADS holders may not be able to effect service of process on, or enforce judgments or bring original actions against, us, our directors or our executive officers, which may limit the ability of holders of ADSs to seek relief against us.

We are a Chilean corporation. None of our directors are residents of the United States and most of our executive officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and executive officers are located outside the United States. As a result, it may be difficult for ADS holders to effect service of process outside Chile upon us or our directors and executive officers or to bring an action against us or such persons in the United States or Chile to enforce liabilities based on U.S. federal securities laws. It may also be difficult for ADS holders to enforce in the United States or in Chilean courts money judgments obtained in United States courts against us or our directors and executive officers based on civil liability provisions of the U.S. federal securities laws. If a U.S. court grants a final money judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this money judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law currently in force, and consequently, subject to the satisfaction of certain factors. The most important of these factors are the existence of reciprocity, the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances and the Chilean courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that enforcement would not violate Chilean public policy. Failure to satisfy any of such requirements may result in non-enforcement of your rights.

Preemptive rights may be unavailable to ADS holders or U.S. holders of shares in certain circumstances and, as a result, U.S. owners of shares or ADSs would be subject to potential dilution.

The Ley sobre Sociedades Anónimas No. 18,046 and the Reglamento de Sociedades Anónimas, which we refer to in this prospectus collectively as the “Chilean Corporations Law,” require us, whenever we issue new shares for cash and sell treasury shares, to grant preemptive rights to all of our shareholders (including shares represented by ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. It is possible that, in connection with any future issuances of shares, we may not be able to offer shares to U.S. holders of shares or ADSs pursuant to preemptive rights granted to our shareholders and, as a result such U.S. holders of shares or ADSs would be subject to potential dilution.

We will not be able to offer shares to ADS holders or U.S. holders of shares pursuant to preemptive rights that we grant to our shareholders in connection with any future issuance of shares or sale of treasury shares unless a registration statement under the Securities Act, is effective with respect to such rights and shares, or an exemption from the registration requirements of the Securities Act is available.

Such a registration statement may not be filed and an exemption from the registration requirements of the Securities Act may not be available. If owners of ADSs are unable to exercise preemptive rights because a registration statement has not been filed, the Depositary will attempt to sell such owners’ preemptive rights and distribute the net proceeds of the sale (net of the depositary’s fees and expenses) to the holders of the ADSs, provided that a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. It is possible that a secondary market in preemptive rights may not develop in connection with any future issuance of shares or, if such a market does develop, a premium may not be able to be realized on their sale.

If preemptive rights cannot be sold, they will expire, and holders of ADSs will not realize any value from the grant of such preemptive rights. In either case, the equity interest in us of the holders of ADSs would be diluted proportionately.

Substantial sales of the ADSs or shares of our common stock after the global offering could cause the price of the ADSs or shares of our common stock to decrease.

The Selling Shareholder, Horst Paulmann (the Chairman of our board of directors) and certain of our other shareholders that are controlled by Horst Paulmann have agreed that, for a period of 180 days after the date of this prospectus, they may not, without the prior written consent of J.P. Morgan and subject to certain limited exceptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, among other actions. See “Underwriting” elsewhere in this prospectus. After these lock-up agreements expire, their shares of common stock will be eligible for sale in the public market in the form of ADSs or shares. The market price of the ADSs and shares could drop significantly if our controlling shareholder group sells their shares of common stock or the market perceives that they intend to sell them. Additionally, we may finance future corporate needs and expenditures by issuing shares of common stock, to be evidenced by ADSs or shares. Any such issuances could result in a dilution of your ownership stake or a decrease in the market price of the ADSs or the shares of common stock.

ADS holders may not be able to exercise redemption rights that are granted by the Chilean corporations Law to registered shareholders of publicly traded Chilean corporations.

Under the Chilean Corporations Law, if any of the following resolutions is adopted by our shareholders at any extraordinary shareholders meeting, dissenting shareholders have the right of redemption and can require us to repurchase their shares, subject to the fulfillment of certain terms and conditions. A dissenting shareholder is a shareholder who either attends the shareholders meeting and votes against a resolution which results in a redemption right or, if absent from the shareholders meeting, a shareholder who notifies the company in writing within 30 days of the shareholders meeting of his opposition to the resolution and that he is exercising his redemption right.

The resolutions that result in a shareholder’s redemption right are the following:

•	our transformation into a different type of legal entity;

•	our merger with or into another company;

•	the disposition of 50% or more of our assets, whether or not that sale includes our liabilities or the proposal or amendment of any business plan involving the transfer of more than 50% of our assets; the sale of 50% or more of the assets of an affiliate which represents at least 20% of the assets of the corporation, as well as any sale of its shares which would result in us ceasing to be in control of such subsidiary;

•	the granting of security interests or personal guarantees to secure or guarantee third parties’ obligations exceeding 50% of our assets, except with regard to security interests or personal guarantees are granted to secure or guarantee obligations of our subsidiaries;

•	the creation of preferential rights for a class of shares or an amendment to those already existing, in which case the redemption right only accrues to dissenting shareholders of the class or classes of shares adversely affected;

•	the amendment of our Bylaws to correct any formal defect in our incorporation, which might cause our Bylaws to be null and void, or any amendment of our Bylaws that grants a shareholder a redemption right;

•	the approval by our shareholders of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation; and

•	any other causes as may be established by Chilean law and our Bylaws (our Bylaws currently do not establish any instances).

In addition, shareholders of a publicly held corporation have a redemption right if a person acquires two-thirds or more of the outstanding voting stock of the company and does not make a tender offer for the remaining shares within 30 days of that acquisition at a price not lower than the price that would be paid shareholders exercising their redemption rights. However, the right of redemption described in the previous sentence does not apply in the event the company reduces its capital as a result of not having fully subscribed and paid an increase of capital within the statutory term.

Finally, shareholders of a publicly held corporation have the right of redemption within 30 days after the date when the controller acquires more than 95% of the shares of the company. These redemption rights must be exercised within 30 days.

ADS holders own a beneficial interest in shares held by the Depositary and, accordingly, they are not shareholders of the Company. The Depositary will not exercise redemption rights on behalf of ADS holders. Accordingly, in order to ensure a valid exercise of redemption rights, an ADS holder would have to cancel his ADSs and become a registered shareholder of the Company no later than the date which is five Chilean business days before the shareholders’ meeting at which the vote which would give rise to redemption rights is taken, or the applicable record date for redemption rights that arise other than as a result of a shareholder vote. Redemption rights must then be exercised in the manner prescribed in the notice to shareholders that is required to be sent to shareholders of Chilean public companies advising such holders of their right of redemption. If an event occurs that gives rise to redemption rights, ADS holders will have a limited time to cancel their ADSs and to become registered shareholders of the Company prior to the record date for the shareholders meeting or other event giving rise to such redemption rights. If an ADS holder does not become a registered shareholder of the Company prior to such record date he will not be able to exercise the redemption rights available to registered shareholders.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2016 on a historical basis. All of the shares being sold by the Selling Shareholder and being offered in the global offering are existing shares. Further, we will not receive any proceeds from the global offering and our capitalization will not be affected by the global offering.

This table should be read together with our financial statements included in our Unaudited Interim Consolidated Financial Statements which are included in the July Form 6-K that is being incorporated by reference herein.

	As of March 31, 2016
	(in millions of nominal Ch$)		(in millions of U.S.$)(1)
Short-term debt:
Bank debt	Ch$	206,832	$	U.S.309
Bonds		42,634		64
Other financial liabilities		77,036		115

Total short-term debt		326,502		487

Long-term debt:
Bank debt		255,986		382
Bonds		2,488,281		3,715
Other financial liabilities		71,823		107
Total long-term debt		2,816,090		4,204

Shareholders’ equity:
2,842,459,622 shares, without (nominal) par value and issuing premiums(2)		2,868,549		4,283
Reserves		(1,302,212)		(1,944)
Retained earnings		2,412,942		3,602
Non-controlling interest		109		0

Total shareholders’ equity		3,979,388		5,941

Total capitalization	Ch$	7,121,980	$	U.S10,633

(1)	Chilean peso amounts have been translated into U.S. dollars at an exchange rate of Ch$669.80 per U.S.$1.00, the observed exchange rate on March 31, 2016. See “Exchange Rates.”
(2)	Due to the exercise of certain options after March 31, 2016, the outstanding share number has increased to 2,842,520,872 as of June 30, 2016.

Aside from the exercise of options described in footnote (2) above, there has not been any material change to our total capitalization since March 31, 2016.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ADSs or the shares. The Selling Shareholder will receive all the net proceeds from the sale of the ADSs and the shares.

EXCHANGE RATES

Chile

Chile has two currency markets, the Mercado Cambiario Formal (the “Formal Exchange Market”) and the Mercado Cambiario Informal (the “Informal Exchange Market”). The Formal Exchange Market is comprised of banks and other entities authorized by the Chilean Central Bank. The Informal Exchange Market is comprised of entities that are not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies, among others, but that can trade under current laws and regulations. The Chilean Central Bank is empowered to require that certain purchases and sales of foreign currencies be carried out on the Formal Exchange Market. See also “Exchange Controls—Foreign Exchange Controls—Chile.”

Both the Formal and Informal Exchange Markets are driven by free market forces. Current regulations require that the Chilean Central Bank be informed of certain transactions and that they are effected through the Formal Exchange Market.

The U.S. dollar observed exchange rate (dólar observado), which is reported by the Chilean Central Bank and published daily in the Official Gazette (Diario Oficial), is the weighted average exchange rate of the U.S. dollar of the previous business day’s transactions in the Formal Exchange Market. The Chilean Central Bank has the power to intervene, if necessary, by buying or selling foreign currency on the Formal Exchange Market to attempt to maintain the observed exchange rate within a desired range. During the past few years the Chilean Central Bank has attempted to keep the observed exchange rate within a certain range only under special circumstances. Although the Chilean Central Bank is not required to purchase or sell dollars at any specific exchange rate, it generally uses spot rates for its transactions. Other banks generally carry out authorized transactions at spot rates as well.

The Informal Exchange Market reflects transactions carried out at an informal exchange rate (the “informal exchange rate”). There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the observed exchange rate. In recent years, the variation between the observed exchange rate and the informal exchange rate has not been significant.

The following table sets forth the annual low, high, average and period end observed exchange rate for U.S. dollars in Chilean pesos for the periods presented below, as reported by the Chilean Central Bank. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos.

	Daily observed exchange rate Ch$ per U.S.$[1]
	High[2]	Low[2]	Average[3]	Period end[4]
Year ended December 31,
2011	533.74	455.91	483.57	519.20
2012	519.69	469.65	486.59	479.96
2013	533.95	466.50	495.18	524.61
2014	621.41	527.53	570.33	606.75
2015	715.66	597.10	654.66	710.16
Month end
February 29, 2016	715.41	689.18	703.31	694.17
March 31, 2016	694.82	669.80	680.96	669.80
April 30, 2016	682.45	657.90	669.43	659.34
May 31, 2016	696.96	660.88	683.26	689.81
June 30, 2016	693.61	661.37	679.72	661.37
July 2016 (through July 5, 2016)	661.49	659.26	660.44	661.29

1	Source: Chilean Central Bank.
2	Exchange rates are the actual low and high, on a daily basis for each period.

3	The yearly average rate is calculated as the average of the exchange rates on the last day of each month during the period.
4	Each year period ends on December 31, and the respective period-end exchange rate is published by the Chilean Central Bank on the first business day of the following year. Each month period ends on the last calendar day of such month, and the respective period end exchange rate is published by the Chilean Central Bank on the first business day of the following month.

Argentina

From April 1, 1991 until the end of 2001, the Convertibility Law No. 23,928 and Regulatory Decree No. 529/91 (together, the “Convertibility Law”) established a fixed exchange rate under which the Central Bank of Argentina was obliged to sell U.S. dollars at a fixed rate of one Argentine peso per U.S. dollar. On January 6, 2002, the Argentine Congress enacted the Public Emergency Law, which suspended certain provisions of the Convertibility Law, including the fixed exchange rate of Ar$1.00 to U.S.$1.00, and granted the executive branch of the Argentine government the power to set the exchange rate between the Argentine peso and foreign currencies and to issue regulations related to the foreign exchange market. Following a brief period during which the Argentine government established a temporary dual exchange rate system, pursuant to the Public Emergency Law, the Argentine peso has been allowed to float freely against other currencies since February 2002. For the last few years the Argentine government has maintained a policy of intervention in foreign exchange markets, conducting periodic transactions for the sale and purchase of U.S. dollars. Although the administration of President Mauricio Macri, who assumed office on December 10, 2015, has announced certain reforms to the foreign exchange markets, there is no way to foresee if such reforms will continue to be implemented in the future. See also “Exchange Controls—Foreign Exchange Controls—Argentina.”

The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in Argentine pesos per U.S. dollar and not adjusted for inflation as reported by the Central Bank of Argentina. The Federal Reserve Bank of New York does not report a noon buying rate for Argentine pesos.

	Daily observed exchange rate Ar$ per U.S.$
	High	Low	Average[1]	Period end
Year ended December 31,
2011	4.304	3.972	4.131	4.304
2012	4.917	4.304	4.552	4.917
2013	6.518	4.923	5.479	6.518
2014	8.556	6.543	8.119	8.552
2015	13.763	8.554	9.269	13.005
Month end
February 29, 2016	15.584	14.088	14.815	15.584
March 31, 2016	15.919	14.246	14.961	14.582
April 30, 2016	14.779	14.140	14.410	14.258
May 31, 2016	14.262	13.963	14.138	14.013
June 30, 2016	15.056	13.757	14.141	14.920
July 2016 (through July 5, 2016)	15.119	15.019	15.068	15.019

1	Represents the daily average exchange rate during each of the relevant periods.

Brazil

The Central Bank of Brazil allows the Real/U.S. dollar exchange rate to float freely and has intervened occasionally to control unstable fluctuations in foreign exchange rates. We cannot predict whether the Central Bank of Brazil or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The Brazilian real may depreciate or appreciate substantially against the U.S. dollar in the future. Exchange rate fluctuations may adversely affect our financial condition. See also “Exchange Controls—Foreign Exchange Controls—Brazil.”

Prior to March 14, 2005, under Brazilian regulations, foreign exchange transactions were carried out on either the commercial rate exchange market or the floating rate exchange market. Rates in the two markets were generally the same. On March 14, 2005, the National Monetary Council of Brazil (Conselho Monetário Nacional) unified the two markets.

The following table sets forth the exchange selling rates expressed in Brazilian reais per U.S. dollar for the periods indicated, as reported by the Central Bank of Brazil through the Central Bank System (Sistema do Banco Central) using PTAX 800, option 5.

	Daily observed exchange rate R$ per U.S.$
	High	Low	Average[1]	Period end
Year ended December 31,
2011	1.8811	1.6554	1.7593	1.6662
2012	1.9016	1.5345	1.6746	1.8758
2013	2.1121	1.7024	1.9550	2.0435
2014	2.7403	2.1974	2.3547	2.6562
2015	4.1949	2.5754	3.3387	3.9048
Month end
February 29, 2016	4.0492	3.8653	3.9737	3.9796
March 31, 2016	3.9913	3.5589	3.7039	3.5589
April 30, 2016	3.6921	3.4508	3.5658	3.4508
May 31, 2016	3.6168	3.4645	3.5393	3.5951
June 30, 2016	3.6126	3.2098	3.4245	3.2098
July 2016 (through July 5, 2016)	3.2904	3.2298	3.2561	3.2904

1	Represents the daily average exchange rate during each of the relevant periods.

Peru

Currently, Peruvian law does not impose any restrictions on the ability of companies having operations in Peru to transfer foreign currencies from Peru to other countries, to convert nuevos soles into any foreign currency or to convert any foreign currency into nuevos soles. Companies may freely remit interest and principal payments abroad and investors may repatriate capital from liquidated investments. We cannot assure you, however, that Peruvian law will continue to permit such payments, transfers, conversions or remittances without restrictions. Exchange rates for the Peruvian Nuevo sol have been relatively stable in recent years. See also “Exchange Controls—Foreign Exchange Controls—Peru.”

The following table sets forth the Central Bank of Peru’s period-average and period-end buying rates for U.S. dollars for the periods indicated.

	Daily observed exchange rate S/. per U.S.$
	High	Low	Average[1]	Period end
Year ended December 31,
2011	2.880	2.786	2.824	2.808
2012	2.832	2.693	2.754	2.695
2013	2.709	2.549	2.638	2.549
2014	2.987	2.760	2.838	2.981
2015	3.408	2.981	3.184	3.408
Month end
February 29, 2016	3.536	3.476	3.504	3.521
March 31, 2016	3.518	3.323	3.405	3.323
April 30, 2016	3.402	3.248	3.300	3.271
May 31, 2016	3.370	3.288	3.332	3.370
June 30, 2016	3.377	3.282	3.267	3.286
July 2016 (through July 4, 2016)	3.285	3.284	3.285	3.284

1	Calculated as the average of the month-end exchange rates during the relevant period.

Colombia

Since September 1999, the Central Bank of Colombia has allowed the Colombian peso to float freely, intervening only when there are steep variations in the Colombian peso’s value relative to the U.S. dollar (referred to as the “representative market rate”) to control volatility. Different mechanisms have been used for this purpose. Currently, the Central Bank is intervening directly by purchasing variable amounts of foreign currency in the exchange markets.

This intervention mechanism is only used to control the international reserves of Colombia or in case the average of a specified rate (referred to as the “representative market rate”) for the preceding twenty days exceeds 5% of that day’s representative market rate. Upon the occurrence of such an event, the Central Bank of Colombia sells call options, whereby the purchaser is entitled to buy from the Central Bank of Colombia, on a future date, a specified amount of U.S. dollars at a pre-established exchange rate, thus reducing the volatility of the exchange rate. As of October 28, 2009, the call option mechanism can only be used to control the international reserves of Colombia. See also “Exchange Controls—Foreign Exchange Controls—Colombia.”

Although the foreign exchange market is allowed to float freely, there are no guarantees that the Central Bank of Colombia or the Colombian government will not intervene in the exchange market in the future. The Federal Reserve Bank of New York does not report a rate for Colombian pesos. The Superintendencia Financiera de Colombia calculates the representative market rate based on the weighted averages of the buy/sell foreign exchange rates quoted daily by certain financial institutions for the purchase and sale of foreign currency.

The following table sets forth the average Colombian peso/U.S. dollar representative market rate for the periods indicated, calculated by using the average of the exchange rates on the last day of each month during the period.

	Daily observed exchange rate Col$ per U.S.$
	High	Low	Average[1]	Period end
Year ended December 31,
2011	2,206.19	2,061.92	2,128.68	2,206.19
2012	2,446.35	2,206.19	2,342.25	2,392.46
2013	2,452.11	2,361.54	2,397.26	2,441.10
2014	2,446.35	1,846.12	2,000.33	2,392.46
2015	3,356.00	2,360.58	2,743.39	3,149.47
Month end
February 29, 2016	3,434.89	3,287.31	3,354.96	3,306.00
March 31, 2016	3,319.80	3,022.35	3,128.79	3,022.35
April 30, 2016	3,109.60	2,851.14	2,997.73	2,851.14
May 31, 2016	3,069.17	2,833.78	2,993.51	3,069.17
June 30, 2016	3,117.83	2,897.53	2,992.86	2,916.15
July 2016 (through July 6, 2016)	2,966.87	2,914.38	2,923.90	2,966.87

1	Calculated as the average of the month-end exchange rates during the relevant period.

EXCHANGE CONTROLS

Foreign Exchange Controls

Chile

The Chilean Central Bank is the entity responsible for monetary policies and exchange controls in Chile. Chilean issuers are authorized to offer securities internationally provided they comply with, among other things, the provisions of Chapter XIV of the Compendium of Foreign Exchange Regulations of the Chilean Central Bank (the “Chilean Central Bank Compendium”).

Pursuant to the provisions of Chapter XIV of the Chilean Central Bank Compendium, it is not necessary to seek the Chilean Central Bank’s prior approval in order to acquire shares in a Chilean market. The Chilean Central Bank only requires that (i) the remittance of funds in excess of U.S.$10,000 for the acquisition of the shares in Chile be made through the Formal Exchange Market and disclosed to the Chilean Central Bank as described below; and (ii) all remittances of funds from Chile to the foreign investor upon the sale of shares or from dividends or other distributions made in connection therewith be made through the Formal Exchange Market and disclosed to the Chilean Central Bank as described below.

The proceeds of the placement of the shares abroad may be brought into Chile or held abroad. If the Selling Shareholder remits the funds obtained from the placement of the shares in Chile, such remittance must be made through the Formal Exchange Market and the Selling Shareholder must deliver to the Department of Statistics Information of the Chilean Central Bank directly or through an entity participating in the Formal Exchange Market an annex providing information about the transaction, together with a letter instructing such entity to deliver to the Selling Shareholder the foreign currency or the Chilean peso equivalent thereof. If the Selling Shareholder does not remit the funds obtained from the placement of the shares in Chile, the Selling Shareholder has to provide the same information to the Department of Statistics Information of the Chilean Central Bank directly or through an entity of the Formal Exchange Market, within the first 10 days of the month following the date on which the Selling Shareholder received the funds. All payments from dividends or other distributions in connection with the shares made from Chile must be made through the Formal Exchange Market. Pursuant to Chapter XIV of the Chilean Central Bank Compendium, no prior authorization from the Chilean Central Bank is required for such payments in U.S. dollars. The participant of the Formal Exchange Market involved in the transfer must provide certain information to the Chilean Central Bank on the banking business day following the day of payment. In the event payments are made outside Chile using foreign currency held abroad, we must provide the relevant information to the Chilean Central Bank directly or through an entity of the Formal Exchange Market within the first 10 days of the month following the date on which the payment was made.

Under Chapter XIV of the Chilean Central Bank Compendium, payments and remittances of funds from Chile are governed by the rules in effect at the time the payment or remittance is made. Therefore, any change made to Chilean laws and regulations after the date hereof will affect foreign investors who have acquired the shares. We cannot assure you that further Chilean Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile will not restrict or prevent the Selling Shareholder from acquiring U.S. dollars or that further restrictions applicable to the Selling Shareholder will not affect our ability to remit U.S. dollars for payment of dividends or other distributions in connection with the shares.

The above is a summary of the Chilean Central Bank’s regulations with respect to the issuance of securities, including the shares, as in force and effect as of the date of this prospectus. We cannot assure you that restrictions will not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of Chapter XIV of the Chilean Central Bank Compendium, a copy of which is available from us upon request at the following address Avenida Kennedy 9001, Piso 6, Las Condes, Santiago, Chile.

Argentina

In January 2002, with the approval of the Public Emergency Law, Argentina declared a public emergency situation in its social, economic, administrative, financial and foreign exchange matters and authorized the Argentine Executive Branch to establish a system to determine the foreign exchange rate between the Argentine peso and foreign currencies and to issue foreign exchange-related rules and regulations. Within this context, on February 8, 2002, through Decree No. 260/2002, the Argentine Executive Branch established (i) a single and free-floating foreign exchange market (hereinafter, “MULC” as per the initials in Spanish) through which all foreign exchange transactions in foreign currency must be conducted, and (ii) that foreign exchange transactions in foreign currency must be conducted at the foreign exchange rate to be freely agreed upon among contracting parties, subject to the requirements and regulations imposed by the Central Bank (please see below for a summary of the main regulations).

On June 9, 2005, through Decree No. 616/2005, the Argentine Executive Branch mandated that (i) all inflows of funds into the local foreign exchange market arising from foreign debts incurred by residents, both individuals or legal entities in the Argentine private sector, except for those concerning foreign trade financing and primary issuances of debt securities admitted to public offering and listed in authorized markets; and (ii) all inflows of funds by non-residents channeled through the MULC and aimed at being held in local currency, acquiring all types of financial assets or liabilities in the financial or non-financial private sector (except for foreign direct investments and primary issuances of debt securities and shares admitted to public offering and listed in authorized markets), and investments in securities issued by the public sector and acquired in secondary markets, must meet the following requirements: (i) such inflows of funds may only be transferred outside the local foreign exchange market at the expiration of a term of 365 calendar days as from the date of settlement of such funds into Argentine pesos; (ii) the proceeds of such inflows of funds must be credited to an account in the local banking system; (iii) a non-transferable and non-interest-bearing deposit for 30% of the amount of the transaction must be kept in Argentina for a period of 365 calendar days, in accordance with the terms and conditions set forth in the applicable regulations (the “Deposit”); and (iv) the Deposit is to be denominated in U.S. dollars and held in Argentine financial institutions and it may not be used to guarantee or as collateral of any type of credit transactions. The requirements of Decree 616/2005 were subsequently eased, as detailed below.

Within this context and pursuant to Communication “A” 4359 as amended, the Central Bank issued regulations relating to the Deposit, which was required to be made as soon as foreign currency was transferred into Argentina through the MULC in certain cases, such as: (i) financial indebtedness incurred by the financial sector and by the private, non-financial sector, except for primary issuances of publicly traded and listed debt securities, (ii) primary issuance of shares by resident companies whose shares are neither registered for public offering nor listed in any authorized market, to the extent they do not qualify as “foreign direct investment” and (iii) portfolio investments by non-residents to be applied to holdings of local currency and financial assets and liabilities in the financial sector and in the private, nonfinancial sector, to the extent they do not relate to the primary issuance of publicly traded and listed debt securities or publicly traded and listed shares issued by resident companies. Subsequently, Resolution No. 365/2005 and No. 637/2005 issued by the Ministry of Economy, Public Finance and Production included additional transactions for which the Deposit was mandatory starting on June 29, 2005. However, exceptions established under Central Bank of Argentina regulations reduced the number of situations in which this Deposit was required.

On December 18, 2015, through Resolution No. 3/2015, the Ministry of Treasury and Public Finance amended Executive Decree No. 616/2005, reducing (i) the Deposit percentage to 0% and (ii) the required period that the proceeds of any new financial indebtedness incurred by residents, held by foreign creditors and transferred through the MULC must be kept in Argentina from 365 calendar days to 120 calendar days from the date of the transfer of the relevant amount.

The following is a description of the main aspects of the Central Bank of Argentina regulations concerning inflows and outflows of funds in Argentina.

Inflow of Capital

New foreign financial indebtedness incurred by the private non-financial sector, the financial sector and Argentine local governments will not be subject to the requirement of having the proceeds from such indebtedness initially transferred and settled through the MULC. However, the settlement of funds through the MULC will be necessary for subsequent access to the MULC to repay principal and interest. Pursuant to Communication “A” 5850, if the funds are credited to foreign currency denominated local accounts in Argentina, it will be necessary to demonstrate the settlement of such funds.

Debt issuances by the private (financial and non-financial) sector denominated in foreign currency, with principal and interest services not solely payable in Argentine pesos in Argentina are to be subscribed in foreign currency and the proceeds must be settled through the MULC. Until such settlement through the MULC, the proceeds must be deposited in local financial entities (Communication “A” 5265 as amended).

Any new financial indebtedness channeled through the MULC and any debt renewal with foreign creditors incurred by Argentine residents from the financial sector and from the private, non-financial sector, must be agreed and maintained for terms of at least 120 calendar days as from the date of the inflow of the funds into Argentina, settlement of the funds or renewal of the debt, as applicable, and they may not be prepaid before the lapse of said term, irrespective of the manner of cancellation of the obligation to the foreign creditor and of whether said cancellation is effected with or without access to the MULC (Communication “A” 5265 and 5850, as amended).

Exempted from the provisions described in the preceding paragraph are the primary issuances of publicly traded and listed securities.

Outflow of Capital

Payment of Services

There are no restrictions on remittances abroad for payment of services rendered by non-residents, irrespective of the item (freights, insurance, royalties, technical assistance, fees, etc.) (Communication “A” 5264 and 5850, as amended). Access to the MULC for such payments requires the filing of documentation by residents evidencing the authenticity of the transaction related to the type of service rendered and the amount to be transferred abroad.

Payment of Profits (Interest, Earnings and Dividends)

Access to the MULC is granted for payment of interest services in the private, non-financial sector and in the financial sector (Communication “A” 5264, as amended) in the following circumstances: (i) if applicable regulations allow the repayment of the debt corresponding to such interest service and if all general regulatory requirements related to principal repayment are met; (ii) if the settlement of the currency is made within 10 calendar days of the maturity date of each interest payment; and (iii) if the interest payment is for the unpaid amounts accrued from the date of settlement of the foreign currency originating the foreign indebtedness or within 48 hours from the date of disbursement of the funds abroad and until settlement thereof through the MULC (within 48 hours from disbursement).

In addition, access to the MULC is permitted for remittances abroad to pay earnings and dividends insofar as they arise from closed and audited financial statements (Communication “A” 5377).

In order to proceed with remittances abroad for payment of interest on debt of all types, earnings and dividends, the entities involved must first verify that the debtor has complied with the reporting of (i) outstanding foreign indebtedness imposed under Communication “A” 3602 dated May 7, 2002 and (ii) direct investments pursuant to Communication “A” 4237 dated November 10, 2004, if applicable.

Financial Debts

Payment of principal under foreign financial indebtedness incurred by Argentine residents in the financial sector and in the private, non-financial sector (except in the case of payment of primary issuances of publicly traded and listed debt securities) may only proceed after the expiration of a 120 calendar-day term as from the date of inflow of the loan proceeds into Argentina.

In the case of foreign financial indebtedness settled through the MULC, as of December 17, 2015, debtors in the financial sector and in the private, non-financial sector will have access to the MULC at any time for prepayment of their foreign financial debt, provided that the minimum stay period has been complied with.

Pursuant to Communication “A” 5890, in the case of foreign financial indebtedness settled through the MULC on or prior to December 16, 2015, access to the MULC for the prepayment of principal under foreign indebtedness incurred by Argentine residents of the private, non-financial sector, is allowed:

(i)	at any time within 10 business days prior to maturity, to the extent the applicable minimum stay-period has been complied with,

(ii)	with the necessary operational anticipation for the payment of principal installments, whose payment depends on the enforcement of specific contractual conditions,

(iii)	before such 10-business-days term prior to maturity, whether in whole or in part, if the payment is entirely financed with external funds destined to capital contributions to the extent the applicable minimum stay-period has been complied with, or

(iv)	before such 10-business-days term prior to maturity, whether in whole or in part, to the extent the applicable minimum stay-period has been complied with, and that the payment is entirely financed with new foreign debts settled through the MULC and/or through the issuance of bonds or other debt instruments that meet the conditions of being considered foreign debt issuance. Argentine companies that belong to the same economic group may use this benefit, provided that such condition is met at a consolidated level.

Moreover, the access to the MULC before such 10-business-days term is allowed for the repurchase and/or prepayment of bonds or other securities in the case that the amount being paid exceeds the face value of the securities subject to the transaction, as long as such extra value reflects reasonable market conditions. This exception is also subject to the securities qualifying as foreign indebtedness pursuant to the Central Bank’s regulations and being listed on a stock exchange.

In all cases of prepayment of principal, the payment must be to the creditor or the payment agent of the obligation for its immediate payment to the lender. The obligation stops bearing interest for the prepaid portion as of the date of the payment to the lender (Communication “A” 5890).

Finally, regarding access to the MULC for the payment of interest accrued on unpaid debts or debts canceled simultaneously with the payment of interest, the purchase of foreign currency in the MULC may be completed in a period not in excess of 10 business days prior to the due date of each installment of interest computed in arrears, excluding the possibility of calculating the amount of accrued interest.

In addition, pursuant to Communication “A” 5899, entities may grant residents access to the MULC to make principal and interest payments, without any funds inflows into Argentina, in respect of foreign financial debts arising from financings granted by a non-resident seller for direct investment assets and/or non-financial non-produced asset purchases within Argentina, provided there is compliance with certain documentary and operational requirements.

Other Regulations

Sales of Foreign Currency to Non-residents

Communication “A” 4662 (as subsequently amended by Communication “A” 5850 and 5899) published a restatement of as well as newly-issued regulations applicable to access to the MULC by non-residents (as per the definitions contained in the IMF’s Balance of Payments Manual, fifth edition, chapter IV).

In this respect, no prior approval by the Central Bank of Argentina is required for any of the following transactions conducted by non-residents, insofar as all the requirements imposed in each case have been met:

(i)	Purchase of foreign currencies for remittances abroad, provided that the documentation prescribed by the previously mentioned regulations has been furnished, in the examples stated below, when transactions relate to or pertain to collections in Argentina of:

1.1	Financial indebtedness originating in external loans of non-residents.

1.2	Recovery of claims in local bankruptcy proceedings and collection of debts under reorganization proceedings to the extent that the nonresident client has been recognized as creditor by a final non-appealable decision of the court of such proceedings.

1.3	Repatriations of direct investments in companies in the private, non-financial sector that do not control local financial institutions and/or real estate, provided that the foreign beneficiary is either a natural or legal entity residing or incorporated and established in, or the payment is performed in, domains, jurisdictions, territories or associated states that are considered “cooperators for the purposes of fiscal transparency” according to the provisions of section 1 of Decree 589/2013, as amended and supplemented (Communication “A” 5649) for the following purposes:

1.3.1	Sale of such direct investment.

1.3.2	Final liquidation of such direct investment.

1.3.3	Capital reduction decided by the local company.

1.3.4	Reimbursement of irrevocable contributions by the local company.

1.4	Collections of services or sales proceeds of other portfolio investments (and their profits) provided that the foreign beneficiary is either a real or legal person residing in or incorporated and established in domains, jurisdictions, territories or associated states that are considered “cooperators for the purposes of fiscal transparency” according to the provisions of Art. 1 of Decree 589/2013, as amended and supplemented (Communication “A” 5649). These portfolio investment repatriations include, but are not limited to, portfolio investments in shares and ownership interests in local companies, investments in mutual funds and local trusts, purchases of portfolios of loans granted to residents by local banks, purchases of invoices and promissory notes for local business transactions, investments in local bonds issued in Argentine pesos and in foreign currency payable locally, as well as purchases of other internal receivables. Non-residents will be allowed access to the MULC for the repatriation of their investment without any need to obtain the prior authorization of the Central Bank of Argentina, provided there is compliance with the applicable minimum period of 120 calendar days from the date of the inflow of the funds into Argentina. Pursuant to Communication “A” 5937, providing evidence of the inflow of the funds through the MULC and compliance with the minimum stay period will not be required when the investment is originated in funds collected in Argentina under a transaction pursuant to which the non-Argentine resident would have had access to the MULC for the repatriation of such funds at the time of collection.

1.5	Indemnifications awarded by local courts in favor of non-residents.

1.6	Payments of Argentine imports.

(ii)	purchases of foreign currency by (i) diplomatic and consular representatives and diplomatic staff authorized in Argentina, and (ii) representations from courts, authorities or departments, special missions, bilateral commissions or bodies established by international treaties or agreements, to which Argentina is a party, to the extent that such transfers are made in the exercise of their respective functions; and

(iii)	purchases of foreign currency by international organizations and institutions acting as official export credit agencies, as listed in Communication “A” 4662 (as amended and supplemented).

The prior authorization of the Central Bank of Argentina will not be required either when the purchase of foreign currency or foreign banknotes by a non-resident does not exceed the equivalent of U.S.$2,500 per calendar month across all entities authorized to deal in foreign currency transactions.

Formation of Off-shore Assets by Residents

On December 17, 2015, Communication “A” 5850 (as amended by Communication “A” 5899 dated February 4, 2016) established that resident individuals, legal entities from the private sector organized in Argentina and not authorized to deal in foreign exchange, certain trusts and other estates domiciled in Argentina, as well as Argentine local governments will be allowed access to the MULC without the prior authorization of the Central Bank of Argentina with respect to the following types of transactions: real estate investments in a foreign country, loans extended to non-residents, direct investments abroad by residents, portfolio investments abroad by natural persons and legal entities, other investments by residents abroad, purchases of foreign currency banknotes in Argentina for holding purposes, purchases of traveler checks and certain donations, in each case provided that the following conditions are satisfied:

(i)	The total amount of the transactions may not exceed the equivalent of U.S.$5.0 million in any calendar month across all entities authorized to perform foreign currency transactions (Communication “A” 5963).

(ii)	The entity must have received from the client a sworn statement indicating that the foreign exchange transaction to be conducted is in compliance with the limits established by applicable rules for the client’s operations across all entities authorized to perform foreign currency transactions.

(iii)	In the case of purchases of foreign currency banknotes and foreign currency that exceed the equivalent of U.S.$500 per calendar month across all entities authorized to perform foreign currency transactions, the transaction may only be made by means of a debit against a checking account created in an Argentine financial institution in the client’s name, a transfer via MEP (Electronic Payment System) to the relevant entity from a client’s checking account or a payment by a check drawn against a client’s own account.

(iv)	In the case of foreign currency sales to residents for the creation of portfolio investments abroad, the transfer must be made to an account under the name of the client performing the exchange transaction and created at a foreign bank, an investment bank or other foreign institution that provides financial services and is controlled by a foreign bank. Such banks or entities must not have been organized in countries or jurisdictions considered non-cooperative for fiscal transparency purposes under section 1 of Executive Decree No. 589/13, as amended, or in countries or jurisdictions where the Recommendations of the Financial Action Task Force are not followed or sufficiently followed. Non-cooperative countries or jurisdictions will be designated as such by the Financial Action Task Force. The identification of the foreign entity where the client’s account has been created and the account number must be recorded in the applicable exchange ticket.

For purposes of calculation of the above-mentioned limits as of the date when a new transaction is performed, in the case of purchases in foreign currencies other than the U.S. dollar, the Argentine peso amount settled for each transaction will be computed at the bank’s reference exchange rate on the business day immediately preceding the day on which the transaction was performed.

These rules do not preclude the enforcement of any other applicable rules for the prevention of money laundering, terrorism financing and other illicit activities.

In addition, residents that perform sales of their own offshore assets through the MULC as from December 17, 2015 will not be subject to the limit established in item (i) above in order to exchange foreign currency for up to the amount of such sales’ proceeds transferred into Argentina.

Access to the MULC may also exceed the limit established in item (i) above if any received funds are simultaneously applied to the payment to residents for the purchase of real state within Argentina through a deposit or transfer to a local banking account denominated in foreign currency maintained by the seller.

In addition, the requirement to register foreign exchange transactions in the Exchange Transactions Consultation Program of the Administración Federal de Ingresos Público has been eliminated, which used to require all entities authorized to conduct operations related to foreign exchange to obtain prior approval by the Argentine tax authorities to execute any sale of foreign currency on behalf of their clients.

Capital Markets

Securities-related transactions carried out through stock exchanges and authorized securities markets must be paid using any of the following mechanisms: (i) in Argentine pesos; (ii) in foreign currency through electronic fund transfers from and to sight accounts in local financial institutions; and (iii) through wire transfers against foreign accounts. Under no circumstances is the settlement of these securities purchase and sale transactions to be made in foreign currency bills or through deposits in escrow accounts or in third-party accounts (Communication “A” 4308).

Report of Issuances of Securities and Other Foreign Indebtedness of the Private Financial and Non-financial Sector

Pursuant to Communication “A” 3602 dated May 7, 2002, as amended, all individuals and legal entities in the private financial and non-financial sector must report their outstanding foreign indebtedness (whether Argentine peso or foreign currency-denominated) at the end of each quarter. The debts incurred and repaid within the same calendar quarter need not be reported.

Direct Investments Report

Communication “A” 4237 dated November 10, 2004 established reporting requirements in connection with direct investments made by local residents abroad and by non-residents in Argentina. Direct investments are defined as those that reflect the long-standing interest of a resident in one economy (direct investor) in another economy’s resident entity, such as an ownership interest representing at least 10% of a company’s capital stock or voting rights. The reporting requirements prescribed by this Communication “A” 4237 are to be met on a bi-annual basis.

Brazil

General rules

The basic law regulating foreign investment was enacted in 1962 (Law No. 4131) and was amended in 1964 (Law No. 4390). Foreign investment is not subject to government approvals or authorizations, and there are no requirements regarding minimum investment or local participation in capital (except in very limited cases such as in financial institutions, insurance companies and other entities subject to the regulating authority of the Central Bank of Brazil). Foreign participation, however, is limited or prohibited in limited areas of activities, including those detailed below.

The Central Bank of Brazil is the agency responsible for: (i) managing the day-today control over foreign capital flow in and out of Brazil (risk capital and loans under any form); (ii) setting forth the administrative rules and regulations for registering investments; (iii) monitoring foreign currency remittances; and (iv) allowing repatriation of funds. It has no jurisdiction over the quality of the investment and cannot restrict the remittances of funds resulting from the risk capital or loan, which are based on a registration with the Central Bank, through its Electronic System of Registration.

In the event of a serious balance of payment deficit, the Central Bank may limit profit remittances and prohibit remittances as capital repatriation for a limited period of time. This limitation, however, has never been applied even during Brazil’s most difficult balance of payments problems.

Foreign investments in currency must be officially channeled through financial institutions duly authorized to deal in foreign exchange (e.g. commercial banks). Foreign currency must be converted into Brazilian currency and vice-versa through the execution of an exchange contract with a commercial bank. Foreign investments may also be made through the contribution of assets and equipment intended for the local production of goods or services.

Foreign exchange market

Brazil previously operated with two official exchange rate markets, the commercial and floating rate markets, both of which were regulated and monitored by the Central Bank. Participation in a particular market was determined by the nature of the remittance of funds to be made.

In March, 2005 the Central Bank unified both markets and enacted more flexible exchange rules. As a consequence, remittances of funds in and out of Brazil now flow through one single exchange market regardless of the nature of the payments.

Foreign investment registration

Foreign investments in currency or in assets and equipment must be registered with the Central Bank of Brazil. Such registration grants the foreign investor the right to remit dividends and interest and to repatriate the investment. As of August 2000, foreign investments in capital must be registered with the Electronic System of Registration of the online data system of the Central Bank of Brazil (the “SISBACEN Data System”). Since February 2001, foreign loans are also subject to registration in the SISBACEN Data System.

The amount registered with the Central Bank of Brazil as foreign investment includes the sum of (i) the original investment (whether in cash or in kind); (ii) subsequent additional investments (including the capitalization of credits); and (iii) eventual profit reinvestments. This aggregate amount constitutes the basis for repatriation of capital and computation of any eventual capital gain tax, as explained below.

Profit remittance

Since January 1996, profits paid by a Brazilian company to a foreign investor are not subject to any withholding tax. The foreign currency to be remitted must be purchased in the exchange market directly from any commercial bank, upon presentation of the corporate act declaring the dividends, the pertinent financial statements, proof of the tax payment and the registration in the SISBACEN Data System. No further approval or consent of the Central Bank is necessary and there is no limitation on the amounts to be remitted if the original investment has been registered with the Central Bank as described above.

Repatriation of capital

Foreign capital invested in Brazil may be repatriated at any time and there is no minimum period of investment. Repatriation of the investment within the amount stated in the SISBACEN Data System may be made free of any tax or authorization. In principle, any excess over the registered amount will be treated as a capital gain, subject to a 15% withholding tax (such rate is increased to 25% in case of investors residing in tax havens) and prior (and discretionary) approval of the Central Bank.

In accordance with an common practice of the Central Bank of Brazil, whenever the total or partial repatriation of capital is sought upon the sale of an investment, the book value of the foreign investment (based on the financial statements of the company which received the investment) will be compared against the amount registered in foreign currency. If the book value is lower than the registered foreign investment, the remittance abroad of any amount exceeding the book value may be understood by the Central Bank as a capital gain, and, as such, subject to a 15% tax.

Other forms of funding Brazilian subsidiaries

The Brazilian foreign debt challenges, combined with other circumstances, forced the market to find various ways to fund Brazilian companies through the issuance of notes and bonds, as well as commercial paper placed outside Brazil under private and public placements. In recent years, the Central Bank has authorized a great volume of issues of bonds, fixed rate notes, floating rate notes, commercial papers and fixed or floating rate certificates of deposit, to be traded abroad. Nonetheless, foreign loans with maturity of less than ninety days are currently subject to a financial transactions tax. Interest paid to foreigners is subject to a 15% withholding tax (such rate is increased to 25% in case of creditors residing in tax heavens). Another source of funding has been the issue of ADRs—American Depositary Receipts and IDRs—International Depositary Receipts.

Peru

At the beginning of the 1990s, former President Alberto Fujimori liberalized price and wage controls in the private sector and eliminated all restrictions on capital flows. Since March 1991, there have been no exchange controls in Peru and all foreign exchange transactions are based on market rates. Prior to March 1991, the Peruvian foreign exchange market consisted of several alternative exchange rates. During the last two decades, the Peruvian currency has experienced a significant number of large devaluations and Peru has consequently adopted and operated under various exchange rate control practices and exchange rate determination policies, ranging from strict control over exchange rates to market-determination of rates. Current Peruvian regulations on foreign investment allow the foreign holders of equity shares and fixed income instruments to receive and repatriate 100% of the proceeds of the investment. Such investors are allowed to purchase foreign exchange at free market exchange rates through any member of the Peruvian banking system.

Colombia

Foreign Investment and Exchange Controls in Colombia

Although the exchange market flows freely, there are exchange regulations that establish those exchange operations that must be channeled through the exchange market, the procedures and penalties for infringement.

The rules applicable on exchange matters are issued jointly by Congress, the Government and the Central Bank. The main regulations on foreign investment and international exchange (“Exchange Regulations”) are set forth in Law 9 of 1991, Decree 2080 of 2000, External Resolution No. 8 of 2000 and Regulation DCIN-83. The law requires all foreign investment to be registered at the Central Bank.

The Central Bank is responsible for Exchange Regulations and managing, recording and authorizing changes in foreign investment. In turn, the Superintendency of Companies is responsible for overseeing compliance with the provisions on foreign investment set forth in the Exchange Regulations. Such foreign investment is divided into (1) direct foreign investment, and (2) portfolio foreign investment.

The foreign investment registered with the Central Bank grants the investor the following rights, known as “exchange rights”:

a. The possibility of repatriating the profits from the registered investment.

b. The possibility of reinvesting such profits in Colombia.

c. The possibility of repatriating sums resulting from the transfer of the investment within the country, the liquidation of the company or the portfolio and/or the reduction of the equity of the recipient company.

Foreign Indebtedness

The foreign currency received or paid as a consequence of a credit operation must be channeled through the exchange market. In addition, prior to or simultaneously with the disbursement, it will be required to report the foreign debt to the Central Bank through the exchange market intermediaries.

Up until October 28, 2011, Colombian residents could only obtain credits in foreign currency from foreign financial institutions, foreign market intermediaries or through the placement of securities in international capital markets. Since that date, Banco de la República allowed indebtedness with any foreign third party, including related parties. These modalities are considered liability credits since the debtor is a Colombian resident.

On the other hand, Colombian residents may grant loans in foreign currency to non-residents and this modality is called active credits since the creditor is a Colombian resident.

OFFER AND LISTING DETAILS

Our ADSs have been listed on the NYSE under the symbol “CNCO” since June 22, 2012. The table below sets forth the trading volume and the high and low closing prices in U.S. dollars of our ADSs on the New York Stock Exchange as reported by the New York Stock Exchange.

	New York Stock Exchange (in U.S.$ per ADS)
	Trading volume	High	Low
Quarter
First Quarter, 2016	3,035,336	7.88	5.30
Second Quarter, 2016	6,212,873	8.95	7.43
Month
March 2016	1,051,892	7.88	6.46
April 2016	3,277,283	8.70	7.32
May 2016	1,855,017	8.30	7.43
June 2016	1,080,573	8.95	7.76
July 2016 (through July 5, 2016)	88,515	8.83	8.43

Source: New York Stock Exchange

Our common stock is currently traded on the Santiago Stock Exchange, the Valparaiso Stock Exchange and the Chile Electronic Stock Exchange under the symbol “CENCOSUD.” The table below sets forth the trading volume and high and low closing sales prices for our common stock on the Santiago Stock Exchange for the periods indicated as reported by the Santiago Stock Exchange.

	Santiago Stock Exchange (in Ch$ per Common Share)
	Trading volume	High	Low
Quarter
First Quarter, 2016	140,527,472	1,746.5	1,321.0
Second Quarter, 2016	139,613,101	1917.9	1,670.0
Month
March 2016	62,106,890	1,746.5	1,464.0
April 2016	48,477,860	1900.0	1,670.0
May 2016	53,713,597	1864.4	1,699.0
June 2016	37,421,644	1,917.9	1,800.0
July 2016 (through July 7, 2016)	5,487,148	1,920.0	1,885.1

Source: Santiago Stock Exchange

ORDER BOOK AUCTION

The shares of common stock will be sold initially through an order book auction on the Santiago Stock Exchange in a process known as subasta de un libro de órdenes (a “subasta”), in compliance with Chilean law and the rules of the Santiago Stock Exchange. All orders of shares of common stock made by prospective purchasers, including by the international underwriter for purposes of the international offering, must be placed through an authorized Chilean broker under Chilean law, as further described below. The shares of common stock awarded to the international underwriter in the subasta will be eligible for deposit in our ADR facility, subject to the terms of our Deposit Agreement, pursuant to which the ADRs will be issued. See “Underwriting.”

Sales of large blocks of shares in the Santiago Stock Exchange are normally conducted in one block through a subasta. This auction procedure sorts purchase orders by price in descending order and awards the offered shares, at a single price, to the cumulative demand that satisfies the conditions set forth in advance by the seller.

The terms and conditions of the offer are set forth by the seller acting through a stock broker. Credicorp Capital S.A. Corredores de Bolsa and J.P. Morgan Corredores de Bolsa SpA will serve as the stock brokers in connection with the auction of our shares of common stock in the contemplated subasta. These conditions may include a minimum price and the creation of specific demand segments based on objective criteria (e.g. type of investors and order size). All the purchase orders entered into the system are compiled by the Santiago Stock Exchange in a single cumulative order book, which will be delivered to the stock brokers designated by the seller. Based on such order book, the stock brokers will determine whether the offer was successful or not. The offer must be declared successful if the competitive demand (i.e., orders with a price equal to or above the minimum price (if there is one)) plus the demand at market price exceeds the number of shares offered and complies with the conditions established for each of the segments. The order book will remain open for purchase offers for the time previously defined by the Selling Shareholder, which in no case may be less than two exchange business days. During this period, purchase orders may be amended or redeemed. Chilean brokers receiving purchase orders from non-institutional investors will require certain safeguards from their clients, such as securities in rem for an amount that can vary between 10% and 50% of the purchase order (depending on the amount of the order), cash or otherwise as prescribed by the Santiago Stock Exchange. In the case of institutional investors, the Chilean broker will only verify that the operation is conducted within the limits applicable to such institutional investor.

If the offer is declared successful and includes different demand segments, the offer price cannot be set below 90% of the price at which cumulative competitive demand (i.e., all orders with a price, regardless of demand segment, sorted in descending order) is equal to the total shares offered. With the overall demand information received from the Santiago Stock Exchange, the stock brokers together with the international underwriter and the Chilean placement agents will make a price and allocation recommendation to the Selling Shareholder. Once the Selling Shareholder makes its determination with respect to price and allocation, the stock brokers will inform the Santiago Stock Exchange of the offering price and the allocation of the offering among the demand segments. In the case that the offer does not include different demand segments, the stock brokers will inform the Santiago Stock Exchange of the offering price.

The offer is then allocated within the respective demand segments or segment among those orders that have a price equal or above the offer price and orders at market price. On the day following the allocation, prior to the opening of the stock market in Chile, the Santiago Stock Exchange will formally award the offered shares through a special auction and will communicate, through its systems, the final allocation of shares to all participating brokers. Once the shares have been formally awarded, the international underwriter will confirm orders to international investors based on the offering price and the number of shares awarded to the international underwriter in the subasta, which shares will be delivered in the form of ADSs.

We expect that delivery of the shares will be made against payment therefor on the second business day following the formal award of the shares to prospective investors pursuant to the order book auction. The settlement of the shares will be made in book entry form through the facilities of the Depósito Central de Valores S.A., Depósito de Valores. Payment for the shares will be required to be made in Chilean pesos.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Operating and Financial Review and Prospects

We believe we are one of the leading multi-brand retailers in South America, based on revenues, selling space, number of stores and gross leasable area in the sectors and countries in which we operate. We operate through a number of formats, including supermarkets, home improvement stores, shopping centers and department stores. The company believes Peru and Colombia are high-growth and underpenetrated markets due to their favorable demographics, sustainable household consumption growth and low formal retail penetration as described herein and in the section titled “Item 4. Information on the Company—B. Business Overview—Industry Overview and Competition” in our 2015 Form 20-F. As a complement to our core retailing business, we are actively involved across the region in the commercial real estate development business, particularly in Chile, Argentina, Colombia and Peru, with 53 shopping malls representing 794,592 square meters of gross leasable area for third parties as of March 31, 2016, and we also offer open and private label credit cards, consumer loans and limited financial services to our retail customers.

A. OPERATING RESULTS

Trends and Factors Affecting Our Results of Operations

Our results of operations have been influenced and will continue to be influenced by the following factors:

Developments in the Chilean economy

Our operations in Chile accounted for 41.5% of our consolidated revenues from ordinary activities for the three-month period ended March 31, 2016 compared to 36.3% in the corresponding period in 2015. Consequently, our financial condition and results of operations are substantially dependent on economic conditions prevailing in Chile. In 2010, the Chilean economy began to recover following its 2009 recession. As reported by the Central Bank of Chile, GDP expanded 5.8% in 2011 and 5.5% in 2012. However, in line with other global economies, such growth decelerated beginning in 2013, with the Chilean GDP expanding 4.0% in 2013, 1.9% in 2014 and 2.1% in 2015. According to ILACAD World Retail (“ILACAD”), an international consulting company that monitors the retail industry, the Chilean formal retail sector, which consists of business that are taxed and that employ formal labor, accounts for 63% of the Chilean retail sector, a relatively high percentage in comparison to the other countries in which we operate, but low in comparison to the United States, where the formal sector accounts for 92% of the retail sector, according to the U.S. Census Bureau, as of 2013.

The recovery of the Chilean economy in 2010 was led in part by a recovery of the prices of Chile’s exports, which according to the World Bank contributed 36.8% of GDP in the period from 2010 to 2014. As a result of the economic recovery, the Consumer Price Index (“CPI”) increased 1.8%, 4.7% and 4.3% in 2013, 2014 and 2015, respectively, according to the Central Bank of Chile. Inflation began to accelerate during 2014 following the devaluation of the Chilean Peso, increased international oil prices, a lower real interest rate and expectations of monetary policy tightening in the U.S. In 2016, CPI has evolved in line with the provisions of the March Monetary Policy Report of the Central Bank of Chile. Inflation fell to 4.2% in April and remained at 4.2% as of May, approaching the tolerance rate, mainly due to lower exchange rate pressure on the prices of products subject to the U.S. dollar and lower international oil prices.

During 2014, the Central Bank of Chile began a process of loosening monetary policy in response to weaker economic activity with the aim of boosting growth. Local output, demand and employment indicators continued to show softer dynamics in the economy during this period. These factors, in conjunction with timid global growth prospects, led the Central Bank of Chile to cut its benchmark rate for the fourth consecutive time to 3% during its October 16, 2014 meeting. After this, the Central Bank of Chile kept its benchmark rate steady for a year, until November 2015, when it decided to raise the rate by 25 basis points to 3.25%, mostly because of inflationary pressure. In January 2016, the Central Bank of Chile decided to raise the rate by a further 25 basis points to 3.50%, where it has remained. The average unemployment rate was 6.3% in 2015 and 6.1% in both March 2016 and 2015 and 5.8%, 6.0% and 5.7% in December 2015, 2014 and 2013, respectively, according to the Central Bank of Chile. The quarter ended March 31, 2016 was the fourth consecutive quarter in which the unemployment rate increased. See “Item 3. Key Information—D. Risk Factors. Risks Related to Chile” in our 2015 Form 20-F.

Chile maintains one of the highest foreign currency credit ratings in Latin America, currently rated AA- by Standard & Poor’s Financial Services LLC, (“S&P”), Aa3 by Moody’s Investors Service, Inc. (“Moody’s”) and A+ by Fitch, Inc. (“Fitch”), as of December 31, 2015. Future economic, social and political developments in Chile, over which we have no control, could have a material adverse effect on us, including impairing our business, financial condition or results of operations. Credit ratings are subject to periodic review and we cannot assure you that the current ratings will not be revised or lowered in the future.

On September 29, 2014, Chile enacted Law No. 20,780, which was amended and supplemented on February 8, 2016 by Law N°20.899 (the “Tax Reform Act”). The Tax Reform Act introduced changes to the corporate tax rate, mandating a gradual increase of the rate from 20% to 27%, strengthening the rules regarding minimum capitalization, and the taxation of Chilean investments abroad (the controlled-foreign-corporation rules), among others. The new rules are set to come into effect gradually, with the implementation process having commenced on October 1, 2014 and set to be completed by January 1, 2018. The effects of this tax reform may increase our operating and compliance costs, which could negatively affect our financial results and our ability to grow our business.

According to preliminary information as of the date hereof, economic activity for the month of April 2016 (IMACEC) increased 0.7% year over year, which was below market expectations of 1.6%. The indicator was affected by the increase in services and retail sectors, which was partially offset by the decline in mining, manufacturing and wholesale trade sectors. As of the date hereof, the International Monetary Fund (“IMF”) forecasts growth of 1.5 % for the Chilean economy in 2016, which is lower than the 2.1% growth forecast in January and the 1.7% growth projected by the Central Bank of Chile, mainly due to the prolonged slump in the value of the Chilean Peso and tighter financial conditions in Chile. See “Item 3. Key Information—D. Risk Factors. Risks Related to Chile” in our 2015 Form 20-F.

Developments in the Argentine economy

Our operations in Argentina accounted for 25.1% of our consolidated revenues from ordinary activities for the period ended March 31, 2016 compared to 28.5% in the corresponding period in 2015. Accordingly, the Company is sensitive to macroeconomic conditions in Argentina.

According to the Argentine Institute of Statistics and Census (“INDEC”), Argentina’s GDP expanded by 2.3%, contracted by 2.6% and expanded by 2.4% in 2013, 2014 and 2015, respectively, and the average unemployment rate stood at 7.1%, 7.3% and 6.3% in 2013, 2014 and 2015, respectively. As an effect of high consumption and a reduction in productivity reported by the World Economic Forum, however, the country has experienced high levels of inflation, exceeding that of other countries in South America. In response to demands from international investors and the IMF, the government of Argentina introduced a new methodology for the calculation of price variations in the domestic economy. The new index revealed a price increase of 23.9% as of December 2014. According to private data, inflation was 38.0% in 2014 and 28.4% in 2015. As per the Central Bank of Argentina, international reserves reached a record-high of over U.S.$52 billion in 2010, U.S.$46 billion in 2011 and U.S.$44 billion in 2012 before falling to U.S.$30.6 billion by the end of 2013. International reserves held by the Central Bank of Argentina stood at U.S.$30 billion as of December 31, 2014 and U.S.$24.8 billion as of December 31, 2015. As of May 2016, international reserves held by the Central Bank of Argentina had reached U.S.$31.6 billion.

According to the INDEC report published on June 29, 2016, Argentina’s GDP grew by 2.4% in 2015. Argentina’s GDP grew by 0.5% quarter-on-quarter in the first quarter of 2016 compared to the first quarter of 2015. The primary deficit expanded to 5.4% of GDP in 2015, compared with 3.8% in 2014. Argentina’s fiscal strategy is focused on reducing the deficit to 4.8% of GDP at the end of 2016, 3.3% in 2017, 1.1% in 2018 and 0.3% for 2019.

After several years of price stability, the devaluation of the Argentine Peso in January 2002 created pressures on the domestic price system that generated high inflation in 2002 before substantially stabilizing in 2003. The local interest rate, the BAIBAR, was 9.45%, 10.11%, 9.08%, 12.10% and 30.14% on December 31, 2009, December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013, respectively, as reported by the Central Bank of Argentina. The BAIBAR stood at 10.21% on September 30, 2014. As of May 2016, the Central Bank of Argentina decided to reduce its Monetary Policy Interest Rate by 75 bps to 36.75%.

The economic and financial environment going forward in Argentina is expected to be significantly influenced by the presidential elections held on November 22, 2015, which resulted in Mauricio Macri being elected President of Argentina. Since assuming office on December 10, 2015, the Macri administration has announced several significant economic and policy reforms, including with respect to data collection, foreign exchange reforms that are expected to provide greater flexibility and easier access to the foreign exchange market, foreign trade reforms (including the elimination and reduction of certain export duties and the elimination of certain limitations to Argentina’s foreign exchange market) and electricity and gas reforms. Sustainable economic growth and improved employment in the short and medium term will depend upon the manner in which the above-mentioned reforms are implemented.

Argentina has historically implemented certain exchange control regulations. A brief history of recent exchange controls is discussed in “Exchange Controls—Foreign Exchange Controls—Argentina.”

Developments in the Brazilian economy

Our operations in Brazil accounted for 15.3% of our consolidated revenues from ordinary activities for the three-month period ended March 31, 2016 compared to 18.0% in the corresponding period in 2015. Accordingly, the Company is sensitive to macroeconomic conditions in Brazil.

Brazil is currently going through a period characterized by a deep recession and significant political instability associated with, among other factors, the impeachment of President Dilma Rousseff, the Zika virus outbreak and the upcoming Olympic Games in Rio de Janeiro. As an economic matter, the country’s growth rate has decelerated steadily since the beginning of this decade, from an average annual growth of 4.5% between 2006 and 2010 to 2.2% between 2011 and 2014. GDP decreased by 3.9% in 2015, the worst annual performance since 1991. The GDP growth rate in Brazil averaged 0.6% from 1996 until 2015, reaching an all-time high of 3.5% in the third quarter of 1996 and a record low of negative 4.1% growth in the fourth quarter of 2008. The Brazilian economy shrank 0.3% in the first quarter of 2016 when compared to the last quarter of 2015, which constituted the fifth consecutive quarter of economic contraction, according to Instituto Brasileiro de Geografia e Estatistica (“IBGE”). In the first quarter of 2016, GDP fell 5.4% as compared to the corresponding period in 2015, easing from a 5.9% drop in the fourth quarter and beating market expectations of a 6% decline.

The realignment of regulated prices combined with the pass-through of exchange rate depreciation have caused an inflation peak in 2015 (with an inflation rate of 10.7% in December 2015 compared to 6.4% in 2014), exceeding the upper limit of the target band (4.5 ± 2%). The inflation rate of administered prices has been decelerating and will, most likely, be the main driver of the moderate slowdown expected in 2016. It is expected, however, to remain above the target ceiling for the year. Annual inflation rates are measured in Brazil through the Brazilian Extended Consumer Price Index (Índice de Preços ao Consumidor Amplo) that is reported by the IBGE.

Budget rigidities and a difficult political environment are undermining the fiscal adjustment. Less than 15% of expenditures in Brazil are expected to be discretionary. Most public spending is mandatory (mandated by the Constitution or other legislation) and increases in line with revenues, nominal GDP growth, or other pre-established rules. Additionally, a large portion of revenues are earmarked for education and health. Attempts to pass legislation to increase revenue collection in the short term and address issues of a more structural nature—such as pensions—have so far fallen short of the government’s intentions.

Brazil’s medium-term outlook will depend on the success of the current adjustments and the enactment of further growth-enhancing reforms. Raising productivity and competitiveness is the crucial challenge for the country to achieve higher growth in the medium-term. With the recession of growth drivers over the past decade—credit-fueled consumption, labor expansion and the commodity boom—growth will need to be based on higher investments and productivity gains.

Brazil’s economy experienced further contraction in the fourth quarter of 2015, with GDP decreasing by 1.4% in the last three months of 2015 compared to the corresponding period in the prior year, slightly lower than market expectations of a 1.5% decline and following a 1.7% contraction in the previous quarter, marking the fourth straight quarter of contraction. Year-on-year, the GDP shrank 5.9%, bringing the contraction in 2015 to 3.8%, the worst annual performance since 1991. The growth rate in Brazil averaged 0.63% from 1996 until 2015, reaching an all-time high of 3.50% in the third quarter of 1996 and a record low of negative 4.10% in the fourth quarter of 2008. GDP growth rate in Brazil is reported by the IBGE.

The country remains plagued by high inflation, depressed confidence levels and low prices for export goods. Available data for the start of 2016 is also bleak: business confidence fell and the manufacturing Purchasing Managers’ Index (PMI) lost ground. The abysmal state of the economy combined with a large corruption scandal has rocked the government. On March 13, 2016, citizens gathered in one of the largest protests in Brazil’s history to demand the resignation of President Dilma Rousseff. In Congress, the largest political party, the Brazilian Democratic Movement Party (PMDB), abandoned the government’s coalition on March 30, 2016. On April 17, 2016 Brazil’s lower house voted to start impeachment proceedings against President Rousseff, which was ratified by the Senate on May 12, 2016, suspending President Rousseff’s presidential powers for 180 days as the impeachment process proceeds. Vice President Michel Temer has assumed the role of Acting President during the impeachment proceedings.

The current government of Acting President Temer has proposed a set of macroeconomic adjustment measures and is setting the stage for structural reforms. The proposal is based on an ambitious fiscal consolidation plan, to reduce the inflation expectations and enable a drop in the real exchange rate, to boost competitiveness, productivity and investments. However, implementation of the reform program has proven difficult given the challenges in reaching a consensus in the Brazilian Congress resulting from political instability associated with the pending impeachment trial of President Rousseff. If the senate convicts President Rousseff, Mr. Temer will retain the presidency for the remainder of her term ending on December 31, 2018, subject to ongoing proceedings in Brazil’s superior electoral court (Tribunal Superior Eleitoral). If the senate acquits President Rousseff, she will return to office. There can be no assurance whether the change in government will affect government policy with respect to such macroeconomic adjustments and structural reforms.

Brazil’s non-seasonally adjusted unemployment rate rose to 8.2% in February of 2016 from 7.6% in the previous month and above market forecast of 8.1% and up from 5.8% unemployment in February 2015. The unemployment rate in Brazil averaged 8.3% from 2001 until 2016, reaching an all-time high of 13.1% in August of 2003 and a record low of 4.3% in December of 2013. As of February of 2016, the unemployment rate in major cities of Brazil rose to its highest level since May 2009 and wages continued to fall sharply. According to the Central Bank of Brazil, the average unemployment rate for the country stood at 10.9% as of the first quarter of 2016.

The official interest rate in Brazil is reported by the Central Bank of Brazil. Interest rates in Brazil averaged 16.1% from 1999 until April 2016, reaching an all-time high of 45% in March of 1999 and a record low of 7.3%

in October of 2012 (a level that remained until March 2013). The Central Bank of Brazil left its benchmark interest rate unchanged at 14.25% for a sixth straight meeting on April 26, 2016, taking into account domestic and especially external risks and in spite of soaring inflation. Members of the Comite de Politica Monetaria (“COPOM”) unanimously decided to maintain the SELIC rate (Special System for Settlement and Custody or “Sistema Especial de Liquidação e Custódia”). The COPOM reaffirmed that the aggregate demand will continue to be moderate in the near term. Policymakers have, however, maintained the 4.5% target established by the National Monetary Council of Brazil, in 2017.

During the second half of 2015 and the first two months of 2016, the credit rating agencies S&P, Moody’s and Fitch each downgraded Brazil’s investment credit rating. In general, the downgrade reflects the economy’s deeper recession than previously anticipated, continued adverse fiscal developments and political uncertainty that could further undermine the government’s capacity to effectively implement fiscal measures to stabilize the growing debt burden.

S&P’s credit rating for Brazil stands at BB with a negative outlook and Moody’s credit rating is Ba2 with a negative outlook, each as of February 2016. Fitch’s credit rating for Brazil is BB with negative outlook as of May 2016. In general, sovereign wealth funds, pension funds and other investors use credit ratings to gauge the credit worthiness of Brazil, thus having a big impact on the country’s borrowing costs use a credit rating. See “Item 3. Key Information—D. Risk Factors—Risks Related to Peru” in our 2015 Form 20-F.

Developments in the Peruvian Economy

Our operations in Peru accounted for 9.8% of our consolidated revenues from ordinary activities for the three-month period ended March 31, 2016 compared to 8.7% in the corresponding period in 2015. Accordingly, the Company is sensitive to macroeconomic conditions in Peru.

According to the Central Bank of Peru, Peruvian GDP grew 5.9%, 2.4% and 3.3% in 2013, 2014 and 2015, respectively. This was on the back of a lower contribution to GDP from investments, particularly in its mining sector, and subdued private consumption. Falling exports were the main causes for these two trends. Peru´s external accounts and exports were affected by weaker global demand and lower commodity prices. The government of Peru is being proactive in developing anti-cyclical measures to boost growth with a series of large infrastructure projects. GDP increased 4.4% in the first quarter of 2016 versus the same period in 2015.

According to Peru´s Instituto Nacional de Estadistica e Informatica (“INEI”), in 2013, 2014 and 2015 the unemployment rate was 4.2%, 4.7% and 5.7%, respectively. As of March 2016, the INEI estimates the unemployment rate in Lima reached 7.1% during the months of March, April and May 2016.

In May 2016, the Peruvian CPI had a variation of 0.1%, increasing by 1.3% during the first five months of 2016. In May 2016, the Lima CPI rose 0.2%, increasing by 1.4% during the first five months of 2016. As reported by INEI, the CPI index increased from 2.9%, 3.2% and 4.4% in 2013, 2014 and 2015. Interest rates increased during 2015 and were influenced by the growth of the reference rate in its effort to tame inflation, by the exchange rate depreciation of the Peruvian sol as compared to the U.S. Dollar, mixed signals on the recovery of the world economy, a fragile economic recovery among Peru’s trading partners and high volatility in foreign exchange and financial markets. Interest rates were later reduced in January 2016. As of June 2016, the Central Bank of Peru decided to maintain its reference rate at 4.275% in light of the monetary authority’s inflation expectation of 3.4% for 2016, 2.8% in 2017 and 2.5% in 2018.

The Peruvian government’s commitment to the current economic, fiscal and monetary policies supported economic growth in 2014. S&P upgraded Peru’s credit rating from BBB to BBB+ in August 2013. In October 2013, Fitch upgraded Peru’s credit rating from BBB to BBB+. In July 2014, Moody’s upgraded Peru’s credit rating from Baa2 to A3. Credit ratings are subject to periodic review and we cannot assure you that the current ratings will not be revised or lowered in the future. Peru is currently rated BBB+, A3 and BBB+ by S&P, Moody´s and Fitch, respectively.

According to the World Bank, following a decade of record-high growth, Peru’s economy has remained strong and resilient despite the persistent global uncertainty, thanks to strong fundamentals, supportive terms of trade and sound policy management. Over the 2010-2015 period, the Peruvian economy experienced GDP growth at an average annual rate of 4.8%, and the average annual inflation rate increased to 3.3% in the same period.

On the downside, the economy is most vulnerable in the short term to a global growth shock that permeates through lower commodity prices. A prolonged period of low growth in the U.S. economy could also hamper Peru’s economy over the medium term.

On the upside, upward momentum to growth and inflation could come from large capital inflows and strong credit dynamics in the context of ample global liquidity and continued low growth in advanced economies.

In December 2014, Peru enacted Law No. 4007, reforming the national tax regime. The new law, which came into effect on January 1, 2015, mandates a gradual decrease in the corporate income tax rate and an increase in the tax rates for dividends distributed by Peruvian companies to Chilean shareholders. As a result, the current tax rate applicable to Peruvian corporate income distributed to Chilean shareholders will increase from the current applicable rate of 34.1%, to 34.8% for 2015 and 2016, 35% for 2017 and 2018, and 35.3% for 2019 and onward. As a result, the new Peruvian tax regime is expected to decrease the amount of dividends we receive from our Peruvian subsidiaries.

Following the second round of presidential elections in Peru on June 5, 2016, Pedro Pablo Kuczynski was elected as the new president of Peru. The newly elected president will assume office on July 28, 2016. Until that time, it will be unclear whether the newly elected administration will maintain current government policies and/or implement new policies. Mr. Kuczynski has previously announced significant economic and policy reforms, however, even if implemented, the impact that these measures and any future measures taken by the newly elected administration will have on the Peruvian economy cannot be predicted, and there may be political uncertainty in Peru relating to the measures to be taken by the new administration in respect of the Peruvian economy.

The future economic, social and political developments in Peru, over which we have no control, could have a material adverse effect on us. See “Item 3. Key Information—D. Risk Factors—Risks Related to Peru” in our 2015 Form 20-F.

Developments in the Colombian economy

Our operations in Colombia accounted for 8.3% of our consolidated revenues from ordinary activities for the three-month period ended March 31, 2016 compared to 8.6% in the corresponding period in 2015. Accordingly, the Company is sensitive to macroeconomic conditions in Colombia.

Beginning in 2007 Colombia grew rapidly, attracting a record U.S.$10.6 billion in foreign direct investment in 2008 according to the World Bank. However, Colombia’s credit rating was not raised to investment grade by Moody’s and S&P until 2011, when economic growth accelerated and the threat posed by guerrilla groups and organized crime receded. Moody’s upgraded Colombia from Baa3 to Baa2, two notches above junk grade, with a stable outlook in July 2014 and remaining stable in 2015. Fitch rates Colombia with a credit rating of BBB with a stable outlook. S&P’s credit rating for Colombia stands at BBB with a negative outlook as of February 2016. Credit ratings are subject to periodic review and we cannot assure you that the current ratings will not be revised or lowered in the future.

By the end of 2015, Colombia’s credit rating was higher than Brazil’s, Latin America’s largest economy, based on strong growth dynamics supported by government sponsored infrastructure and roadway expansion programs encompassed in the “Fourth Generation” or “4G” plan, while noting moderate fiscal deficits. Security concerns, historically a major issue for Colombia, still remain, but have been waning after several major government wins against domestic guerrilla groups. Colombia has cut its intentional homicide rate by almost half since 2002, when former President Alvaro Uribe took office, according to the World Bank, and increased investor confidence by sustaining moderate fiscal deficits, maintaining inflation stable and increasing economic growth according to Moody’s.

In October 2012 the US granted congressional approval to the implementation of the United States-Colombia Trade Promotion Agreement under which over 80% of U.S. exports of consumer and industrial products to Colombia will become duty free immediately, with remaining tariffs phased out over 10 years. The U.S.—Colombia Trade Promotion Agreement (TPA) should have beneficial effects over both the U.S. and Colombian economies. Both economies are highly complementary according to the signatories. Between June 2012 and February 2013, compared to the previous year, two-way trade accounted for U.S.$28.5 billion, an increase of five percent. During that period of time, U.S. exports to Colombia increased 20%, including significant increases in oil and derivatives, aircraft and parts, electric machinery, iron and steel products, cereals, soybean products and pharmaceutical products—accounting for U.S.$11.4 billion. U.S. agricultural exports alone increased by 68% during that period.

We believe Colombia will be able to respond with both fiscal and monetary countercyclical policies if the international outlook further deteriorates. The most severe risks to the Colombian economy continue to be external; the consequences on the real economy of the sovereign debt crisis in Europe coupled with moderate growth in the United States may affect commodity prices and foreign investment inflows to emerging markets. Domestically, the most significant risk is the failure to execute important public works that are part of the set of infrastructure projects the country desperately needs and for which resources are available. See “Risk Factors—Risks Related to Colombia”

GDP growth was 4.9%, 4.4% and 3.1% in 2013, 2014 and 2015, respectively, and the expected growth for 2016 is 3.0%. In the first quarter of 2016, GDP increased 2.5% period over period, mainly as a result of increases in the manufacturing, construction, financial services, insurance, real estate and business services sectors. Similarly, final consumption expenditure registered an increase of 3.2%, due to an increase in final consumption expenditures of households in Colombia by 3.5% and increase of consumption expenditures by the government of 1.6%. Retail sales increased 4.7% in 2013, 7.5% in 2014, 4.0% in 2015 and 5.4% in the first quarter of 2016 according to the Departamento Administrativo Nacional de estadistica (“DANE”). The retail sector in Colombia is underpenetrated with 51% of the retail sector being informal as of 2013 according to Credit Suisse Research.

Private consumption has recovered since 2009 as illustrated by the real growth rates of 0.9%, 5.0%, 5.5%, 4.8%, 4.9% and 4.7% in 2009, 2010, 2011, 2012, 2013 and 2014, respectively, according to DANE. We believe this increase in real growth rate has been a key driver in retail growth in Colombia.

Unemployment has gradually decreased in the last few years. According to the Central Bank of Colombia, the average unemployment rate was 12.0%, 11.8%, 10.8%, 10.4%, 9.7%, 9.1% and 8.9% in 2009, 2010, 2011, 2012, 2013, 2014 and 2015, respectively. The unemployment rate was 9.0% in April 2016 with a high labor force participation rate of 64.6%, compared to 9.5% in April 2015 with a participation rate of 59.3%.

We believe one factor that differentiated the Colombian recovery from its Latin American peers had been the favorable behavior of inflation, which has been within the inflation target band of 2-4% set by the Central Bank of Colombia. Headline inflation ended at 2.4% for 2012, 1.9% for 2013 and 3.7% for 2014. However, in 2015 inflation was higher than the Central Bank of Colombia’s target, reaching 6.8%, largely as a result of the devaluation of the Colombian Peso and the negative impact on food products supply caused by the weather phenomenon “El Niño” that affected local harvests. According to DANE, the CPI in the first five months 2016 was 4.6%.

The fiscal deficit was 2.4% in 2013, 2.3% in 2014, and 2.2% in 2015. However, by the end of 2016 fiscal deficit is expected to reach 3.6% of GDP according to the Minister of Finance. This deficit has increased the government debt to GDP ratio which stood at 51.7% in 2015.

In December 2014, Colombia’s legislative branch approved a tax reform bill that came into effect on January 1, 2015. According to the new tax bill, Colombian companies will have to pay an annual wealth tax (between 0.2% and 1.5%, depending on the taxable base) and a higher impuesto sobre la renta para la equidad (“Income Tax for Equality” or “CREE”) (3% surcharge for the 2015, 2016, 2017 and 2018 tax years). The resulting increase in the tax liability of our Colombian subsidiaries is expected to decrease the amount of income available for dividends.

The future economic, social and political developments in Colombia, over which we have no control, could impair our business, financial condition or results of operations. See “Item 3. Key Information—D Risk Factors. Risks Related to Colombia” in our 2015 Form 20-F.

Expansion activities

A significant proportion of our expected revenue growth is based on our expansion activities, including acquisitions and organic growth. At exchange rate of Ch$720.0 per U.S.$ 1.00 we forecast that our revenue for 2016 will be approximately U.S.$16 billion based on the company’s expected revenue growth, due primarily to our expansion activities and growing same store sales (the comparison of sales of our stores that have been open for twelve consecutive months). For the same period we expect to invest U.S. $500 million.

Our organic growth plan for the next four years (2016 – 2019) contemplates investments of U.S$2.5 billion and will be financed mainly by cash generated from operations (this plan does not take into account the resources that would be generated from the potential separation of the shopping centers division or the sale of non-strategic assets).

Divestment activities

We believe that we are able to profit from the opportunistic disposition of land for which we no longer have an immediate use. Such dispositions allow us to monetize the capital gains from such land and allocate capital efficiently. From time to time, we may sell to leverage our favorable position in and knowledge of the land and market to engage in opportunistic selling transactions. On March 1, 2016, we announced the sale of our 33.3% stake in Mall Viña del Mar S.A. a company that owns and operates a shopping center in Viña del Mar and a shopping center in Curico, totaling UF (“Unidad de Fomento” or “UF”) 4,275,000 (approximately U.S.$160 million), which closed on April 18, 2016.

As of the date hereof, we remain committed to the plan of selling undeveloped land in Chile. The plan has been implemented in conjunction with the management of our property and shopping divisions. We have taken a number of administrative and operational steps to finalize such sales; and have commissioned the brokerage company Colliers to market our assets. The total amount of land and equipment that we may sell totaled Ch$25,456 million.

Colombian gas stations, previously reported under the “supermarkets” segment in our financial statements, have been included within our assets and liabilities held for sale. The total amount recognized as assets held for sale is Ch$6,292 million.

Impact of acquisitions

No acquisitions were made in the 2013, 2014 and 2015 fiscal periods or in the first quarter of 2016.

Impact of organic expansion

During the three month period ended March 2016, we opened two supermarkets in Argentina and one in Brazil. During the same period, we also closed one department store in Chile, four supermarkets in Argentina and six in Brazil.

As a general matter, we believe that a period of several years is frequently required after opening or inauguration for a store or shopping center to mature and achieve its full potential to generate sales. As a result, the increasing maturation of a newly opened store may need to be taken into account when comparing period-to-period store sales.

The following tables present a breakdown of our store and shopping center expansion activities for the periods indicated:

	Three months ended March 31, 2016 vs. year ended December 31, 2015
	Total 2015	Openings	Closings	Acquisitions	Total Through March 31, 2016
Chile
Supermarkets	245	—	—	—	245
Home Improvement Stores	35	—	—	—	35
Department Stores	79	—	1	—	78
Shopping Centers	25	—	—	—	25
Total Chile	384	—	1	—	383
Argentina
Supermarkets	286	2	4	—	284
Home Improvement Stores	50	—	—	—	50
Shopping Centers	22	—	—	—	22
Total Argentina	358	2	4	—	356
Brazil
Supermarkets	222	1	6	—	217
Total Brazil	222	1	6	—	217
Peru
Supermarkets	90	—	—	—	90
Department Stores	9	—	—	—	9
Shopping Centers	4	—	—	—	4
Total Peru	103	—	—	—	103
Colombia
Home Improvement Stores	101	—	—	—	101
Supermarkets	10	—	—	—	10
Shopping Centers	2	—	—	—	2
Total Colombia	113	—	—	—	113
Total	1,180	3	11	—	1,172

Impact of exchange rate fluctuations

The Chilean Peso, as well as the currencies of the countries in which we operate, has been subject to large volatility in the past and could be subject to significant fluctuations in the future. During 2015 and 2014, the value of the Chilean Peso relative to the U.S. dollar depreciated approximately 17.0% and 15.7%, respectively; the Argentine Peso depreciated approximately 51.7% and 31.2% against the U.S. dollar, respectively; the Brazilian Real depreciated approximately 49.8% and 13.4% against the U.S. dollar, respectively; the Peruvian Sol depreciated approximately 14.1% and 6.7% against the U.S. dollar, respectively, and the Colombian Peso depreciated 33.0% and 24.2% against the U.S. dollar, respectively. The “Dolar Observado” rate published by the Chilean Central Bank for the Chilean Peso on July 1, 2016 was Ch$661.37 per U.S.$1.00. See “Item 3. Key Information—A. Selected Financial Data—Exchange Rates” and “Item 10. Additional Information—D. Exchange Controls” in our 2015 Form 20-F.

Our sales in each of our countries of operations are priced in local currencies. To the extent that the Chilean Peso depreciates against the U.S. dollar or the currencies of any of our countries of operation, our revenues may be adversely affected when expressed in Chilean Pesos. The effect of exchange rate fluctuations is partially offset by the fact that certain of our operating expenses are denominated in Chilean Pesos (such as our corporate overhead) and a significant part of our indebtedness is denominated in Chilean Pesos. As of March 31, 2016, 19.4% of our interest-bearing debt was denominated in U.S. dollars, after taking into account cross-currency swaps, and the remainder of our interest-bearing debt was primarily UF- or Chilean Peso-denominated as compared to 30.9% in the corresponding period in 2015.

Seasonality

Historically, we have experienced distinct seasonal sales patterns at our supermarkets due to heightened consumer activity throughout the Christmas and New Year holiday season, as well as during the beginning of each school year in March. During these periods, we promote the sale of non-food items particularly by discounting imported goods, such as toys throughout the Christmas holiday season and school supplies during the back-to-school period. Conversely, we usually experience a decrease in sales during the summer vacation months of January and February. Our sales for the first and fourth quarters of 2015 represented 24.1% and 27.7%, respectively, of our total sales for such year.

We do not experience significant seasonality in the home improvement sector. Home improvement store sales for the first and fourth quarters of 2015 represented 23.7% and 28.7% of our total home improvement sales.

Our department stores have also experienced historically distinct seasonal sales patterns due to heightened consumer activity throughout the Christmas and New Year holiday season. As a result, the strongest quarter in terms of sales is the fourth quarter, which represented 32.7% of total annual sales for the year 2015, while the first quarter represented 21.2% of total annual sales.

Our shopping center revenues generally increase during the Christmas and New Year holiday season, reflecting the seasonal sales peak for our shopping centers. For example, during the fourth quarter of 2015 our Chile shopping center revenues represented 29.1% of total Chile shopping center revenues for the year. We generally charge our shopping center tenants double rent for the month of December which is payable in February of the following year when they will have realized collections in respect of most holiday season sales.

Cost of Sales

Cost of sales reflects the costs of goods sold. Gross profit, defined as revenues from ordinary activities less cost of sales, is lower in our supermarkets segment due to higher turnover of our supermarket inventory, which includes primarily basic and staple goods. In our other segments, namely department stores and home improvement stores, we do not experience high inventory turnover and therefore have higher gross profits.

Critical Accounting Policies and Estimates

A summary of our significant accounting policies is included in Note 2 to our audited consolidated financial statements, included in our 2015 Form 20-F. We believe that the consistent application of these policies enables us to provide readers of our audited consolidated financial statements with more useful and reliable information about our operating results and financial condition.

The following policies are the accounting policies that we believe to be the most important in the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments.

Estimate of impairment of assets with indefinite useful lives

We assess annually, or when there is a triggering event, whether goodwill has experienced any impairment, according to the accounting policy described in Note 2.11 of the audited consolidated financial statements included in our 2015 Form 20-F. The recoverable balances of the cash generating units have been determined from the base of their value in use. The methodology of discounting cash flows at a real pre-tax discount rate calculated for each country is applied. The projection of cash flows is carried out by each country and by business segment. Using the functional currency of each country and the projection considered a horizon of 5 years perpetuity, unless they justify a different horizon. The projections are the historical information of the last year and the main macroeconomic variables that affect the markets. In addition projections considered a moderate organic growth and recurring investments needed to keep generating capacity of flow of each segment.

The assets measured correspond mainly to trademarks and goodwill arising from past business combinations. The measurements are performed for each operating segment representing the cash generating unit determined to carry out the annual impairment test. The projected cash flows in each segment are allocated initially to identifiable tangible and intangible assets and the exceeding portion is allocated to goodwill. The valuation review of the trademarks incorporates among other factors the market analysis, financial projections and the determination of the role that brand has in the generation of sales. For more information please refer to Note 4.1 of our audited consolidated financial statements, included in our 2015 Form 20-F.

After evaluating the development of the Supermarkets–Brazil segment during first half 2015, the Company has considered that there were qualitative triggering events indicating that the goodwill of the Supermarkets–Brazil CGU could be at risk of impairment. According to this, a new calculation of the recovery value of the CGU Supermarkets Brazil was made by taking into account the adjusted assumptions and updated business outlook. The value in use was obtained by discounting the future cash flows at their present value, using an updated WACC rate.

The financial model showed that the recoverable amount of the supermarkets in Brazil was lower than the carrying value of its long-term assets, for this reason, we recorded a goodwill impairment in the amount of Ch$116,771 million (Brazilian real $566 million). This impairment loss was recognized within the consolidated statement of comprehensive income by function, as of June 30, 2015.

As of March 31, 2016 the performance of the supermarkets segment in Brazil, was in line with our forecast set in the second half of 2015, and accordingly there was no need to record any further impairment with respect to the Supermarkets-Brazil segment.

Impairment of accounts receivable

We assesses the impairment of accounts receivable when there is objective evidence that we will not be able collect all the amounts according to the original terms of the account receivable. For further information on our accounts receivable, please see Note 8 to our audited consolidated financial statements, included in our 2015 Form 20-F.

Investment property

a) Fair value measurement for lands

The fair value for land was determined by external and independent property appraisers, having an appropriate recognized professional qualification and recent experience in the location and category of the property being valued.

The methodology used in determining the fair value of lands was the market approach, which consists of determining the fair value based on recent transactions occurred in the market.

b) Fair value measurements for investment properties other than land.

The Company’s finance department is responsible for determining fair value measurements included in the financial statements.

The Company’s finance department includes a valuations team that prepares a valuation for each investment property every quarter. The valuation team reports directly to the Chief Financial Officer (CFO) and the Audit

Committee (AC). Discussions of valuation processes, key inputs and results are held between the CFO, AC and the valuation team at least once every quarter, in line with the Company’s quarterly reporting dates.

The fair value measurement for this type of investment has been categorized as a Level 3 of the fair value hierarchy based on the inputs used in the valuation technique. Investment properties are valued on a highest and best use basis. Changes in Level 3 fair values are analyzed at each reporting date during the quarterly valuation discussions between the CFO, AC and the valuation team. As part of this discussion, the team presents a report that explains the reasons for the fair value movements.

For all of the Company’s investment properties, the current use is considered to be the highest and best use.

The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer. There were no transfers in or out of Level 3 fair value measurements for investment properties during the period, nor transfers between Level 1 and Level 2 of the fair value hierarchy.

For investment property, the methodology of the discounted future cash flows uses a country-specific WACC post-tax rate, measured in real terms in local currency and differentiated by country. The rates used at March 31, 2016 were 6.52% in Chile, 21.59% in Argentina, 7.32% in Peru and 7.55% in Colombia and at March 31, 2015 were 6.73% in Chile, 22.50% in Argentina, 7.50% in Peru and 7.66% in Colombia. To this effect, a calculation is performed to obtain the net revenues that correspond to the lease income minus the direct costs and operating expenses. Additionally, the projected cash flows used the historical information of the recent years and the projected macroeconomic variables that will affect each country. As a result of the project of tax reform in Chile enacted in the second half of the year 2014, the Company conducted an assessment of changes in the legislation and included such in determining the fair value of the investment properties from June 30, 2014. For more information related to cash flows and main variables used please refer to Note 4.3 of our audited consolidated financial statements, included in our 2015 Form 20-F.

Fair value of derivatives

The fair value of financial instruments that are not traded in an active market as is the case for the over-the-counter derivatives is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and makes assumptions that are mainly based on market conditions existing at the end of each reporting period. The company has used discounted cash flows analysis for various foreign exchange contracts and interest rate contracts that are not traded in active markets. For more information please refer to Note 4.4 of our audited consolidated financial statements, included in our 2015 Form 20-F.

Operating Segments

For purposes of our audited consolidated financial statements, included in our 2015 Form 20-F and our Unaudited Condensed Consolidated Interim Financial Statements, IFRS 8 “Operating Segments” requires an entity to report financial and descriptive information about its reportable segments, which are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating officer in deciding how to allocate resources and in assessing performance.

For management purposes, we are organized into six operating segments:

•	“supermarkets,” which includes the results of our: Jumbo, Santa Isabel, Disco, Vea, Wong, Metro, GBarbosa, Perini, Bretas and Prezunic supermarkets and hypermarkets in Chile, Argentina, Brazil, Colombia and Peru, our Eletro-show stores, pharmacies in Brazil and gas stations in Brazil and Colombia;

•	“shopping centers,” which includes the results of our shopping centers in Chile, Argentina, Colombia and Peru;

•	“home improvement stores,” which includes the results of our Easy and Blaisten home improvement stores in Chile, Argentina and Colombia;

•	“department stores,” which includes the results of our Paris and Johnson department stores in Chile and Paris in Peru;

•	“financial services,” which primarily includes the results of our credit card businesses and consumer loans, as well as our limited insurance brokerage operations in Argentina, and Peru and through joint ventures in Chile with Scotiabank, in Brazil with Banco Bradesco and Colpatria in Colombia; and

•	“other,” which includes the results of our entertainment centers, loyalty programs and our corporate back-office operations.

We base operations and resource allocation decisions on these six segments. The operating segments are disclosed in a coherent way consistent with the presentation of internal reports we use in our internal controls and disclosure processes. These operating segments derive their revenues primarily from the sale of products and rendering of services to retail consumers.

General

The following is a brief description of the revenues and expenses that are included in the line items of our consolidated financial statements.

Revenues from ordinary activities. Our revenues from ordinary activities include (i) sales of products by our retail operations, (ii) rental revenues from our shopping center tenants, and (iii) revenues from our credit card operations, which consists of income from interest and other items charged to cardholders, in each case net of value added taxes paid by the consumer. Our revenues from ordinary activities do not include suppliers’ discounts or rebates, which, since January 1, 2001, we have accounted for as reductions of our cost of sales. Calculations of revenues from ordinary activities for our shopping centers presented in this report exclude intercompany lease payments by our retail stores to our shopping centers. The term “sales” as used herein, compared to “revenues from ordinary activities,” is limited to product sales (net of value added tax) from our supermarket, home improvement and department stores operations.

Cost of sales. Our cost of sales includes (i) the cost of products sold, inventory shrinkage (e.g., the loss of products between point of purchase from supplier and point of sale), supplier discounts and rebates in our retail divisions, (ii) depreciation of property in our shopping center operations, and (iii) provisions for bad debt relating to our financial retail operations, collection and processing cost in our financial services operations.

Administrative expenses, distribution costs and other expenses. Administrative expenses, distribution costs and other expenses are composed of salaries, property rentals to third parties, bags for our customers, utilities, services, depreciation and amortization (in our supermarket, home improvement and department store operations), advertising, promotions and other expenses.

Three-Month Period Ended March 31, 2016 Compared to Three-Month Period Ended March 31, 2015

The following table presents, for the periods indicated, certain items of our statement of income:

	Three-month period ended March 31,
	2016	2015	% Change
	(in millions of Ch$)
Revenues from ordinary activities:
Supermarkets	1,813,974	1,989,177	(8.8)%
Home improvement stores	324,369	348,006	(6.8)%
Department stores	247,215	222,927	10.9%
Shopping centers	55,964	55,258	1.3%
Financial services	39,733	36,464	9.0%
Other	2,589	814	218.0%
Total revenues from ordinary activities	2,483,844	2,652,647	(6.4)%

Cost of sales:
Supermarkets	(1,350,118)	(1,500,906)	(10.0)%
Home improvement stores	(215,805)	(228,425)	(5.5)%
Department stores	(179,513)	(163,849)	9.6%
Shopping centers	(4,229)	(6,451)	(34.4)%
Financial services	(13,256)	(12,014)	10.3%
Other	(1,059)	(456)	132.3%
Total cost of sales	(1,763,980)	(1,912,100)	(7.7)%

Gross profit:
Supermarkets	463,856	488,272	(5.0)%
Home improvement stores	108,564	119,581	(9.2)%
Department stores	67,703	59,079	14.6%
Shopping centers	51,735	48,807	6.0%
Financial services	26,478	24,450	8.3%
Other	1,530	358	327.0%
Total gross profit	719,864	740,547	(2.8)%

Administrative expenses, distribution costs and other expenses	(587,777)	(629,784)	6.7%
Other income by function	40,774	16,302	150.1%
Participation in profit or loss of equity method associates	2,860	1,745	63.9%
Financial income	3,841	3,491	10.0%
Financial expenses	(69,323)	(54,548)	27.1%
Other gain (losses), net	(3,463)	(10,570)	(67.2)%
Exchange differences	38,526	(12,810)	N/A
Losses from indexation	(3,468)	(911)	280.7%
Profit before taxes	141,834	53,463	165.3%
Income tax expense	(32,805)	(33,358)	(1.7)%
Profit from continuing operations	109,029	20,105	442.3%
Profit from discontinued operations	0	2,327	(100.0)%
Profit	109,029	22,432	386.1%
Profit attributable to non-controlling shareholders	1,347	372	262.2%
Profit attributable to controlling shareholders	107,682	22,060	388.1%

Revenues from ordinary activities

Our consolidated revenues from ordinary activities decreased Ch$168,803 million, or 6.4%, to Ch$2,483,844 million for the three-month period ended March 31, 2016, from Ch$2,652,647 million for the same period in 2015. Businesses remain resilient with sales and same store sales growth in local currency across all regions, except Brazil. Nevertheless, revenues in Chilean Peso decreased 6.4% due to the depreciation of the Argentine Peso (31.9%), the Colombian Peso (14.3%), the Peruvian Sole (0.3%) and the Brazilian Real (18.1%).

Supermarkets

Our consolidated revenue from ordinary activities from our supermarkets decreased Ch$175,203 million, or 8.8%, to Ch$1,813,974 million for the three-month period ended March 31, 2016, from Ch$1,989,177 million for the same period in 2015, primarily due to (i) a revenue decrease of Ch$100,018 million, or 19.6%, in our Argentine operations, resulting from a 31.9% depreciation of the Argentine Peso against the Chilean Peso and the net closure of two stores in Argentina versus the same period last year, partially offset by a 16.7% increase in same stores sales driven by the high inflation in the country, (ii) a decrease of Ch$96,858 million or 20.4% in revenues from our Brazilian operations due to the depreciation of the Brazilian real against the Chilean Peso by 18.1%, the net closure of four stores compared to the previous period and negative same store sales of 2.3% driven by the decrease in the demand due to the economic crisis in the country, (iii) a revenue decrease of Ch$18,842 million, or 9.1%, in our Colombian operations, resulting from a 14.3% depreciation of the Colombian Peso against the Chilean Peso, partially offset by a 6.9% increase in same stores sales driven by the 1.0% increase in traffic at our stores and the 6.2% increase in average prices reflecting inflation in the country. In contrast, our Chilean supermarket operations experienced a revenue increase of 5.9%, or Ch$34,627 million on the back of positive same store sales of 4.6% driven by a slight increase in store traffic and an increase in average prices reflecting the inflation in the country and the net opening of five new stores compared to the same period in 2015. Additionally, our Peruvian supermarket operations posted a revenue increase of 2.9%, or Ch$5,888 million on the back of positive same store sales of 2.5% driven by higher average ticket and the net opening of two new stores compared to the same period in 2015.

Home improvement stores

Our consolidated revenue from ordinary activities from our home improvement stores decreased Ch$23,637 million, or 6.8%, to Ch$324,369 million for the three-month period ended March 31, 2016, from Ch$348,006 million for the same period in 2015, primarily due to (i) a decrease of Ch$30,947 million, or 15.1%, in our Argentine operations as a result of a 31.9% depreciation of the Argentine Peso against the Chilean Peso partially offset by a 21.9% increase in same stores sales, which in turn was driven by an increase in average prices due to increasing inflation and (ii) a decrease in revenues from our Colombian operations of Ch$982 million, or 6.0%, due to the 14.3% devaluation of the Colombian Peso against the Chilean Peso, partially offset by the 9.9% same store sale increase, which in turn was driven by higher store traffic and an increase in average prices due to increasing inflation. On the other hand, our Chilean home improvement operations posted a revenue increase of Ch$8,292 million, or 6.5%, resulting from a 3.7% increase in same store sales driven by higher average prices and the addition of one new store.

Department stores

Our consolidated revenue from ordinary activities from our department stores increased Ch$24,288 million, or 10.9%, to Ch$247,215 million for the three-month period ended March 31, 2016, from Ch$222,927 million for the same period in 2015, primarily due to (i) an increase of Ch$21,835 million, or 10.3%, in our Chilean operations as a result of a 10.2% increase in same store sales which in turn were driven by an increase in average prices due to increasing inflation and (ii) an increase in revenues of Ch$2,453 million, or 21.8% in Peru resulting from a 22.3% increase in same store sales which in turn were driven by both higher store traffic and an increase in average prices due to increasing inflation.

Shopping centers

Our consolidated revenue from ordinary activities from our shopping centers increased Ch$706 million, or 1.3%, to Ch$55,964 million for the three-month period ended March 31, 2016, from Ch$55,258 million for the same period in 2015, primarily due to (i) an increase in revenues from our Chilean operations of Ch$2,795 million, or 9.0%, driven by greater parking revenues, improved variable income due to increased sales by tenants whose rent is adjusted based on their income and revenues from new contracts for advertising inside of our shopping malls, (ii) an increase in revenues from our Peruvian operations of Ch$345 million, or 8.5%, primarily due to renegotiations of leasing contracts with some tenants and increased occupancy rates from 90.7% in the three-month period ended March 31, 2015 to 94.7% in the three-month period ended March 31, 2016, mainly driven by the Arequipa Shopping Mall. These increases were partially offset by (i) a decrease in revenues from our Argentinean operations of Ch$2,157 million, or 12.1%, as a result of a 31.9% depreciation of the Argentine Peso against the Chilean Peso partially offset by an increase in average pricing to reflect Argentine inflation levels and (ii) a decrease of Ch$278 million in revenues from our Colombian operations due mainly to a 14.3% depreciation of the Colombian Peso against the Chilean Peso and a lower occupancy rate given that certain leases were not renewed, partially offset by the sale of the pharmacies that since the end of 2015 are reorganized as rental of selling area, and which previously were accounted for in the supermarket division.

Financial services

Our consolidated revenue from ordinary activities from our financial services increased Ch$3,269 million, or 9.0%, to Ch$39,733 million for the three-month period ended March 31, 2016, from Ch$36,464 million for the same period in 2015, primarily due to (i) an increase in revenues from our Argentine operations of Ch$439 million, or 1.9%, as a result of a 61.6% increase in our portfolio in the country due to an 18.0% increase in active credit cards and an increase in average interest rates, partially offset by a 31.9% depreciation of the Argentine Peso against the Chilean Peso, (ii) an increase in revenues of Ch$3,578 million, or 34.7%, from our Peruvian operations as a result of 46.3% portfolio expansion due to a 43.2% increase in active credit cards and (iii) a revenue increase of Ch$414 million in Chile reflecting the performance of Banco Paris, a specialty retail consumer bank, driven by the strong performance of mortgages loans in the period. These increases were partially offset by (i) a decrease of Ch$703 million of our Brazilian operation reflecting the depreciation of the Brazilian real against the Chilean Peso by 18.1% and a decrease in the size of our loan portfolio in Brazil due to Brazil’s challenging economic environment versus the previous period and (ii) a decrease in revenues from our Colombian operations of Ch$458 million, or 26.2% reflecting the devaluation of the Colombian Peso against the Chilean Peso and the slight decrease in the size of our loan portfolio due to the 7.3% decrease in active credit cards.

Cost of sales

Our consolidated cost of sales decreased Ch$148,120 million, or 7.7%, to Ch$1,763,980 million for the three-month period ended March 31, 2016 from Ch$1,912,100 million for the same period in 2015 in Chilean Peso terms, reflecting primarily the currency devaluations in Argentina, Brazil and Colombia, our efficiency plans and our commercial strategies, in addition to better commercial agreements with suppliers and lower shrinkage.

Supermarkets

Our consolidated cost of sales in our supermarkets decreased Ch$150,788 million, or 10.0%, to Ch$1,350,118 million for the three-month period ended March 31, 2016 from Ch$1,500,906 million for the same period in 2015, due to (i) a decrease in cost of sales in Brazil of Ch$84,842 million, or 22.6%, as a result of a 20.4% decrease in sales due mainly to the devaluation of the Brazilian real against the Chilean Peso; (ii) a Ch$15,519 million, or 9.3%, decrease in cost of sales in Colombia due to a 9.1% decrease in sales mainly due to the devaluation of the Colombian Peso against the Chilean Peso, lower shrinkage levels and lower logistic costs, (iii) a decrease in cost of sales in Argentina of Ch$73,444 million or 20.9% mainly due to the Argentine Peso devaluation against the Chilean Peso. These decreases were partially offset by (i) an increase of Ch$18,844 million, or 4.2%, in costs of sales in Chile due mainly to the 5.9% increase in sales described above and (ii) an increase of Ch$4,174 million, or 2.6%, in Peru mainly as a result of the 2.9% increase in sales described above.

Home improvement stores

Our consolidated cost of sales in home improvement stores decreased Ch$12,620 million, or 5.5%, to Ch$215,805 million for the three-month period ended March 31, 2016 from Ch$228,425 million for the same period in 2015, mainly due to (i) a decrease in costs in Argentina of Ch$19,128 million, or 15.4%, in line with the Argentine Peso devaluation against the Chilean peso and (ii) a decrease in Colombia the in costs was Ch$802 million or 6.5% reflecting the reduction in sales due to the Colombian Peso devaluation against the Chilean Peso. These effects were partially offset by an increase in cost of sales in Chile of Ch$7,310 million, or 7.9%, primarily as a result of the increase in sales described above, and an increase in provisioning due to a change in the criteria of provisioning inventory obsolescence, partially offset by lower shrinkage and logistic costs.

Department stores

Our consolidated cost of sales in our department stores increased Ch$15,664 million, or 9.6%, to Ch$179,513 million for the three-month period ended March 31, 2016 from Ch$163,849 million for the same period in 2015, due to (i) an increase of Ch$14,122 million, or 9.1%, in cost of sales in Chile as a result of the increase in sales, lower shrinkage and better negotiation of terms with suppliers and (ii) an increase in cost of sales in Peru of Ch$1,542 million, or 16.3%, as a result of the abovementioned expansion of the department store business in that country.

Shopping centers

Our consolidated cost of sales, primarily depreciation and expenses, from our shopping centers decreased Ch$2,222 million, or 34.4%, to Ch$4,229 million for the three-month period ended March 31, 2016 from Ch$6,451 million for the same period in 2015, due to (i) decrease in Chile of Ch$2,252 million, due to a decrease in common area maintenance expenses that we pay and are later reimbursed for by our tenants (ii) a decrease of Ch$78 million in cost of sales for our Argentine operations due to the Argentine Peso devaluation against the Chilean Peso, partially offset by a 55% increase in energy costs, due to a decrease of government subsidies and greater security expenses following the salary adjustment agreed between Sindicato de Seguridad Privada de la Republica de Argentina (Private Security Union of Argentina) and the government and (iii) a decrease in cost of sales in Colombia of Ch$15 million, or 19.0%, due mainly to the devaluation of the Colombian Peso against the Chilean Peso. These effects were partially offset by an increase in cost of sales in Peru of Ch$123 million, or 21.4%, due in part to an increase in sales and greater property taxes versus the same period in 2015.

Financial services

Our consolidated cost of sales, primarily provisions for bad debts relating to consumer receivables and collection and processing costs, from our financial services division increased 10.3%, or Ch$1,242 million, to Ch$13,256 million for the three-month period ended March 31, 2016 from Ch$12,014 million for the same period in 2015, mainly due to an increase of Ch$818 million, or 13.0% in Argentina as a result of the growth of our aggregate loan portfolio in that country, partially offset by the devaluation of the Argentine Peso against the Chilean Peso and the increase of Ch$453 million, or 8.0%, in Peru reflecting the investment we made to increase our portfolio in the country.

Gross profit

Our consolidated gross profit decreased 2.8%, or Ch$20,683 million, to Ch$719,864 million for the three-month period ended March 31, 2016 from Ch$740,547 million for the same period in 2015, primarily due to the devaluation of the Brazilian Real, Colombian Peso and Argentine Peso versus the Chilean Peso.

Our consolidated gross profit as a percentage of revenues from ordinary activities increased 106 bps to 29.0% for the three-month period ended March 31, 2016 from 27.9% for the same period in 2015. The improvement in gross margin reflects better profitability in our supermarkets, shopping centers and department stores divisions, reflecting our efficiency plans which include renegotiation of commercial terms with suppliers, lower promotional activity (resulted in lower marketing expenses) and improved levels of shrinkage.

Supermarkets

Our consolidated gross profit in our supermarkets decreased Ch$24,416 million, or 5.0%, to Ch$463,856 million for the three-month period ended March 31, 2016 from Ch$488,272 million for the same period in 2015, as a result of (i) a decrease in gross profit of Ch$26,574 million, or 16.8%, in Argentina primarily as a result of the devaluation of the Argentine Peso against the Chilean Peso; however gross margin in Argentina improved 109 bps, as a result of better terms with suppliers and the accumulation of inventories prior to the devaluation of the Argentine Peso against the Chilean Peso, (ii) a decrease in gross profit of Ch$12,016 million, or 12.1%, in Brazil, mainly due to the effect of the devaluation of the Brazilian real against the Chilean Peso; however gross margin improved 218 bps versus the three-month period ended March 31, 2016 due to better pricing strategy and cost management and (iii) a decrease of Ch$3,323 million, or 8.1%, in Colombia as a result of the devaluation of the Colombian Peso against the Chilean Peso; however gross margin improved 22 bps as a result of a 20 bps decrease in shrinkage, greater bonuses from suppliers and a lower logistic cost, partially offset by greater promotional activity and marketing expenses period versus period. In Chile, gross profit increased by Ch$15,783 million, or 11.1%, and gross margin increased 119 bps, from 24.1%, to 25.3% in 2015 due to better management of non-perishables categories, which have greater contributions to margins. Improvements in the perishables margin at our Santa Isabel stores were due to the centralization of processes, coupled with improvements in joint management with suppliers, resulting in shrinkage reductions and better inventory management, among other efficiencies. In our Peruvian operations, our gross profit increased by Ch$1,714 million, or 3.6%, and gross margin increased Ch$1,714 million, or 3.6%, due mainly to a higher contribution from private labels, partially offset by greater promotional activity.

Home improvement stores

Our consolidated gross profit in our home improvement stores decreased Ch$11,017 million, or 9.2%, to Ch$108,564 million for the three-month period ended March 31, 2016 from Ch$119,581 million for the same period in 2015. The decrease in gross margin reflects (i) a decrease in gross profit in Argentina of Ch$11,819 million from Ch$80,386 million in 2015 to Ch$68,567 million in 2016, primarily as a result of the devaluation of the Argentine Peso against the Chilean Peso, however, gross margin improved 21 bps as a result of improved inventory management and the accumulation of inventories prior to the devaluation of the Argentina Peso against the Chilean Peso, and (ii) a decrease in gross profit in Colombia of Ch$181 million from Ch$3,992 million in 2015 to Ch$3,811 million in 2015 primarily as a result of the Colombian peso devaluation, however gross margin improved 39 bps due to the reduction of obsolete inventories and a more efficient commercial strategy. These effects were partially offset by the Ch$982 million increase in gross profit from our Chilean business in line with higher sales, a reduction in shrinkage and lower logistic costs; however, gross margin decreased 97 bps in the three-month period ended March 31, 2016 as compared to the three-month period ended March 31, 2015, due to one-off payments we received from suppliers who pay a one-time fee to be accepted as suppliers in new stores in the three-month period ended March 31, 2015 after an opening of a store in that period, coupled with a greater provision of obsolete inventory in the three-month period ended March 31, 2016.

Department stores

Our consolidated gross profit in our department stores increased Ch$8,624 million, or 14.6%, to Ch$67,703 million for the three-month period ended March 31, 2016 from Ch$59,079 million for the same period in 2015, reflecting gains in both Chile and Peru. In Chile, we posted an increase in gross profit of Ch$7,713 million, or 13.5%, during the three-month period ended March 31, 2016 compared to the same period in 2015 driven by a reduction in shrinkage, better mix of products and better terms with suppliers in our Johnson store as a result of an increase in volumes purchased. In Peru, gross profit increased Ch$911 million, or 51.2%, as a result of an increase in size of our operations.

Shopping centers

Our consolidated gross profit in our shopping centers increased Ch$2,927 million, or 6.0%, to Ch$51,735 million for the three-month period ended March 31, 2016 from Ch$48,807 million for the same period in 2015, as a result of (i) an increase in gross profit in Chile of Ch$5,047 million, or 17.4%, mainly due to a decrease in common area maintenance expenses that we pay and are later reimbursed for by our tenants and (ii) an increase in gross profit in Peru of Ch$222 million, or 6.4%, as a result of higher revenues; however gross margin decreased 168 bps in the three-month period ended March 31, 2016 as compared to the three-month period ended March 31, 2015 as a result of an increase in property taxes. These increases were partially offset by (i) a decrease in the gross margin contribution in Argentina of Ch$2,079 million, or 14.8%, reflecting the 12.1% decrease in revenues mainly due to the devaluation of the Argentine Peso against the Chilean Peso and (ii) a decrease in gross profit in Colombia of Ch$263 million, or 11.6%, mainly due to the devaluation of the Colombian Peso against the Chilean Peso.

Financial services

Our consolidated gross profit in our financial services segment increased Ch$2,028 million, or 8.3%, to Ch$26,478 million for the three-month period ended March 31, 2016 from Ch$24,450 million for the same period in 2015, as a result of (i) a larger loan portfolio at our Peruvian operations, which increased gross profit in Peru by Ch$3,124 million, or 67.7%, (ii) increased gross profit of Ch$444 million reflecting the results from our bank in Chile which in turn reflected the strong performance of our mortgage line of business and (iii) the growth of our loan portfolio in Argentina. These increases were partially offset by lower gross profit of Ch$380 million in our Argentine operation reflecting the Argentine Peso against the Chilean Peso, iv) the decrease in our gross profit in Brazil of Ch$703 million reflecting the devaluation of the Brazilian Real against the Chilean Peso and v) a decrease in our gross profit in Colombia of Ch$458 million, or 26.2%, mainly due to the devaluation of the Colombian Peso against the Chilean Peso.

Administrative expenses, distribution costs and other expenses

Our consolidated administrative expenses, distribution costs and other expenses decreased Ch$42,007 million, or 6.7%, to Ch$587,777 million for the three-month period ended March 31, 2016 from Ch$629,784 million for the same period in 2015. This decrease reflects the 6.4% decrease in revenue from ordinary activities and the impact of the reduction in headcount to improve efficiency across all businesses.

Other income by function

Our consolidated other income by function increased by Ch$24,472 million, or 150.1%, to Ch$40,774 million for the three-month period ended March 31, 2016 from Ch$16,302 million for the same period in 2015, as a result of an increase in the fair value of properties due to lower discount rates used in Chile, Argentina, Peru and Colombia for the three-month period ended March 31, 2016 compared to the same period in 2015.

Results from financial and other activities

The following table presents, for the periods indicated, a breakdown of our consolidated results from financial, tax and other activities, as well as the percentage variation from period to period:

	As of March 31,
	2016	2015	% Change
	(in millions of Ch$)
Financial income	3,841	3,491	10.0%
Financial expenses	(69,323)	(54,548)	27.1%
Exchange differences	38,526	(12,810)	N/A
Losses from indexation	(3,468)	(911)	280.7%
Total losses from financial and other activities	(27,565)	(63,033)	56.3%

Our consolidated losses from financial and other activities decreased for the three months period ended March 31, 2016 compared to the same period in 2015, in light of the following factors:

•	The reversal in our exchange differences result is explained by the appreciation of the Chilean Peso against the U.S. dollar period-over-period, notwithstanding lower exposure to the U.S. dollar of the unhedged portion of the debt. As of March 31, 2016, 19.4% of total debt was denominated in U.S. dollars after taking into account our cross currency swaps versus 31.0% as of March 31, 2015. The profits were offset by the negative effect of the appreciation of exchange rate over the fair value of derivatives, which was Ch$(8,414) million in the three-month period ended March 31, 2016 as compared to Ch$683 million in the three-month period ended March 31, 2015.

•	The increase in losses from indexation of Ch$2,557 million, or 280.7%, primarily reflects increased interest rates and greater variation of the UF. The increase was partially offset by lower exposure of our debt to floating interest rates, from 37% after we entered into a cross currency swap in the three-month period ended March 31, 2015 to 27% in the three-month period ended March 31, 2016.

•	The increase in net financial costs of 28.3% reflects the exchange rate effect resulting from the fair value of our daily rates to financial costs to Ch$(6,432) million in the three-month period ended March 31, 2016 from Ch$2,459 million in the three-month period ended March 31, 2015. Excluding this effect, net financial costs increased 10.3% period over period due to increased financial expenses related to our issuance of U.S.$1,000 million (Ch$628,220 million, at the exchange rate Ch$628.22 to U.S.1.00 which was the exchange rate reported by the Central Bank of Chile at February 12, 2015) indicating exchange rate aggregate principal amount of bonds in February 2015 in the international capital markets.

Income tax expense

For the three month period ended March 31, 2016, we had an income tax expense of Ch$32,805 million compared to an income tax expense of Ch$33,358 million for the same period in 2015, a decrease of 1.7% mainly due to a higher tax basis in the three-month period ended March 31, 2015. Our income tax expense in the three-month period ended March 31, 2016 included income tax expenses of Ch$6,559 million in Brazil resulting primarily from increased deferred taxes of deferred tax assets and Ch$4,379 million due to non-deductable taxable gains in Argentina and Colombia that were non-deductible expenses.

Profit (loss) attributable to controlling shareholders

As a result of the above factors, our net earnings increased Ch$85,622 million, or 388.1%, to Ch$107,682 million for the three-month period ended March 31, 2016 from Ch$22,060 million for the same period in 2015. Our net earnings, as a percentage of revenues from ordinary activities, increased to 4.3% for the three-month period ended March 31, 2016 from 0.8% for the same period in 2015.

B. LIQUIDITY AND CAPITAL RESOURCES

General

Our principal sources of liquidity have historically been:

•	cash generated by operations;

•	short-term credit extended by suppliers;

•	cash from borrowings and financing arrangements; and

•	financing provided to us by sellers of businesses we have acquired.

Our principal cash requirements or uses (other than in connection with our operating activities) have historically been:

•	acquisition of, or investments in, companies engaged in the retail business; and

•	capital expenditures for property, plant and equipment.

As of March 31, 2016 we had a positive working capital (defined as total current assets minus total current liabilities) of Ch$181,371 million.

We believe that our cash from operations, current financing initiatives and cash and cash equivalents are sufficient to satisfy our capital expenditures and debt service obligations in 2016. We anticipate financing any future capital expenditures for property, plant and equipment with cash from operations and additional indebtedness.

The following chart reflects the scheduled amortization of our indebtedness as of March 31, 2016:

(In millions of U.S. dollars as of March 31, 2016)

Leverage

Our objective regarding capital management is to safeguard our capacity to continue ensuring appropriate returns for our shareholders and benefits for other stakeholders and maintaining an effective capital structure while reducing capital costs.

In line with the industry, we monitor our capital using a leverage ratio calculation. This ratio is calculated by dividing net financial debt by total capital. Net financial debt corresponds to total indebtedness (including current and non-current debt) less cash and cash equivalents. Total capital corresponds to total equity as shown in the consolidated statement of financial position plus net debt. Our leverage ratio was 60.4% as of March 31, 2016 compared to 66.7% as of March 31, 2015.

In accordance with the above, we combine different financing sources, such as capital increases, operating cash flows, bank loans and bonds.

Seasonality

Historically, we have experienced distinct seasonal patterns to our liquidity needs, which are highest in the first and second quarters of our fiscal year. Liquidity needs are higher in the first quarter primarily because payment becomes due for goods purchased in the previous quarter for the Christmas and New Year holidays. We also experience greater liquidity needs in the second quarter, as dividends and taxes are paid during this period.

During the periods when we have increased liquidity needs, we obtain funding primarily through short-term bank borrowings, overdraft lines of credit and by reducing our cash outflows, primarily by reducing or suspending advance payments to suppliers.

Indebtedness

As of March 31, 2016, our net financial debt was Ch$2,443,404 million, up from Ch$2,335,553 million as of December 31, 2015.

As of March 31, 2016, 73.0% of the Company’s financial debt was at fixed interest rates, primarily short-term debt and bonds and including the cross currency swaps. The remaining financial debt was at variable interest rates. Of the variable-rate debt, 99.1%, including all the cross currency swaps, is indexed to local interest rates (either by its original terms or under derivative arrangements). Our hedging policy also provides for the periodic review of exposure to exchange rate and interest rate risks.

In the countries where we operate, the majority of costs and revenues are denominated in local currencies. The majority of our debt is denominated in Chilean Pesos. As of March 31, 2016, roughly 72.0% of our consolidated financial debt was denominated in U.S. dollars as compared to 66.4% in the corresponding period in 2015. The Company’s policy is to cover the risk caused by exchange rate variations on the position of our net liabilities in foreign currency using market instruments. Considering the effect of exchange rate hedging, including cross currency swaps as of March 31, 2016, the Company’s exposure to the U.S. dollar was 19.4% of its total debt.

Credit facilities (bank loans and bonds)

At March 31, 2016, our principal bank loans and bonds (including interest) consisted of the following:

	As of March 31, 2016
	Currency	Interest Rate Structure	Amount Outstanding (in U.S.$)	Maturity Date		Amount Outstanding (in Ch$ Th)
Banks:
Chile
SANTANDER CHILE	CLP	TAB Nom 90	6,425,209	N/A	*	4,303,605
BBVA CHILE	CLP	TAB Nom 90	21,946,797	N/A	*	14,699,965
BANCO ESTADO	CLP	TAB Nom 90	47,048,281	N/A	*	31,512,939
SCOTIABANK	USD	LBUSD 6M+1.5000	67,275,774	10-23-2017		45,061,313
RABOBANK	USD	3,8625	40,768,208	10-04-2018		27,306,546
MIZUHO BANK	USD	LBUSD 6M+1.4000	50,012,838	03-27-2019		33,498,599
SANTANDER CHILE	CLP	6,28	74,910,056	03-29-2019		50,174,756
SUMITOMO	USD	LBUSD 6M+1.3500	50,479,003	04-01-2019		33,810,836
BANCO ESTADO	CLP	TAB Nom 90+0.6000	59,562,754	06-28-2019		39,895,133
RABOBANK	USD	LBUSD 6M+1.6000	50,013,949	03-26-2020		33,499,343
BBVA CHILE	CLP	TAB Nom 180+0.5000	52,597,412	02-02-2021		35,229,747
Total Chile			521,040,281			344,689,175

Peru
			—			—
Total Peru			—			—

Brazil
HSBC BRASIL	BRAZILIAN REAL	CDI	13,055,552	N/A	*	8,744,609
HSBC BRASIL	BRAZILIAN REAL	CDI-spread+1.6000	44,020,283	12-19-2016		29,484,786
HSBC BRASIL	BRAZILIAN REAL	CDI-spread+1.6000	35,216,226	12-19-2016		23,587,828
HSBC BRASIL	BRAZILIAN REAL	CDI-spread+1.6000	8,804,057	12-19-2016		5,896,957
BANCO NORDESTE	BRAZILIAN REAL	CDI-spread+1.6000	1,231,288	12-16-2018		824,717
SANTANDER BR	BRAZILIAN REAL	CDI	247,842	12-16-2019		166,005
SANTANDER BR	BRAZILIAN REAL	CDI	71,261	12-16-2019		47,731
Total Brazil			102,646,509			68,752,632

	As of March 31, 2016
	Currency	Interest Rate Structure	Amount Outstanding (in U.S.$)	Maturity Date		Amount Outstanding (in Ch$ Th)

Argentina
BBVA FRANCES	ARS	BAIBOR1M+25.0000	2,714,717	N/A	*	1,818,317
BANCO CIUDAD AR	ARS	BAIBOR1M+25.0000	11,682,639	N/A	*	7,825,032
ICBC ARGENTINA	ARS	BAIBOR1M+25.0000	2,472,449	N/A	*	1,656,046
BANCO GALICIA	ARS	BAIBOR1M+25.0000	17,397,059	N/A	*	11,652,550
BAPRO	ARS	BAIBOR1M+25.0000	4,753,131	N/A	*	3,183,647
IFC	USD	LBUSD6M+1.5500	3,857,730	08-16-2016		2,583,908
Total Argentina			42,877,725			28,719,500

Colombia
			—			—
Total Colombia			—			—

Bonds:
Incabond 2	PEN	7.625	39,499,955	08-12-2017		26,457,070
Incabond 1	PEN	7.188	86,657,386	05-05-2018		58,043,117
Bcenc-E	CLF	3.500	78,389,399	05-07-2018		52,505,219
Regs/144a 2021	USD	5.500	758,135,417	01-20-2021		507,799,102
Regs/144a 2023	USD	4.875	1,211,537,500	01-20-2023		811,487,818
Regs/144a 2025	USD	5.150	654,556,319	02-12-2025		438,421,822
Jumbo B	CLF	6.500	73,577,826	09-01-2026		49,282,428
Bcenc-F	CLF	4.000	176,717,807	05-07-2028		118,365,587
Bcenc-J	CLF	5.700	118,980,414	10-15-2029		79,693,081
Bcenc-N	CLF	4.700	176,723,136	05-28-2030		118,369,156
Bcenc-O	CLP	7.000	82,729,801	06-01-2031		55,412,421
Regs/144a 2045	USD	6.625	353,156,076	02-12-2045		236,543,940
Total Bonds			3,810,661,036			2,552,380,762

*	Non-committed over draft credit facilities with no set maturity.

In addition, at March 31, 2016, we had Ch$28,502 million in financial leasing.

As of March 31, 2016, the Company has available unused lines of credit for approximately Ch$473,317 million (Ch$466,587 million as of December 31, 2015). We deal with a wide diversity of banks around the world. We believe, if necessary, we can reopen our existing international bonds or issue one or more new series of bonds, as appropriate, or can obtain commercial paper in the Chilean market.

Our loan agreements and outstanding bonds contain a number of covenants requiring us to comply with certain financial ratios and other tests. The most restrictive financial covenants under these loan agreements and bonds require us to maintain:

•	a ratio of consolidated Net Financial Debt to consolidated net worth not exceeding 1.2 to 1;

•	unencumbered assets in an amount equal to at least 120% of the outstanding principal amount of total liabilities;

•	minimum consolidated assets of at least UF 50.5 million;

As of July 11, 2016 we are in compliance with all of our loan and debt instruments covenants.

Leases

We have significant operating lease obligations. At March 31, 2016, 53.8% of our total selling space of the retail business was located on leased properties. Our store leases typically have a term ranging from 10 to 32 years and provide for both monthly fixed and variable lease payments. Our shopping center leases typically have terms of more than 30 years and provide for fixed monthly rent payments.

Acquisitions and Divestitures

No significant acquisitions were completed during the three-month period ended March 31, 2016. On March 1, 2016 Cencosud announced the sale of its 33.3% stake in Mall Viña del Mar S.A. a company that owns and operates a shopping center in Viña del Mar and a shopping center in Curico, totaling UF 4,275,000 (approximately U.S.$160 million), which closed on April 18, 2016.

Analysis of cash flows

The following table summarizes our generation and use of cash for the periods presented.

	Three-month period ended March 31,
	2016	2015
	(in millions of Ch$)
Net cash from Continuing Operations provided by (used in):
Net cash (used in) from operating activities	(53,915)	29,449
Net cash (used in) from investing activities	115,671	(60,728)
Net cash (used in) from financing activities	(57,962)	(12,297)

Cash flows for the three-month period ended March 31, 2016 compared to the same period in 2015

Taking into account our cash flows from operations, cash flows from financing activities and cash used in investing activities, we had a net cash inflow of Ch$3,794 million for the three-month period ended March 31, 2016, compared to a net cash outflow of Ch$43,577 million for the same period in 2015.

Operating activities. Net cash flows from operating activities decreased Ch$83,364 period over period to reach a negative cash flow of Ch$53,915 million for the three-month period ended as of March 31, 2016 from Ch$29,449 million for the same period in 2015. Operating cash flows from supermarkets, home improvement, department stores and financial services divisions decreased mainly as a result of the devaluation of the Argentine Peso, Brazilian Real and Colombian Peso against the Chilean Peso, which led to lower levels of operating revenue from our operations in such countries, partially offset by increased cash flows from shopping centers. Operating cash flows from our supermarkets division decreased in Argentina and Brazil driven by the above-mentioned currency devaluations, and in Peru due to increased advance cash payments to suppliers as compared to 2015. Home improvement cash flows were affected by the devaluation of the Argentine Peso, partially offset by increased cash flows in Chile and Colombia, which in turn resulted from increased revenues in Chile and decreased expenses in Colombia. Department store cash flows decreased as a result of a lower contribution from Peru due to greater working capital requirements, partially offset by increased cash flows from Chile due to better operating performance during the period. Cash flows from financial services decreased due to currency devaluations in Argentina, Brazil and Colombia, coupled with lower profitability from the latter two operations, due to an increase in cash payments which in turn resulted from increased costs of funding and lower collections due to the increased risk in our in-store financing and credit card business lines. Conversely, cash flows from shopping centers increased mainly due to (i) increased cash flows in Argentina due to updated contracts to reflect the increased CPI in the country, (ii) increased cash flows in Peru due to an increased occupancy rate in the Arequipa Mall and (iii) increased cash flows in Colombia due to improvements in collecting accounts receivables and decreased parking lost maintenance costs, partially offset by lower contribution from Chile, reflecting the increase in property taxes after the implementation of the Tax Reform Act.

Investing activities. Net cash flows from investment activities increased by Ch$176,399 million, reaching Ch$115,671 million for the three-month period ended as of March 31, 2016, from the Ch$60,728 million that was used in the same period of 2015. The variation is explained mainly by Ch$164,855 million increase in cash flows resulting from a settlement reached with mutual funds for the payment of debt amortizations from which we received a cash payment and interest received from investments in the Others (Corporation) segment, which was partially offset by greater working capital requirements. Additionally, our investment needs decreased because of reduced openings during the period.

Financing activities. Net cash flows used in financing activities amounted to Ch$57,962 million for the three month period ended as of March 31, 2016 from Ch$12,297 million used for financing activities in the corresponding period in 2015, an increase of Ch$45,665. The main difference is that in the first quarter of 2015 we experienced a significant cash inflow from financing activities due to the issuance of an international bond in February 2015 in the amount of U.S.1,000 million (Ch$628,220 million, at the exchange rate Ch$628.22 to U.S.1.00, which was the exchange rate reported by the Central Bank of Chile at February 12, 2015). In addition, we used cash to pay for bank loans, bond and interest amortizations.

Capital expenditures and permanent investments

The following table presents our capital expenditures for the periods indicated:

	As of March 31,
	2016	2015
	(in millions of Ch$)
Capital expenditures(1)	41,890	44,358
Permanent investments(2)	—	—
Total	41,890	44,358

(1)	Purchase or property, plant and equipment.
(2)	Primarily investments or divestitures in acquired companies.

In the year 2016, we expect to invest approximately U.S.$500 million. The organic growth plan for the next four years (2016—2019) contemplates investments of approximately U.S$2.5 billion and will be financed mainly by cash generated from operations.

Distribution by Type of Investment

Our projected capital expenditures may vary substantially from the numbers set forth above as a result of a variety of factors including competition and the cost, currencies and availability of the necessary funds.

We expect to finance our future capital expenditures with our operating cash flow and with bank loans.

C.	OFF-BALANCE SHEET ARRANGEMENTS

For any of the periods presented, we did not have any off-balance sheet transactions, arrangements or obligations with unconsolidated entities or otherwise that are reasonably likely to have a material effect on our financial condition, results of operations or liquidity.

D.	TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The following table summarizes our significant contractual obligations and commitments as of March 31, 2016:

	Less than One Year	One to Three Years	Three to Five Years	Thereafter	Total
	(in millions of U.S.$)(1)
Long-term debt obligations(2)	0	589,294	882,350	2,510,310	3,981,954
Short-term debt obligations(2)	366,505	0	0	0	366,505
Time deposits and other bank balances	182,174	62,266	1,775	7,512	253,726
Leases obligations and other financial liabilities	105,020	372,445	973,002	17,397	1,467,865
Commercial loans	1,681,308	4,624	0	0	1,685,931
Tax liabilities	0	0	0	0	0
Other financial liabilities option	2,036	0	0	0	2,036
Total	2,337,043	1,028,629	1,857,127	2,535,219	7,758,018

(1)	Amount stated in U.S, dollar have been translated from Chilean peso at the exchange rate of Ch$669.80 to U.S. 1.00, which was the exchange rate reported by the Central Bank of Chile at March 31, 2016.
(2)	Short-term obligations include the short-term portion of the long-term debt and accrued interest expenses.

DESCRIPTION OF SHARE CAPITAL

Set forth below is material information concerning our share capital and a brief summary of the significant provisions of our Bylaws and Chilean law. Our Bylaws effectively serve the purpose of both the articles or certificate of incorporation and the bylaws of a company incorporated in the United States. This description contains all material information concerning shares of our common stock, including summaries of certain provisions of our Bylaws and applicable Chilean law in effect on the date of this prospectus. They do not, however, describe every aspect of our shares of common stock, our Bylaws or Chilean law. You are encouraged to review our estatutos, the Chilean Corporations Law and the Securities Market Law, each referred to below.

For more information regarding our share capitalization, see “Principal and Selling Shareholders” included elsewhere in this prospectus.

Share Capital

At December 31, 2015, we had 2,889,022,734 shares of common stock authorized with no par value. On that date we had 2,828,723,963 shares outstanding representing a capital of Ch$2,321,381 million.

At March 31, 2016, we had 2,889,022,734 shares of common stock authorized with no par value. On that date we had 2,842,459,622 shares outstanding representing a capital of Ch$2,370,219 million.

Memorandum and Articles of Association

Set forth below is certain information concerning Cencosud S.A.’s capital stock and a brief summary of certain significant provisions of our Bylaws and Chilean law. You are encouraged to review our Bylaws, which are filed as Exhibit 1.1 of the 2015 Form 20-F incorporated by reference herein.

Organization and Register

We are a publicly-held stock corporation (sociedad anónima abierta) organized under the laws of Chile and have an indefinite corporate duration. We were incorporated by a public deed dated November 10, 1978. This abstract is recorded on page 13808 No. 7412 of the Registro de Comercio de Santiago (Commercial Registry of Santiago) for the year 1978. Our corporate purpose, as stated in our Bylaws, is broadly defined to include the purchase, sale, distribution and marketing of goods, as more fully set forth in our Bylaws.

Shareholder Rights

Shareholder rights in Chilean companies are governed generally by a company’s bylaws (which effectively serve the purpose of both the articles, or certificate, of incorporation, and the bylaws of a United States company). Additionally, the Chilean Corporations Law governs the operation of Chilean stock corporations and provides for certain shareholder rights.

Shareholder rights can be amended through an agreement adopted in an extraordinary shareholders meeting, which shall subsequently agree upon the corresponding amendment to the bylaws. However, there are certain provisions of Chilean law that cannot be waived by the shareholders, such as the legal formalities prescribed by the Chilean Corporations Law for the organization and validity of a corporation or for the amendment of its bylaws; provisions dealing with the protection of minority shareholders, including the minimum number of board members, the existence of a committee of directors, the list of matters that shareholders may decide upon in an ordinary and/or extraordinary shareholders meeting of the company, the quorum required for the approval of certain supermajority matters; and other public policy provisions, such as the rules for the liquidation of a company, tender offer rules and, generally, all securities market regulations.

The Chilean securities markets are principally regulated by the SVS under the Securities Market Law and the Chilean Corporations Law. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Chilean Corporations Law clarifies rules and requirements for establishing publicly-held stock corporations while eliminating government supervision of privately-held companies. The Securities Market Law establishes requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities.

Under Articles 12 and 54 and Title XV of the Securities Market Law, certain information regarding transactions in shares of publicly-held corporations must be reported to the SVS and the Chilean exchanges on which such shares are listed. Holders of shares of publicly-held corporations are required to report to the SVS and the Chilean exchanges:

•	any acquisition or sale of shares that results in the holder’s acquiring or disposing of 10% or more of the corporation’s capital; and

•	any acquisition or sale of shares or securities or agreements the price or value of which depends or is conditioned by, in all or a significant part, on the variation or evolution of the price of the shares, in any amount, if made by a holder of 10% or more of the corporation’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

•	In addition, majority shareholders must include in their report whether their purpose is to acquire control of the company or if they are making a financial investment. A beneficial owner of ADSs representing 10.0% or more of our share capital will be subject to these reporting requirements under Chilean law.

Persons or entities intending to acquire control of a publicly-held corporation, through means other than through a tender offer (oferta pública de adquisición de acciones), are also required to inform the public of such acquisition at least 10 business days before the date on which the transaction is to be completed, but in any case, as soon as negotiations regarding the change of control begin (i.e., when information and documents concerning the target are delivered to the potential acquirer) through a notice published in two Chilean newspapers, which must disclose, among other information, the person or entity purchasing or selling and the price and conditions of any negotiations. Prior to such publication, a written communication to such effect must be sent to the SVS and the Chilean exchanges.

In addition to the foregoing, Article 54A of the Chilean Securities Market Law requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly traded company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs.

Chilean law does not contain any provision that discriminates against shareholders or prospective shareholders who own a substantial number of shares. However, a special public offering procedure applies should the controlling shareholder of a company decide to increase its stock in the company, according to which the offer must be made to all shareholders on a pro rata basis in proportion to their respective stock.

Capitalization

Under Chilean law, a corporation increases its capital as soon as the shareholders authorize both the capital increase and the issuance of new stock, provided that the minutes of the corresponding shareholders meeting are put into a public deed, and an abstract of said deed is published in the Official Gazette and registered in the Commercial Registry corresponding to the company’s domicile. In addition, in the case of publicly-held stock corporations, the new shares must be registered in the Securities Registry of the SVS before they may be offered to the public. When a shareholder subscribes for shares, the shares are transferred to such shareholder’s name, and the shareholder is treated as a shareholder for all purposes, except receipt of dividends in the proportion corresponding to the unpaid price of such shares, unless otherwise stipulated in the bylaws of the corporation. The shareholder becomes eligible to receive dividends once such shareholder has paid for the shares. If a shareholder does not pay for shares for which such shareholder has subscribed on or prior to the date agreed upon for payment, the corporation is entitled to auction the shares on the stock exchange, and has a cause of action against the shareholder for the difference between the subscription price and the price received at auction. However, until such shares are sold at auction, the shareholder continues to exercise all the rights of a shareholder (except the right to receive dividends). Authorized shares which have not been subscribed within the period agreed at the shareholders’ meeting, are deemed cancelled under Chilean law and are no longer available for sale by the Chilean corporation. At that time, the capital of the corporation is automatically reduced to the amount effectively paid within such period.

The Bylaws authorize a single series of common stock, without par value.

Director Requirements

Our Bylaws require the board to consist of nine directors. The entire board is elected every three years. There is no requirement that a director be a shareholder of our Company.

Our Bylaws do not contain any provision regarding a mandatory retirement age for directors, nor does Chilean law contain any provision in this respect.

According to Chilean Corporations Law, a publicly-held stock corporation (sociedad anónima abierta) can only execute a transaction with a related party provided such transaction is for the benefit of the corporation, and conforms to price terms and conditions prevailing in the market at the time of its approval and, provided, further, that the transaction is previously approved following the procedure described below:

•	Directors, managers, administrators, main executives or liquidators who have an interest in a related party transaction must immediately inform the board of directors or its proxy of such interest.

•	The absolute majority of the board may approve the execution of the transaction, with the abstention of the directors that are involved in the proposed transaction.

•	If the majority of the board members are “involved” in the proposed transaction, the transaction can only be approved by the unanimous vote of the non-involved directors. Failing such unanimous vote, the transaction has to be approved by two-thirds of the issued voting shares in an extraordinary shareholders’ meeting.

•	If the board of directors approves the transaction, the relevant resolution has to be disclosed in the next subsequent shareholders’ meeting. The resolution should expressly enumerate the directors that approved the transaction and the reasons for the exclusion of the involved directors.

•	If the transaction has to be approved by the shareholders’ meeting, the board must obtain at least one report issued by an independent appraiser or evaluator addressing the terms and conditions of the proposed related party transaction, its effects and potential impact on the corporation. The Committee of Directors, or the non-involved directors if there is no such committee, have the right to appoint an additional independent evaluator. The evaluators’ report shall be made available to the shareholders immediately following its approval by the board of directors, but not later than 15 days prior to the shareholders’ meeting summoned to approved the relevant transaction.

•

If the related party transaction has to be approved by the shareholders’ meeting, each individual director is required to issue an opinion that (a) explains his or her relationship with the related party in the proposed transaction or interest he may have in such party; (b) contains his or her reasoned statement as to the merit of the proposed transaction to the interest of the corporation, (c) addresses the objections stated by the Committee of Directors, if any, and (d) comments on the conclusions of the report or reports of the independent evaluators. The corporation has to make these opinions available to the shareholders following receipt thereof and not later than 15 days prior to the shareholders’ meeting summoned to approve the relevant transaction.

Notwithstanding the applicable sanctions, the violation of these rules will not affect the validity of the transaction, but will entitle the corporation or the shareholders to request that the defender disgorge profits obtained from the transaction and pay damages, if any.

The following transactions with related parties can be carried out without compliance with the foregoing requirements, after approval by the board of directors:

•	Transactions that do not involve a significant amount (i.e., if it exceeds (a) 1% of the corporation’s equity and, also, the equivalent of 2,000 UF, or (b) the equivalent of 20,000 UF). All transactions carried out in a 12 month period through one or more acts that are similar or complementary and in which the parties, including related parties, or the purpose are the same will be considered a single transaction.

•	Transactions which are in the ordinary course of business, as determined by the corporation’s policies regarding such matters. In this case, the resolution that establishes such policies or their amendments will be made available to the shareholders at the corporation’s offices and on their web site, if applicable.

•	Transactions between corporations in which the company owns, either directly or indirectly, at least 95% of its counterparty.

Borrowings by a director are treated under Chilean law as related party transactions and are subject to the rules set forth above.

Pursuant to the Chilean Corporations Law, if the bylaws of a company establish compensation for directors, such compensation must be agreed to in a shareholders meeting. Our Bylaws establish that the directors will be compensated in an amount determined by the annual shareholders meeting, notwithstanding the right of the Board to agree to compensate a director for the performance of any other duty different from his or her duty as a director.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Law grants certain preemptive rights to shareholders of all Chilean companies. The Chilean Corporations Law generally requires Chilean companies to offer to shareholders the right to purchase a sufficient number of shares or convertible securities to maintain their existing ownership percentage in the company whenever it issues new shares or convertible securities and prior to any sale in the market of its treasury shares of common stock.

Pursuant to this requirement, preemptive rights in connection with any future issue of shares will be offered by us to the depositary as the registered owner of the shares underlying the ADSs. However, the depositary will not be able to make such preemptive rights available to holders of ADSs unless a registration statement under the Securities Act is effective with respect to the underlying shares or an exemption from the registration requirements thereunder is available.

We intend to evaluate, at the time of any preemptive rights offering after the date hereof, the practicality under Chilean law in effect at the time of making such rights available to our ADS holders, as well as the costs and potential liabilities associated with registration of such rights and the related shares of common stock under the Securities Act, and the indirect benefits to us of thereby enabling the exercise by all or certain holders of ADSs of their preemptive rights and any other factors we consider appropriate at the time, and then to make a decision as to whether to file such registration statement. We cannot assure you that any registration statement would be filed. If we do not file a registration statement and no exemption from the registration requirements under the Securities Act is available, the Depositary will sell such holders’ preemptive rights and distribute the proceeds thereof if a premium can be recognized over the cost of such sale. In the event that the Depositary is not able, or determines that it is not feasible, to sell such rights at a premium over the cost of any such sale, all or certain holders of ADSs may receive no value for such rights. Non-U.S. holders of ADSs may be able to exercise their preemptive rights regardless of whether a registration statement is filed. The inability of all or certain holders of ADSs to exercise preemptive rights in respect of shares of common stock underlying such ADSs could result in such holders not maintaining their percentage ownership of the common stock following such preemptive rights offering unless such holder made additional market purchases of ADSs or shares of common stock.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a period of 30 days following the grant of such rights. During such period, and for an additional 30-day period thereafter, a Chilean corporation is not permitted to offer any unsubscribed shares for sale to third parties at a lower price or on terms which are more favorable than those offered to its shareholders. At the end of such additional 30-day period, a Chilean open stock corporation is authorized to sell unsubscribed shares to third parties on any price and terms, provided they are sold on a Chilean stock exchange. Unsubscribed shares that are not sold on a Chilean stock exchange can be sold to third parties only on terms no more favorable for the purchaser than those offered to shareholders.

Dividend and Liquidation Rights

In accordance with Chilean law, we must distribute mandatory cash dividends of 30% of our consolidated net income unless otherwise decided by a unanimous vote of the holders of the Shares. See “Dividends and Dividend Policy.”

At our option, the portion of any dividend which exceeds the mandatory limits established pursuant to Chilean law may be paid in cash, in our shares or in shares of publicly-held stock corporations owned by us. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash. Our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash. See “—Preemptive Rights and Increases of Share Capital” above.

Those dividends not collected by the shareholders entitled thereto lapse five years after the payment date, with the funds going to the National Fire Department.

In the event of a liquidation of our company, the holders of fully paid shares of common stock would participate in the assets available after payment of all creditors in proportion to the number of shares held by them.

Shareholders’ Meetings and Voting Rights

We hold our annual shareholders meeting during the first fourth months of each year. Extraordinary shareholders meetings may be called by the board of directors when deemed appropriate or when requested by shareholders representing at least 10% of the issued voting shares or by the SVS. Notice to convene the annual shareholders meeting or an extraordinary shareholders meeting is given by means of a notice in a newspaper published in Cencosud’s corporate domicile (currently Santiago) or in the Official Gazette in a prescribed manner. Notice must also be mailed to each shareholder and given to the SVS 15 days in advance of the meeting.

The quorum for a shareholders’ meeting is established by the presence, in person or by power of attorney, of shareholders representing at least the absolute majority of our issued voting shares. If a quorum is not present at the first meeting, the meeting can be reconvened and upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. The agreements shall be adopted by absolute majority of the voting shares presented or represented in the shareholders’ meeting. However, if a shareholders’ meeting is called for the purpose of considering:

•	a change of our organization, merger or division,

•	an amendment to the term of duration or early dissolution,

•	a change in our corporate domicile,

•	a decrease of our corporate capital,

•	approval of capital contributions in assets other than cash and their assessments,

•	modification of the authority reserved to shareholders meetings or limitations on the Board of Directors,

•	reduction in the number of members of our Board of Directors,

•	the sale, transfer or disposition of 50% or more of assets, either including or excluding its corresponding liability, or the formulation or modification of any business plan which contemplates the sale, transfer or disposition of our assets in such amount, the sale of 50% or more of the assets of an affiliate that represents at least 20% of the assets of the corporation, as well as any sale of its shares which would result in us ceasing to be in control of such subsidiary,

•	the form of distributing corporate benefits,

•	the granting of a guaranty by us of liabilities of any third-party other than a subsidiary, in an amount exceeding 50% of our total assets,

•	our purchase of our issued stock in accordance with articles 27A and 27B of Law No. 18,046,

•	the amendment of any formal defects in our Bylaws which may nullify our incorporation, or any amendment of the Bylaws referring to one or more of the matters indicated above,

•	the approval of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation, or the establishment of the right for our controller to acquire the shares of minority shareholders after a tender offer, in the terms set forth in paragraph 2 of article 71 bis of Law No. 18,046,

•	the approval or ratification of contracts or agreements with related parties, in accordance with articles 44 and 147 of Law No. 18,046, or

•	other matters as may be set forth in our Bylaws.

The vote required at such meeting is a two-thirds majority of the issued voting common stock.

Additionally, the amendment of our Bylaws aimed at the creation, modification, extension or suppression of preferential rights, must be approved with the favorable vote of two-thirds of the shares of the affected series.

Chilean law does not require a publicly-held Chilean company to provide the level and type of information that United States securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. Under Chilean law, a notice of a shareholders’ meeting listing the matters to be addressed must be mailed to shareholders and the SVS not fewer than 15 days prior to the date of a meeting. In cases of an annual shareholders’ meeting, an annual report of our activities, which includes our audited financial statements, must also be mailed to shareholders.

The Chilean Corporations Law provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include within the materials dispatched by the board of directors to shareholders, the comments and proposals of such shareholders in relation to the company’s affairs. Similarly, the Chilean Corporations Law provides that whenever the board of directors of a publicly-held company convenes a meeting of shareholders and solicits proxies for the meeting, information supporting its decisions or other similar materials, it is obligated to include the pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who request that such comments and proposals be so included.

Only shareholders registered in the Shareholders’ Registry as such at least five Chilean business days prior to the date of a shareholders meeting are entitled to attend and vote their shares. A shareholder may appoint by power of attorney another individual (who need not be a shareholder) as its attorney-in-fact to attend and vote on its behalf. Every shareholder entitled to attend and vote at a shareholders meeting shall have one vote for every share subscribed.

Rights of Dissenting Shareholders to Tender their Shares

The Chilean Corporations Law provides that upon the adoption at an extraordinary shareholders meeting of any of the resolutions enumerated below, dissenting shareholders acquire a right of redemption to force the company to repurchase their shares, subject to the fulfillment of certain terms and conditions.

“Dissenting” shareholders are defined as those which vote against a resolution which results in the redemption right, or if absent at such a meeting, those who state in writing to the company their opposition to the respective resolution. Dissenting shareholders must perfect their redemption rights by tendering their stock to the company within 30 days of the resolution (except in the case of pension fund shareholders as discussed below).

The price paid to a dissenting shareholder of a publicly-held company for such shares is the weighted average price for the shares as reported on the stock exchanges for the period that starts on the 90th trading day and ends on the 30th trading day prior to the date of the shareholders’ meeting that approves the resolution that gives rise to the redemption right.

The resolutions that result in a shareholder’s redemption right are the following:

•	our transformation into a different type of legal entity;

•	our merger with or into another company;

•	the disposition of 50% or more of our assets, whether or not that sale includes our liabilities or the proposal or amendment of any business plan involving the transfer of more than 50% of our assets; and the sale of 50% or more of the assets of an affiliate which represents at least 20% of the assets of the corporation, as well as any sale of its shares which would result in us ceasing to be in control of such subsidiary;

•	the granting of security interests or personal guarantees to secure or guarantee third parties’ obligations exceeding 50% of our assets, except with regard to security interests or personal guarantees, which are granted to secure or guarantee obligations of our subsidiaries;

•	the creation of preferential rights for a class of shares or an amendment to those already existing, in which case the redemption right only accrues to the dissenting shareholder of the class or classes of shares adversely affected;

•	the amendment of our Bylaws to correct any formal defect in our incorporation, which might cause our Bylaws to become null and void, or any amendment of our Bylaws that grants a shareholder a redemption right;

•	the approval by our shareholders of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation; and

•	any other causes as may be established by Chilean law and our Bylaws (our Bylaws currently do not establish any instances).

In addition, shareholders of a publicly held corporation have a redemption right if a person acquires two-thirds or more of the outstanding voting stock of the company and does not make a tender offer for the remaining shares within 30 days of that acquisition at a price not lower than the price that would be paid shareholders exercising their redemption rights.

However, the right of redemption described in the previous sentence does not apply in the event the company reduces its capital as a result of not having fully subscribed and paid an increase of capital within the statutory term.

Finally, shareholders of a publicly held corporation have the right of redemption within 30 days after the date when the controller acquires more than 95% of the shares of the company. These redemption rights must be exercised within 30 days.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, a New York banking corporation, is the Depositary under our Deposit Agreement dated April 11, 2012, and amended and restated as of June 21, 2012.

On June 22, 2012, we sold 91,304,348 shares of our common stock in the form of shares or ADSs in an initial public offering that raised approximately U.S.$1.2 billion. Our ADSs are listed on the NYSE under the symbol “CNCO.”

Each ADS represents three shares (or a right to receive three shares) deposited with the principal Santiago office of Banco Santander Chile, as custodian for the Depositary. Each ADS may also represent any other securities, cash or other property which may be held by the Depositary from time to time. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder.

This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Chilean law governs shareholder rights. The Depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement among us, the Depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

Share Dividends and Other Distributions

The Depositary is required, to the extent that in its judgment it can convert Chilean pesos on a reasonable basis into U.S. dollars and transfer the U.S. dollars to the United States, and subject to Chilean law, to convert all cash dividends and other cash distributions that it receives in respect of the deposited shares of Cencosud common stock into U.S. dollars and to distribute the amount thus received (net of the fees and any conversion expenses of the Depositary) to the holders of ADSs in proportion to the number of ADSs representing such shares held by each of them. See “Item 10.D—Exchange Controls” in the 2015 Form 20-F incorporated by reference herein. The amount distributed also will be reduced by any amounts required to be withheld by us, the Depositary or the Custodian on account of taxes or other governmental charges. If the Depositary determines that in its judgment any currency received by it cannot be so converted on a reasonable basis and transferred, the Depositary may distribute, or in its discretion hold, such foreign currency, without liability for interest thereon, for the respective account of the ADS holders entitled to receive the same.

If a distribution upon the deposited shares of Cencosud common stock by us consists of a dividend in, or a free distribution of, shares of Cencosud common stock, upon receipt by or on behalf of the Depositary of such additional shares of Cencosud common stock from us, the Depositary may or shall, if we so request, distribute to the holders of ADSs, in proportion to their holdings, additional ADSs representing the number of shares of Cencosud common stock so received as such dividend or distribution, in either case after deduction or payment of the fees and expenses of the Depositary. If such additional ADSs are not so issued, each ADS shall thereafter also represent the additional shares of Cencosud common stock distributed with respect to the shares of Cencosud common stock represented thereby. In lieu of delivering fractions of ADSs, in any such case, the Depositary will sell the amount of shares of Cencosud common stock represented by the aggregate of such fractions and distribute the net proceeds in dollars, all in the manner and subject to the conditions set forth in the Deposit Agreement.

If we offer or cause to be offered to the holders of shares of Cencosud common stock any rights to subscribe for additional shares of Cencosud common stock or any rights of any other nature, the Depositary, after consultation with us, shall have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights and distributing the net proceeds thereof as in the case of a distribution received in cash. If at the time of the offering of any such rights the Depositary determines that it is lawful and feasible to do so, the Depositary may, after consultation with us, distribute such rights available to holders by means of warrants or otherwise. To the extent the Depositary determines, in its discretion, that it is not lawful or feasible to make the rights available, it may sell such rights, warrants or other instruments, if a market is available therefor, at public or private sale, at such place or places and upon such terms as the Depositary may deem proper and allocate the net proceeds of such sales, net of the fees and expenses of the Depositary, for the accounts of the holders of ADSs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders of ADSs because of exchange restrictions or the date of delivery of any ADRs or otherwise. If, by the terms of the rights offering or by reason of applicable law, the Depositary may neither make such rights available to the holders nor dispose of such rights and distribute the net proceeds thereof, the Depositary shall allow the rights to lapse.

The Depositary will not offer such rights to the holders of ADSs unless both the rights and the securities to which the rights relate are either exempt from registration under the Securities Act or are registered under the Securities Act. If a holder of ADSs requests a distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect the distribution unless it has received an opinion of our United States counsel satisfactory to the Depositary upon which the Depositary may rely that the distribution is exempt from registration under the provisions of the Securities Act. However, we will have no obligation to file a registration statement under the Securities Act to make available to holders of ADSs any right to subscribe for or to purchase any securities. If an exemption from registration is not available and a registration statement is not filed, holders of ADSs will not be permitted to purchase such securities or otherwise exercise such rights and the Depositary may sell such rights for the account of such holders of ADSs as described in the preceding paragraph. Such a disposal of rights may reduce the proportionate equity interest in us of the holders of ADSs.

The Depositary will send to holders of ADSs anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which cash ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to holders of ADSs unless it receives satisfactory evidence from us that it is legal to make that distribution.

Issuance of ADSs

The Depositary has agreed that, upon deposit with the Custodian of the requisite number of shares of Cencosud common stock and receipt of evidence satisfactory to it that the conditions to deposit described below have been met, and subject to the terms of the Deposit Agreement, the Depositary will deliver to, or upon the order of, the person or persons specified by the Depositary upon payment of the fees, governmental charges and taxes provided in the Deposit Agreement, the number of ADSs issuable in respect of such deposit.

Cancellation and Withdrawal of ADSs

Upon surrender of ADSs at the Corporate Trust Office of the Depositary and payment of the fees of the Depositary and of the taxes and governmental charges, if any, provided for in the Deposit Agreement and subject to the terms thereof, ADS holders are entitled to delivery of the deposited shares of Cencosud common stock, any other property or documents of title at the time represented by the surrendered ADSs.

Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may deliver ADSs prior to the receipt of shares of Cencosud common stock (a “Pre-Release”) and may receive ADSs in lieu of shares of Cencosud common stock. Each Pre-Release shall be:

•	preceded or accompanied by a written representation and agreement from the person to whom ADSs are to be delivered that such person, or its customer,

•	owns the shares of Cencosud common stock or ADSs to be remitted, as the case may be,

•	assigns all beneficial right, title and interest in such shares of Cencosud common stock to the Depositary for the benefit of the owners of the ADSs,

•	agrees in effect to hold such shares of Cencosud common stock for the account of the Depositary until delivery of the same upon the Depositary’s request,

•	at all times fully collateralized (such collateral marked to market daily) with cash or such other collateral as the Depositary deems appropriate,

•	terminable by the Depositary on not more than five business days’ notice, and

•	subject to such further indemnities and credit regulations as the Depositary reasonably deems appropriate.

The Depositary will limit the number of ADSs involved in such Pre-Release transactions so that the number of ADSs represented thereby will not, at any one time, exceed 30 percent of the total number of ADSs then outstanding; however, the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary shall not be required to accept for deposit any shares of Cencosud common stock unless it receives evidence satisfactory to the Depositary that any approval, if required, has been granted by any governmental body in Chile that is then performing the function of the regulation of currency exchange.

If the person proposing to deposit shares of Cencosud common stock is not domiciled or resident in Chile, the Custodian shall not accept those shares of Cencosud common stock unless it receives from or on behalf of that person sufficient evidence that the shares of Cencosud common stock were purchased in full compliance with the foreign exchange regulations applicable to investments in Chile (either Chapter XIV of the Compendium of Foreign Exchange Regulation of the Central Bank or Decree Law 600 of 1974, as amended, and related agreements with the Foreign Investment Committee) and, if applicable, an instrument whereby that person assigns and transfers to the Depositary any rights it may have under Chilean regulations relating to currency exchange. Pursuant to Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, the Custodian and/or the Depositary must give notice to the Central Bank of Chile that the shares of Cencosud common stock have been deposited in exchange for ADSs.

If required by the Depositary, shares of Cencosud common stock presented for deposit at any time, whether or not our transfer books or the transfer books of the Foreign Registrar, if applicable, are closed, must also be accompanied by an agreement or assignment, of other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional shares of Cencosud common stock or to receive other property which any person in whose name the shares of Cencosud common stock are or have been recorded may thereafter receive upon or in respect of such deposited shares of Cencosud common stock, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

At the request, risk and expense of any person proposing to deposit shares of Cencosud common stock, and for the account of such person, the Depositary may receive certificates for shares of Cencosud common stock to be deposited, together with the other instruments herein specified, for the purpose of forwarding such share certificates to the Custodian for deposit hereunder.

Upon each delivery to a Custodian of a certificate or certificates for shares of Cencosud common stock to be deposited hereunder, together with the other documents above specified, such Custodian must, as soon as transfer and recordation can be accomplished, present such certificate or certificates to us or the Foreign Registrar, if applicable, for transfer and recordation of the shares of Cencosud common stock being deposited in the name of the Depositary or its nominee or such Custodian or its nominee.

In the event that Shares are to be redeemed and, as a result, Shares registered in the name of the Custodian are called for redemption by the us, the Depositary will call for the redemption of ADSs (in aggregate number representing the number of Shares registered in the name of the Custodian called for redemption) and may adopt such method as it may deem equitable and practicable to select the ADSs called for redemption.

Voting Rights

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holder of shares of Cencosud common stock, as defined in the Deposit Agreement, if we so request, the Depositary has agreed to mail to holders of ADRs registered on the books of the Depositary a notice in English containing

•	such information as is contained in such notice,

•	a statement that each holder of ADSs at the close of business on a specified record date will be entitled, subject to any applicable provisions of Chilean law and our Bylaws to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Cencosud common stock represented by such holders’ ADSs, and

•	a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by us.

Upon the written request of a holder of ADSs on such record date, received on or before the date established by the Depositary for such purpose, the Depositary has agreed to endeavor insofar as practicable to vote or cause to be voted the amount of shares of Cencosud common stock represented by the ADSs in accordance with any instruction set forth in such request. If no instructions are received by the Depositary from a holder of ADSs with respect to any of the shares of Cencosud common stock represented by such holder’s ADSs on or before the date established by the Depositary for such purpose, the Depositary will give a discretionary proxy to a person designated by us to vote the amount of shares of Cencosud common stock represented by those ADSs, unless we have notified the Depositary that (i) we do not wish such proxy given, (ii) we believe substantial shareholder opposition exists, or (iii) we believe the matter to be voted on would have a material and adverse effect on the rights of holders of our shares.

There are no legal or practical impediments to an ADS holder’s ability to vote that are not faced by holders of our shares of common stock except that there can be no assurance that we have request the Depositary to send the notice or that ADS holders will receive notice of meetings in time to instruct the Depositary before the applicable cutoff date.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to shares of Cencosud common stock or whenever the Depositary shall receive notice of any meeting of holders of shares of Cencosud common stock or shareholders generally, the Depositary will fix a record date that will be the same as, or as near as practicable to the record date fixed by us with respect to the Cencosud common stock for the determination of the holders of ADSs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement. Subject to the Deposit Agreement, only such holders of ADSs at the close of business on such record date shall be entitled to receive or be affected by any such dividend, distribution, proceeds, exchange or other matter or to give such voting instructions.

In the event that the record date determined by the Depositary (the “ADS Record Date”) and that established by us (the “Common Stock Record Date”) are not the same, ADS holders on the Common Stock Record Date who dispose of their ADSs prior to the ADS Record Date will not receive dividends paid in respect of the shares of Cencosud common stock represented by such holder’s ADSs on the Common Stock Record Date.

Reports and Other Communications

The Depositary will maintain at its transfer office in the Borough of Manhattan, the City of New York, facilities for the execution and delivery, registration of transfers and surrender of ADSs, in accordance with the provisions of the Deposit Agreement, which at reasonable times will be open for our inspection and inspection by the holders of ADSs, provided that such inspection shall not be for the purpose of communication with holders of ADSs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADSs.

We will transmit to the Depositary copies (translated into English) of any communications generally distributed to holders of Cencosud common stock. The Depositary will make available for inspection by ADS holders at the Corporate Trust Office of the Depositary any reports and communications, including any material soliciting voting instructions, received from us that are both

•	received by the Depositary or the Custodian or the nominee of either as a holder of shares of Cencosud common stock and

•	made generally available to the holders of shares of Cencosud common stock by us.

The Depositary will also send to ADS holders copies of such reports when furnished by us as provided in the Deposit Agreement.

On or before the first date on which we give notice, by publication or otherwise, of any meeting of the holders of shares of Cencosud common stock or shareholders generally, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or offering of any rights, we shall transmit to the Depositary and the Custodian a written English-language version of the notice thereof in the form given or to be given to holders of shares of Cencosud common stock. The Depositary will, if we request, at our expense, arrange for the mailing of such notices to all ADR holders.

Payment of Taxes

If any tax or governmental charge becomes payable with respect to any ADS or any shares of Cencosud common stock represented by any ADSs, including without limiting the generality of the foregoing any Chilean tax on a gain realized, or deemed to be realized, upon the withdrawal or sale of shares of Cencosud common stock, such tax or other governmental charge will be payable to the Depositary by the holder of the ADSs, who must pay the amount thereof to the Depositary upon demand. The Depositary may refuse to effect any transfer of such ADSs or any withdrawal of the shares of Cencosud common stock represented by such ADSs until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder of the ADS thereof any part or all of the shares of Cencosud common stock represented by such ADSs, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the holder of such ADSs shall remain liable for any deficiency. In the event the Depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares in exchange for surrendered ADSs the Depositary may require, as a condition to such exchange, that the withdrawing investor provide satisfactory security to the Depositary in an amount sufficient to cover the estimated amount of such tax.

Amendment and Termination

The form of the ADRs and the Deposit Agreement may at any time be amended by written agreement between us and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex, or facsimile transmission costs, delivery costs or other such expense) or that otherwise prejudices any substantial existing right of ADS holders, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of such amendment has been given to the record holders of outstanding ADSs. Every holder of ADSs at the time such amendment so becomes effective will be deemed, by continuing to hold such ADSs, to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADRs as amended thereby. In no event may any amendment impair the right of any ADS holder to surrender its ADSs and receive therefor the shares of Cencosud common stock represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever we direct, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the holders of ADSs at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement at any time 60 days after the Depositary shall have delivered to us its written resignation provided that a successor depositary shall not have been appointed and accepted its appointment before the end of such 60-day period. If any ADSs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue the collection of dividends and other distributions pertaining to the shares of Cencosud common stock, the sale of property and rights as provided in the Deposit Agreement and the delivery of shares of Cencosud common stock, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs. At any time after the expiration of four months from the date of termination, the Depositary may sell the shares of Cencosud common stock and hold the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore been surrendered.

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADS Holders

Neither we nor the Depositary assume any obligation nor will we be subject to any liability under the Deposit Agreement to holders of ADSs, except that we agree to perform our obligations specifically set forth in the Deposit Agreement without negligence or bad faith. Neither we nor the Depositary will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or in respect of the ADRs on behalf of any holder of ADSs or other person, and the Custodian will not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or non-action is without negligence and in good faith. None of the limitations described in this section will affect investor rights under U.S. federal securities laws.

Disclosure of Interest in ADSs

Holders of ADSs are subject to certain provisions of the rules and regulations promulgated under the Exchange Act relating to the disclosure of interests in the shares of Cencosud common stock. Any holder of ADSs who is or becomes directly or indirectly interested in five percent (or such other percentage as may be prescribed by law or regulation) or more of the outstanding shares of Cencosud common stock must within ten days after becoming so interested and thereafter upon certain changes in such interests notify us as required by such rules and regulations. In addition, holders of ADSs as a matter of Chilean law are subject to the reporting requirements contained in Articles 12 and 54 and Title XV of Law 18,045 of Chile, which provision may apply when a holder beneficially owns ten percent or more of the Cencosud common stock or has the intention of taking control of Cencosud. See “Description of Share Capital—Memorandum and Articles of Association.”

Requirements for Depositary Actions

As a condition precedent to the delivery, registration of transfer or surrender of any ADSs or any split up or combination of ADR or withdrawal of any shares of Cencosud common stock, we, the Depositary or the Custodian may require from the holder or the presenter of the ADR or the depositor of the shares.

•	payment of a sum sufficient to pay or reimburse the Depositary, the Custodian or us for any tax or other governmental charge and any stock transfer or registration fee or any charge of the Depositary upon delivery of the ADS or upon surrender of the ADS, as set forth in the Deposit Agreement, and

•	the production of proof satisfactory to the Depositary or Custodian of the identity or genuineness of any signature and proof of citizenship, residence, exchange-control approval, legal or beneficial ownership, compliance with all applicable laws and regulations, compliance with all other applicable provisions governing the shares of Cencosud common stock and the terms of the Deposit Agreement or other information as the Depositary may deem necessary or proper or as we may require by written request to the Depositary or the Custodian.

The delivery, registration, registration of transfer of ADSs or split-up or combination of ADRs, or the deposit or withdrawal of shares of other property represented by ADSs, in particular instances or generally, may be suspended during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or us at any time or from time to time.

The Depositary will act as ADS registrar or appoint a registrar or one or more co-registrars for registration of the ADSs in accordance with any requirements of the New York Stock Exchange or of any other stock exchange on which the ADSs may be listed or quoted.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers of ADSs or combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADSs or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the Depositary.

Books of Depositary

The transfer of the ADSs is registrable on the books of the Depositary, provided, however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties.

Valuation of Underlying Shares for Chilean Law Purposes

For all purposes of valuation under Chilean law, the Deposit Agreement provides that the acquisition value of the shares of Cencosud common stock delivered to any holder upon surrender of ADSs shall be the highest reported sales price of the Cencosud common stock on the Santiago Stock Exchange for the day on which the transfer of the Cencosud common stock is recorded under the name of such holder on our books. In the event that no such sales price is reported by the Santiago Stock Exchange or another organized securities market during that day, the value shall be deemed to be the highest sale price on the day during which the last trade took place. However, if more than 30 days have lapsed since the last trade, such value shall be adjusted in accordance with the variation of the Chilean Consumer Price Index for the corresponding term.

Depositary Fees and Expenses

Pursuant to the Deposit Agreement, holders of our ADSs may have to pay to The Bank of New York Mellon, either directly or indirectly, fees or charges up to the amounts set forth in the table below:

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates or if ADSs are redeemed

$.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to a holder had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders

$.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when a holder deposits or withdraws shares

Expenses of the Depositary	• Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

• Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	• As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

DIVIDENDS AND DIVIDEND POLICY

Our dividend policy is determined from time to time by our board of directors. It is the Company’s general practice to pay interim and annual dividends in November and May. Dividends are paid to shareholders of record on the fifth Chilean business day preceding the date for the payment of the dividend.

As required by the Chilean Corporations Law, unless otherwise approved by unanimous vote of holders of all of our issued and subscribed shares, we must distribute a cash dividend in an amount no less than 30% of the Company’s consolidated net income for that year, unless and except to the extent we have a deficit in retained earnings. We may distribute a cash dividend in an amount greater than 30% if approved by a majority vote of shareholders.

Shareholders who are not residents of Chile must register as foreign investors under one of the foreign investment regimes contemplated by Chilean law to receive dividends, sale proceeds or other amount with respect to their shares remitted outside Chile through the Formal Market Exchange. See “Exchange Rates.” Dividends received in respect of shares of common shares by holders are subject to Chilean withholding tax. See “Taxation—Chilean Tax Considerations.”

PRINCIPAL AND SELLING SHAREHOLDERS

The table below sets forth certain information regarding the ownership of outstanding shares, as of March 31, 2016, on an actual basis and as adjusted to show the effects of the global offering for: (i) the Selling Shareholder, (ii) each person or entity who is known by us to own beneficially more than 5% of our outstanding shares or controls more than 5% of our voting power and (iii) our directors and our executive officers, as a group. When we refer to “Selling Shareholder” in this prospectus, we mean such person listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who may hold any of the Selling Shareholder’s interest.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole vesting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Based on the information supplied to us by or on behalf of the Selling Shareholder, the Selling Shareholder is not a broker-dealer or an affiliate of a broker-dealer. We have based our calculation of the percentage of beneficial ownership on 2,842,459,622 shares of our common stock outstanding as of March 31, 2016.

Name of Shareholder(1)	Number of Shares of Common Stock Prior to the Global Offering (in thousands)	Percentage Beneficial Ownership Prior to the Global Offering	Shares to be Sold by Selling Shareholder in the Global Offering	Number of Shares of Common Stock After Completion of the Global Offering (in thousands)	Percentage Beneficial Ownership After Completion of the Global Offering
Inversiones Quinchamali Limitada(2)	573,754,802	20.185%	—	573,754,802	20.185%
Inversiones Latadia Limitada(3)	550,823,211	19.378%	—	550,823	19.378%
Inversiones Tano Limitada(4)**	457,879,800	16.109%	170,551,251	287,328,549	10.109%
Horst Paulmann Kemna(5)	70,336,573	2.475%	—	70,336	2.475%
Peter Paulmann Koepfer(6)	*	*	—	*	*
Heike Paulmann Koepfer(7)	*	*	—	*	*
David Gallagher	—	—	—	—	—
Roberto Philipps	—	—	—	—	—
Cristián Eyzaguirre	—	—	—	—	—
Richard Büchi Buc	*	*	—	*	*
Julio Moura	—	—	—	—	—
Mario Valcarce	—	—	—	—	—
Jaime Soler	*	*	—	*	*
Rodrigo Larrain	—	—	—	—	—
Rodrigo Hetz	*	*	—	*	*
Carlos Mechetti	*	*	—	*	*
Andrés Artigas	*	*	—	*	*
Bronislao Jandzio	—	—	—	—	—
Patricio Rivas	*	*	—	*	*
Antonio Urete	*	*	—	*	*
Renato Fernandez	—	—	—	—	—
Carlos Madina	—	—	—	—	—
Ricardo Bennett	*	*	—	*	*
Total shares of common stock issued and outstanding	2,842,459,622	100.000%		2,842,459,622	100.0000%

(1)	Our principal shareholders do not have different voting rights than other shareholders. All holders of our shares of common stock are entitled to one vote per share of common stock in all shareholders’ meetings.

(2)	Inversiones Quinchamali Limitada is a Chilean company controlled by Horst Paulmann Kemna, our Chairman of the Board, who is the largest shareholder therein, with the remainder owned by members of the Paulmann family. Members of the Paulmann family include Horst Paulmann Kemna, Manfred Paulmann Koepfer, Peter Paulmann Koepfer and Heike Paulmann Koepfer. The address for Inversiones Quinchamali Limitada is Avenida Kennedy 9001, Piso 7, Las Condes, Santiago, Chile.
(3)	Inversiones Latadia Limitada is a Chilean company majority owned by Inversiones Quinchamali Limitada, with the remainder owned indirectly by members of the Paulmann family. Its address is Avenida Kennedy 9001, Piso 7, Las Condes, Santiago, Chile.
(4)	Inversiones Tano Limitada is a Chilean company majority owned by Inversiones Quinchamali Limitada, with the remainder owned by Inversiones Latadia Limitada and Horst Paulmann Kemna. Its address is Avenida Kennedy 9001, Piso 7, Las Condes, Santiago, Chile.
(5)	Horst Paulmann Kemna owns 2.475% of our shares of common stock directly and the remaining amount through direct and indirect ownership in Inversiones Quinchamali Limitada, Inversiones Latadia Limitada and Inversiones Tano Limitada. Horst Paulmann Kemna, our Chairman of the Board is the father of Heike Paulmann Koepfer and Peter Paulmann Koepfer, who both serve on our Board of Directors.
(6)	Peter Paulmann Koepfer owns 0.438% of our shares of common stock.
(7)	Heike Paulmann Koepfer owns 0.432% of our shares of common stock.
*	Represents beneficial ownership of less than one percent of ordinary shares outstanding.
**	Selling Shareholder.

TAXATION

General

This discussion does not constitute, and should not be considered as, legal or tax advice to prospective holders of our common shares or the ADSs. This discussion is for general information purposes only and is based upon the tax laws of Chile and the United States as in effect on the date of this prospectus, which are subject to change, and such changes may have retroactive effect. Holders of our common shares or the ADSs should consult their own tax advisors as to the Chilean, U.S. or other tax consequences of the purchase, ownership and disposition of our common shares or the ADSs, including, in particular, the effect of any foreign, state, municipal or local tax laws and their entitlement to the benefits, if any, afforded by any tax treaty to which Chile may be a party and which is in effect or is applicable.

The following summary contains a description of certain Chilean and U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares or the ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, hold or sell our common shares or the ADSs. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality or municipality or taxing jurisdiction other than certain laws of Chile and the United States.

As of this date, the United States and Chile have signed an income tax treaty that will enter into force once the treaty is ratified by both countries. Chile has ratified the treaty but there can be no assurance that the treaty will be ratified by the United States.

Chilean Tax Considerations

The following discussion relates to Chilean income tax laws presently in force and other applicable regulations, instructions and rulings, all of which are subject to change. The discussion summarizes the principal Chilean income tax consequences of an investment in common shares or the ADSs by a person who is neither domiciled in, nor a resident of, Chile or by a legal entity that is not organized under the laws of Chile and does not have a branch or permanent establishment located in Chile (such an individual or entity, a “foreign holder”). For purposes of Chilean tax law, an individual holder is a resident of Chile if such person has resided in Chile for more than six consecutive months in one calendar year or for a total of six months, whether consecutive or not, in two consecutive tax years. An individual holder is domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile (such purpose to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of his or her family to Chile). The discussion is not intended as tax advice to any particular investor, which can be rendered only in light of that investor’s particular tax situation.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE CHILEAN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES OR THE ADSS.

Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be established or amended by another statute. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change these rulings, regulations and interpretations prospectively. Chile has signed double taxation treaties under the Organization for Economic Cooperation and Development (“OECD”) model with several countries. Dividends we pay with respect to the common shares or the ADSs held by a foreign holder will be subject to a 35% Chilean withholding tax, which we will withhold and pay over to the Chilean tax authorities (“the Withholding Tax”). A credit against the

Withholding Tax is available based on the level of corporate income tax we actually paid on the taxable income to be distributed, to which the dividend is imputed (the “First Category Tax”). If we register net income but taxable losses, no credit against the Withholding Tax will be available. In addition, if we distribute less than all of our distributable income, the credit for First Category Tax we pay is proportionately reduced.

Even though an OECD treaty may apply, dividends will be subject to a 35% Withholding Tax as long as the First Category Tax is fully creditable against the Withholding Tax.

Currently, the First Category Tax rate is 24% for commercial year 2016, and will be 25.5% for commercial year 2017, and 27% for commercial year 2018 and onwards.

Dividend distributions will be subject to a 35% Withholding Tax. The First Category Tax paid will be fully creditable against the 35% Withholding Tax for foreign holders who are resident in a jurisdiction with which Chile has a treaty. For foreign holders who are resident in a jurisdiction without a treaty, only 65% of the First Category Tax paid will be creditable, thus the overall tax burden on dividends for such foreign holder will be 44.45%.

Foreign holders resident in a jurisdiction with which Chile has signed a treaty, but which is not yet in force will have a tax burden limited to 35% between January 1, 2017 and December 31, 2019.

Taxable Capital Gains

General Rules

The sale or disposition of ADSs representing shares by a foreign holder is not a taxable event in Chile, thus no Chilean tax is imposed on sale or disposition of ADSs.

Gain recognized on a sale or disposition of shares of common stock will be subject to both the First Category Tax and the Withholding Tax (the former being creditable against the latter) if:

•	the foreign holder has held the shares for less than one year since exchanging ADSs for shares or acquisition of the shares;

•	the foreign holder acquired and disposes of the shares in the ordinary course of its business or as a habitual trader of shares; or

•	the foreign holder and the purchaser of the shares are “related parties” or the former has an interest in the latter within the meaning of Article 17, Number 8, of the Chilean Income Tax Law.

Until December 31, 2016, in all other cases, the gain on the disposition of shares will be subject to a single tax with the same rate of the First Category Tax (currently imposed at a rate of 24%).

From January 1, 2017, the gain on any disposition of shares will be subject to a 35% tax. However, lower tax rates may apply by application of the provisions of a double taxation treaty in force.

Withholding obligations may affect foreign holders, in accordance with the regime applicable to the gain on a given disposition.

Exempt Capital Gains

Under Article 107 of the Chilean Income Tax Law, the gain recognized on the transfer of shares that have high presence in the stock exchange is not subject to capital gains tax in Chile, provided that the shares are transferred in a local stock exchange or within the process of a public tender of shares governed by the Securities Market Law. The shares must also have been acquired either in a stock exchange, within the process of a public tender of shares governed by the Securities Market Law, in an initial public offer of shares resulting from the formation of a corporation or a capital increase of the same, or in an exchange of convertible bonds.

Other Chilean Taxes

There are no Chilean inheritance, gift or succession taxes applicable to the sale, transfer or disposition of our common shares and the ADSs by a foreign holder, but such taxes may affect the heir or donee of our common shares or the ADSs. There is no Chilean stamp, issue, registration or similar taxes or duties payable by foreign holders of our common shares and the ADSs.

Withholding Tax Certificates

Upon request, we will provide to foreign holders appropriate documentation evidencing the payment of the Chilean withholding taxes.

Material U.S. Federal Income Tax Considerations

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect. It also is based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of acquiring, owning and disposing of shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold such securities. This discussion does not address any U.S. state or local, or non-U.S. tax consequences of the acquisition, ownership or disposition of shares or ADSs. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, or the Medicare tax on net investment income. The discussion applies only if the beneficial owner holds shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the beneficial owner’s particular circumstances. For instance, it does not describe all the tax consequences that may be relevant to:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a “straddle,” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons that own or are deemed to own ten percent or more of our stock; or

•	persons holding shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the shares or ADSs.

You are a “U.S. Holder” for purposes of this discussion if you are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, if a U.S. Holder owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rates, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that, and the Company believes that, the Company is not, and will not become, a passive foreign investment company (a “PFIC”), as described below.

U.S. Holders should consult their tax advisors with respect to their particular tax consequences of owning or disposing of shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Taxation of Distributions

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock, or rights to acquire common stock, will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

Subject to applicable limitations, the discussion below regarding the PFIC rules and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to a U.S. Holder that is not a corporation are taxable at a maximum rate of 20%. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. A U.S. Holder should consult its tax advisor to determine whether the favorable rate will apply to dividends it receives and whether it is subject to any special rules that limit its ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a U.S. Holder and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of its, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “—Chilean Tax Considerations”) withheld from dividends on shares or ADSs will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a U.S. Holder should consult its tax advisor regarding the availability of foreign tax credits in its particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such Chilean taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Shares or ADSs

The gain or loss a U.S. Holder realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the shares or ADSs for more than one year. The amount of a U.S. Holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “—Chilean Tax Considerations—Taxable Capital Gains”. If a Chilean tax is imposed on the sale or disposition of shares, and the U.S. Holder does not receive significant foreign-source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability.

Passive Foreign Investment Company Rules

Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current fiscal year or for future fiscal years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be considered a PFIC for any fiscal year. If we are a PFIC for any fiscal year, U.S. Holders (including certain indirect U.S. Holders) may be subject to adverse tax consequences, including the possible imposition of an interest charge on gains or “excess distributions” allocable to prior years in the U.S. Holder’s holding period during which we are determined to be a PFIC. If we are deemed to be a PFIC for a taxable year, dividends on our shares or ADSs would not be “qualified dividend income” eligible for preferential rates of U.S. federal income taxation. In addition, if we are a PFIC, U.S. Holders will generally be required to comply with annual reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to them.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders are required to report information to the IRS with respect to their investment in shares unless certain requirements are met. Investors who fail to report required information can become subject to substantial penalties. Prospective investors are encouraged to consult their tax advisors regarding the implications of this requirement on their investment in ADSs.

A U.S. Holder should consult its tax advisor with respect to the particular consequences to it of receiving, owning or disposing of shares or ADSs.

UNDERWRITING

The global offering consists of (i) an international offering of 14,905,977 common shares, in the form of ADSs, in the United States and elsewhere outside Chile and (ii) a Chilean offering of 155,645,274 shares of common stock, in the form of shares, inside Chile.

The Selling Shareholder is offering the ADSs described in this prospectus through J.P. Morgan Securities LLC, as sole underwriter (“J.P. Morgan”). J.P. Morgan Corredores de Bolsa SpA and Credicorp Capital S.A. Corredores de Bolsa are acting as global coordinators in connection with the global offering. We and the Selling Shareholder have entered into an international underwriting agreement with J.P. Morgan with respect to the ADSs being offered in the international offering. Subject to the terms and conditions of the international underwriting agreement, the Selling Shareholder has agreed to sell to J.P. Morgan, and J.P. Morgan has agreed to purchase, at the public offering price less the underwriting discounts and commissions to be paid to J.P. Morgan (not including the incentive fee or the advisory fee described below) set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name	Number of shares represented by ADSs	Number of ADSs
J.P. Morgan Securities LLC	14,905,977	4,968,659

J.P. Morgan is committed to purchase all the ADSs offered by the Selling Shareholder if it purchases any such ADSs.

The aggregate amount of common shares available in the global offering will be allocated between J.P. Morgan and the Chilean Placement Agents (as defined below) taking into account the orders received in the international offering and the Chilean offering.

In a process known as subasta de un libro de órdenes, all of the common shares in the global offering will be sold initially through a book auction on the Santiago Stock Exchange. In compliance with Chilean law and the rules of the Santiago Stock Exchange, such initial sale took place from July 11, 2016 until 2:00 p.m. (Santiago time) on July 14, 2016 (the “Offer Period”) and Credicorp Capital S.A. Corredores de Bolsa and J.P. Morgan Corredores de Bolsa SpA will act as Chilean placement agents (the “Chilean Placement Agents”). To purchase shares for purposes of the international offering, J.P. Morgan, will participate in the subasta de un libro de órdenes through J.P. Morgan Corredores de Bolsa SpA.

At the commencement of the Offer Period, acting through the Chilean Placement Agents, the Selling Shareholder will register this global offering of shares with the Santiago Stock Exchange and such registration will specify the offering characteristics and conditions (the “Offer Conditions”). In order to minimize arbitrage on the Offer Conditions, all or part of those characteristics and conditions may be declared confidential (“Confidential Conditions”) by the Chilean Placement Agents in accordance with notifications previously given to the Santiago Stock Exchange. The Confidential Conditions will be disclosed once the pricing and allocation process is finalized.

On the business day that the order book closes, the purchase price and allocations of the shares of our common stock will be determined by the Selling Shareholder, based on the demand for the shares of our common stock and certain other discretionary matters. On the business day immediately following, the Chilean Placement Agents, through the Santiago Stock Exchange, will formally award the shares of our common stock to those prospective purchasers who have complied with the Offer Conditions by process of the special auction described above. Pursuant to requirements under Chilean law, the Chilean Placement Agents, on behalf of the Selling Shareholder, will deliver the shares of our common stock against payment therefor on the second business day following the formal award of these shares to prospective purchasers pursuant to the special auction procedure. The shares of our common stock are expected to be ready for delivery through the book-entry system of the Depósito Central de Valores on or about July 19, 2016, which is T+2.

The shares awarded to J.P. Morgan will be deposited by the Chilean Placement Agents, on behalf of the Selling Shareholder, with The Bank of New York Mellon, the depositary (the “Depositary”) under our Deposit Agreement and the Depository will issue the ADSs representing the shares of common stock so deposited.

J.P. Morgan proposes to offer the ADSs directly to the public at the offering price set forth on the cover page of this prospectus. After the offering of ADSs in the international offering, the offering price and other selling terms may be changed by J.P. Morgan. Sales of shares or ADSs made outside of the United States may be made by affiliates of J.P. Morgan.

The underwriting fee is equal to the public offering price per ADS less the amount paid by J.P. Morgan to the Selling Shareholder per ADS. The underwriting fee is U.S.$0.0646 per ADS (or Ch$14 per share) (not including the incentive fee or the advisory fee described below).

The following table shows the per ADS, per share and total underwriting discounts and commissions to be paid to J.P. Morgan (not including the incentive fee or the advisory fee described below).

	Per ADS		ADSs(1)		Per share		Shares(2)
Public offering price	U.S.$	8.0700	U.S.$	40,097	CH$	1,750	CH$	26,085
Underwriting discounts and commissions(3)	U.S.$	0.0646	U.S.$	321	CH$	14	CH$	209
Proceeds, before expenses, to the Selling Shareholder	U.S.$	8.0054	U.S.$	39,776	CH$	1,736	CH$	25,877

*	Figures expressed in the table above reflect solely the international offering.
(1)	In thousands of U.S. dollars.
(2)	In millions of Chilean pesos.
(3)	Not including (i) the incentive fee of 0.2% of the gross proceeds of the global offering, or U.S.$917,054.90 and (ii) the advisory fee of 0.8% of the gross proceeds of the Chilean offering, or U.S.$3,347,621.58 that the Selling Shareholder has agreed to pay J.P. Morgan and its affiliates on the closing date. Of the total compensation to be paid to J.P. Morgan and its affiliates, including the incentive fee and the advisory fee, 15% will be allocated to J.P. Morgan Corredores de Bolsa SpA.

The maximum compensation for J.P. Morgan and its affiliates will also include (i) the incentive fee of 0.2% of the gross proceeds of the global offering, or U.S.$917,054.90 and (ii) the advisory fee of 0.8% of the gross proceeds of the Chilean offering, or U.S.$3,347,621.58 that the Selling Shareholder has agreed to pay J.P. Morgan and its affiliates on the closing date. Of the total compensation to be paid to J.P. Morgan and its affiliates, including the incentive fee and the advisory fee, 15% will be allocated to J.P. Morgan Corredores de Bolsa SpA. The fees and reasonable expenses of J.P. Morgan’s counsel paid by the Selling Shareholder shall not exceed U.S.$175,000 plus disbursements.

A prospectus in electronic format may be made available on the web site maintained by J.P. Morgan. J.P. Morgan may agree to allocate a number of ADSs for sale to its online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations.

We estimate that the total expenses of the international offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately U.S.$1.1 million .

The Selling Shareholder, Horst Paulmann (the Chairman of our board of directors) and certain of our other shareholders that are controlled by Horst Paulmann have entered into lock-up agreements with J.P. Morgan prior to the commencement of the international offering pursuant to which each of these persons or entities, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such holders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any such offer, sale, pledge or disposition; (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, (regardless of whether such transaction described in clauses (1) or (2) above is to be settled by the delivery of common shares or such other securities, in cash or otherwise); (3) make any demand for or exercise any right with respect to the registration of any of our common shares or any security convertible into or exercisable or exchangeable for our common shares; (4) vote to or take any action to instruct any of our directors to approve or publicly announce an intention to effect (A) any motion to hold an extraordinary meeting of our shareholders (Junta Extraordinaria de Accionistas) relating to any capital increase by us by means of the offering of any common stock, except for the issuance of common stock as dividends to our shareholders in the ordinary course of operations or (B) the issuance of any common stock, except for the issuance of common stock as dividends to our shareholders in the ordinary course of operations; (5) exercise or publicly announce an intention to exercise its right to request our board of directors to call an extraordinary meeting of our shareholders (Junta Extraordinaria de Accionistas) pursuant to Article 58 No. 3 of the Chilean Corporation Laws (Articulo 58 No. 3 de la Ley 18.046 de Sociedades Anonimas) relating to any capital increase by us by means of the offering of any common stock; or (6) vote or publicly announce an intention to vote in favor of any proposed capital increase by us by means of any offering of common stock, except for the issuance of common stock as dividends to our shareholders in the ordinary course of operations.

Such restrictions do not apply to: (i) shares of common stock in the form of ADSs to be sold in the international offering; (ii) shares of common stock to be sold in the Chilean offering; (iii) the exercise of an option or warrant or the conversion of certain securities; (iv) the transfer of shares of common stock to affiliates or immediate family members; (v) the transfer of shares of common stock as a bona fide gift; (vi) transactions related to shares of common stock acquired in certain open market transactions; (vii) the transfer of pledges of common stock securing indebtedness outstanding as of the date hereof (of which J.P. Morgan has been advised in writing) or the creation of new pledges resulting in the termination of such existing pledges, in each case in connection with any refinancing of such indebtedness, including such additional shares of common stock as may be required to be pledged to reflect mark-to-market adjustments under the terms of such transferred or new pledges, as the case may be; (viii) pledges of such additional shares of common stock as may be required to be pledged to reflect mark-to-market adjustments under the terms of pledges of common stock securing indebtedness outstanding as of the date hereof (of which J.P. Morgan has been advised in writing) and (ix) to the extent a limited liability company, the distribution of shares of common stock to members thereof; provided, that in the case of (iii), (iv), (v) and (ix) above, each optionee, transferee or donee, as applicable, must agree to be bound by the terms of the lock-up prior to such transfer.

We and the Selling Shareholder have agreed to indemnify J.P. Morgan against certain liabilities, including liabilities under the Securities Act of 1933.

Our ADSs are listed on the New York Stock Exchange under the symbol “CNCO” and our shares are listed on the Santiago Stock Exchange, the Bolsa Electronica de Chile and the Valparaiso Stock Exchange under the symbol “CENCOSUD.”

In connection with the international offering, J.P. Morgan may engage in stabilizing transactions, which involve making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while the international offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by J.P. Morgan of a greater number ADSs than it is required to purchase in the international offering, and purchasing ADSs on the open market to cover positions created by short sales. A short position is more likely to be created if J.P. Morgan is concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the international offering. To the extent that J.P. Morgan creates a short position, it will purchase ADSs in the open market to cover the position.

J.P. Morgan has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if J.P. Morgan purchases ADSs in the open market in stabilizing transactions or to cover short sales, it may be required to repay the underwriting discount it received.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If J.P. Morgan commences these activities, it may discontinue them at any time. J.P. Morgan may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling restrictions

General

Other than in the United States and the Chilean offering, no action has been taken by us, the Selling Shareholder or J.P. Morgan that would permit a public offering of the ADSs offered by this prospectus in any jurisdiction where action for that purpose is required. The ADSs offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such ADSs be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the international offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ADSs offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area, no offer of ADSs which are the subject of the offering has been, or will be made to the public in that Member State other than under the following exemptions under the Prospectus Directive:

a.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representative for any such offer; or

c.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs referred to in (a) to (c) above shall result in a requirement for the Company or J.P. Morgan to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ADSs is made or who receives any communication in respect of an offer of ADSs, or who initially acquires any ADSs will be deemed to have represented, warranted, acknowledged and agreed to and with J.P. Morgan and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ADSs acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of J.P. Morgan has been given to the offer or resale; or where ADSs have been acquired by it on behalf of any persons in any Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

We, J.P. Morgan and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

United Kingdom

J.P. Morgan has represented, warranted and agreed that,

a.	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom; and

b.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of such ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). Neither the German

Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the ADSs in Germany. Consequently, the ADSs may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the ADSs to the public in Germany or any other means of public marketing. the ADSs are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany. The offering does not constitute an offer to sell or the solicitation or an offer to buy the ADSs in any circumstances in which such offer or solicitation is unlawful.

Italy

The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (the “CONSOB”), in accordance with Italian securities legislation. Accordingly, the ADSs may not be offered or sold, and copies of this offering document or any other document relating to the ADSs may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the “Issuers’ Regulation”), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation, and provided, however, that any such offer or sale of the ADSs or distribution of copies of this offering document or any other document relating to the ADSs in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that the CONSOB may impose upon the offer or sale of the ADSs; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Netherlands

The ADSs may not, directly or indirectly, be offered or acquired in the Netherlands and this prospectus may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Portugal

No document, circular, advertisement or any offering material in relation to the ADSs has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários, the “CMVM”). No common shares may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the common shares as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the ADSs have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the common shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the ADSs in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the ADSs in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Spain

This offer of ADSs has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or “CNMV”) and, therefore, no ADSs may be offered, sold or distributed in any manner, nor may any resale of the ADSs be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of November 4, 2005, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to the ADSs have been or will be registered with the CNMV and therefore they are not intended for the public offer of the ADSs in Spain.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for the issuance of prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27ff of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs, the Company or the offering have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Argentina

The ADSs have not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. The ADSs may not be publicly distributed in Argentina. Neither we nor J.P. Morgan will solicit the public in Argentina in connection with this prospectus.

Brazil

The offer and sale of the ADSs will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of the ADSs have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, in Brazil is not legal without such prior registration. Documents relating to the offering of the ADSs, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the ADS is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of the ADSs to the public in Brazil.

Any offer of the ADSs is addressed to the addressee personally, upon such addressee’s request and for its sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without J.P. Morgan’s prior, express and written consent.

Colombia

The ADSs have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, nor will it be registered in the Colombian National Registry of Securities and Issuers or listed on a regulated securities trading system such as the Colombian Stock Exchange.

Mexico

The ADSs have not been registered with the National Securities’ Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, the “CNBV”), and may not be offered or sold publicly in Mexico.

This document is not intended to be publicly distributed to an undetermined person through mass media, nor to serve as an application for the registration of the securities in Mexico, nor as a prospectus for their public offering in said jurisdiction. This document is addressed to you under a private offering exception contained in article 8 of the Securities Market Law (Ley del Mercado de Valores, the “LMV”), for which you must comply with any of the following requirements:

(i)	you are either an institutional or qualified investor for purposes of Mexican law;

(ii)	you are a member of a group of less than 100 individually identified people to whom

The ADSs are being offered directly and personally; or (iii) you are an employee of the issuer and a beneficiary of an employees’ benefit plan of said issuer.

The LMV and CNBV regulations (along with other laws applicable in Mexico) define institutional investors as Mexican and foreign banks, broker dealers, insurance and bond companies, bonded warehouses, financial leasing companies, factoring companies and investment funds, private pension and annuities funds and foreign pension and investment funds. Such regulations also define qualified investors as individuals and corporations which maintain during the previous year investments in securities for an amount equal or similar to 1.5 million Mexican Unidades de Inversión or “UDIS” (approximately US$330,000) or that have obtained during the previous two years a gross income of at least 500,000 UDIS (approximately US$110,000) per year.

Peru

The ADSs will not be subject to a public offering in Peru and have not been and will not be registered with or approved by the Peruvian Superintendency of securities (Superintendencia del Mercado de Valores, the “SMV”), the Lima stock exchange or the BVL (Bolsa De Valores de Lima). Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the ADSs and therefore, the disclosure obligations set forth therein will not be applicable to the Company or the sellers of the ADSs before or after their acquisition by prospective investors. This prospectus and other offering materials relating to the offer of the ADSs are being supplied to those Peruvian investors who have expressly requested them. Such materials may not be distributed to any person or entity other than the intended recipients. Accordingly, the ADSs cannot be offered or sold in Peru, except if (i) such ADSs were previously registered with the SMV, or (ii) such offering is considered a private offering under the Peruvian securities laws and regulations of Peru. The Peruvian Securities laws establish, among other things, that an offer directed exclusively to Peruvian institutional investors qualifies as a private offering. In making an investment decision, institutional investors (as defined by Peruvian law) must rely on their own examination of the terms of the offering of the ADSs to determine their ability to invest in the ADSs. No offer or invitation to subscribe for or sell the ADSs or beneficial interests therein can be made in Peru except in compliance with the Peruvian securities laws.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), J.P. Morgan is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other relationships

J.P. Morgan and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, J.P. Morgan or its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

EXPENSES

The following table sets forth the estimated expenses to be paid by us in connection with the filing of this registration statement, which we anticipate to be reimbursed by the Selling Shareholder:

Expenses	Amount
Registration fees	U.S.$	41,171
Legal fees and expenses		465,000
Accounting fees and expenses		280,000
Printing fees and expenses		7,500
Miscellaneous expenses		300,000

Total	U.S.$	1,093,671

LEGAL MATTERS

We are being represented by Milbank, Tweed, Hadley & McCloy LLP with respect to legal matters of United States federal securities and New York State law. The international underwriter is being represented by Shearman and Sterling LLP with respect to legal matters of United States federal securities and New York State law. The validity of the shares of common stock offered pursuant to the international offering and certain legal matters as to Chilean law will be passed upon for us by Morales Besa y Cía. Ltda. and for the international underwriter by Carey y Cía. Ltda.

EXPERTS

Our Audited Consolidated Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores, Auditores y Compañia Limitada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation (sociedad anónima abierta) under the laws of Chile. Substantially all of our directors and officers named herein reside outside the United States (principally in Chile and Argentina). All or a substantial portion of our assets, and the assets of our directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by Morales Besa y Cía. Ltda., our external Chilean counsel, that no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of any such United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment for the payment of money in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts’ jurisdiction was not in conflict with theirs;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments specifically related to properties located in Chile, including the attachment of liens on such properties would violate Chilean law because such properties are located in Chile, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed CT Corporation Systems, with offices currently at 111 Eighth Avenue, 13th floor, New York, New York, 10011, as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.